UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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The Procter & Gamble Company

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Letter from our Chairman, President, and CEO

August 27, 2021

Fellow Procter & Gamble Shareholders:

I hope this year’s Proxy Statement finds you safe and well. The year we just completed was marked by uncertainty, volatility, and challenge, both for our Company and for many of us personally. Nevertheless, P&G people continued to step up and step forward to keep each other safe, to serve consumers, and to support communities around the world. Importantly, these priorities are completely congruent with our long-term strategic choices.

Our integrated strategy was delivering strong results before the crisis, it is serving us well during the pandemic, and we believe it will continue to serve us well after the crisis through a portfolio of daily-use categories where performance drives brand choice; superiority across product, package, brand communication, retail execution and value; productivity in all areas of cost and cash; constructive disruption in all facets of our operations; and a more agile, accountable, and empowered organization.

Because of the hard work of P&G people and the underlying momentum generated by our integrated strategy, our overall business remained strong. I invite you to read more about our results, our immediate priorities, and our long-term growth strategy in our 2021 Annual Report.

This volatile year has served as a pointed reminder that Corporate Citizenship—our collective Environmental, Social, and Governance (ESG) practices and impacts, together with the related activities and commitments we have made—cannot be something done on the side. It must be built into how we do business throughout the organization every day. As we have sought to be a force for good and a force for growth, the Board of Directors and its Committees remain actively engaged in this work, providing oversight and strategic guidance on our efforts.

We have also continued to increase our transparency about our Citizenship work and our impact. If you have not already, I invite you to visit our ESG for Investors website (www.pginvestor.com/esg), where we publish a variety of information and data about our practices and policies, including our workforce and Board demographic data, TCFD and SASB disclosures, Forestry Practices Report, and more. This broad work continues to be a significant focus for us, and its integration into our business reflects the importance that serving a broad set of stakeholder interests has to our strategy for long-term value creation.

As I prepare to step into the role of Executive Chairman on November 1, I look forward to continuing to serve the Company and its shareholders in a new capacity. And I have every confidence that Jon Moeller, who will succeed me as President and Chief Executive Officer, will continue to bring to bear his tremendous foresight, focus, and commitment to P&G, its people, and its shareholders as he leads the Company forward.

Thank you for your continued investment in and engagement with our Company. I look forward to sharing more with you during our annual meeting in October.

David S. Taylor

Chairman of the Board, President, and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 27, 2021

Fellow Procter & Gamble Shareholders:

It is my pleasure to invite you to this year’s annual meeting of shareholders. The meeting will take place on Tuesday, October 12, 2021, at 12:00 p.m. Eastern Daylight Time. To support the health and well-being of our employees and our shareholders, particularly given the continuing uncertainty of the COVID-19 pandemic and significant variations in local transmission and vaccination rates, this year’s meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/PG2021. At the meeting, our shareholders will be asked to:

☑	Elect the 12 Director nominees listed in the accompanying proxy statement;
☑	Ratify the appointment of the independent registered public accounting firm;
☑	Approve, on an advisory basis, the Company’s executive compensation (the “Say on Pay” vote);
☑	Vote on the shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and
☑	Transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on August 13, 2021 (the “record date”) are entitled to vote at the annual meeting and any postponement or adjournment thereof. Please see pages 2-6 for additional information regarding accessing the meeting and how to vote your shares. You do not need to attend the virtual meeting in order to vote your shares.

Your vote is important. Please vote your proxy promptly to ensure your shares are properly represented, even if you plan to join the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

We appreciate your continued confidence in our Company and look forward to your joining us virtually on October 12, 2021.

Deborah P. Majoras Chief Legal Officer and Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET IN ADVANCE Visit www.proxyvote.com.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.
BY TELEPHONE Call the telephone number on your proxy card, voting instruction form, or notice.	AT THE MEETING Attend the annual meeting virtually. See page 4 for additional details on how to attend.

The Company’s principal executive offices are located at 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202. These proxy materials are first being made available to our shareholders on August 27, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on October 12, 2021: This Notice of Annual Meeting, the Proxy Statement, and the 2021 Annual Report are available at www.proxyvote.com.

PROXY SUMMARY

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please carefully read the entire Proxy Statement before voting.

Voting Matters and Board Recommendations

	Voting Matter	Vote Standard	Board Vote Recommendation	See Page
Item 1	Election of Directors	Majority of votes cast	FOR EACH NOMINEE	7
Item 2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	79
Item 3	Advisory Vote on Executive Compensation	Majority of votes cast	FOR	80
Item 4	Shareholder Proposal – Inclusion of Non-Management Employees on Director Nominee Candidate Lists	Majority of votes cast	AGAINST	81

P&G’s Integrated Growth Strategy

Our integrated and mutually reinforcing strategies are the foundation for long-term, balanced growth and value creation.

We established our growth strategy long before the COVID-19 pandemic and the resulting health, economic, and societal challenges that the world still faces more than a year later. As we continue to focus on our immediate priorities—ensuring the health and safety of P&G people around the world, maximizing the availability of our products, and supporting communities, relief agencies, and the many people on the front lines of this pandemic—we remain committed to these strategic choices.

We believe they position P&G well to continue to serve the heightened needs and new behaviors of consumers and our retail and distributor partners.

Additional information about our Company performance and execution of these strategies can be found in our 2021 Annual Report and in this Proxy Statement beginning on page 35.

Our Director Nominees’ Diversity

The Board seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized experience. Further, the Board’s balanced tenure reflects its goal to achieve a blend of new and experienced Directors.

Average Age	Gender	Race/Ethnicity	Independence	Average Tenure	Refreshment
60 years	50%	33%	10/12	<6 years	42%
	6/12 are women	4/12 are racially/ethnically diverse	are independent		5/12 added in the last 2 years

2021 Proxy Statement i

PROXY SUMMARY

Our Director Nominees

You are being asked to vote on the election of the 12 Directors listed below. Additional information about each nominee’s background and experience can be found beginning on page 10.

Name	Position	Age	Board Tenure	Committee Memberships

B. Marc Allen(I)	Chief Strategy Officer and Senior Vice President of Strategy and Corporate Development at The Boeing Company	48	Appointed Feb. 2021	Audit I&T

Angela F. Braly(I)	Former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (now known as Anthem, Inc.)	60	11 years	Audit G&PR (Chair)

Amy L. Chang(I)	Former Executive Vice President and Executive Advisor at Cisco Systems, Inc.; Founder and Former Chief Executive Officer of Accompany, Inc.	44	4 years	Audit I&T

Joseph Jimenez(I)	Co-Founder and Managing Director of Aditum Bio; Former Chief Executive Officer of Novartis AG	61	3 years	C&LD I&T (Chair)

Christopher Kempczinski(I)	President and Chief Executive Officer of McDonald’s Corporation	52	—	†

Debra L. Lee(I)	Chair of Leading Women Defined Foundation; Former Chairman and Chief Executive Officer of BET Networks	67	1 year	C&LD G&PR

Terry J. Lundgren(I)	Operating Partner of Long-Term Private Capital, a BlackRock fund; Former Executive Chairman, Chairman of the Board and CEO of Macy’s, Inc.	69	8 years	C&LD (Chair) I&T

Christine M. McCarthy(I)	Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company	66	2 years	Audit C&LD

Jon R. Moeller	Vice Chairman and Chief Operating Officer of the Company	57	Appointed July 2021	None‡

David S. Taylor	Chairman of the Board, President and Chief Executive Officer of the Company	63	6 years	None‡

Margaret C. Whitman(I)	Former Chief Executive Officer of Quibi; Former President and Chief Executive Officer of Hewlett Packard Enterprise	65	10 years§	I&T

Patricia A. Woertz(I)	Former Chairman and Chief Executive Officer of Archer Daniels Midland Company	68	13 years	Audit (Chair) G&PR

(I) Independent

†The Board will determine Mr. Kempczinski’s Committee assignments upon his election.

‡Not on any Committees because the Committees are all comprised of independent Directors.

§In addition to her current term of ten years, Ms. Whitman previously served as a Director from 2003 to 2008.

C&LD	Compensation & Leadership Development
G&PR	Governance & Public Responsibility
I&T	Innovation & Technology

Our Director Nominees’ Skills and Experience

ii The Procter & Gamble Company

PROXY SUMMARY

Corporate Governance Highlights

BOARD STRUCTURE & COMPOSITION

Director Independence

•	10 of 12 Director nominees are independent
•	Four fully independent Board Committees

Board Leadership

•	Annual assessment and determination of Board leadership structure
•	Annual election of independent Lead Director if Chairman/CEO roles are combined or the Chairman is not independent
•	Lead Director has strong role and significant governance duties, including chairing regular executive sessions of independent Directors

Board Refreshment & Diversity

•	Balance of new and experienced Directors. More than half of incumbent Director nominees have tenures of 6 years or less, and average tenure is less than 6 years
•	Retirement age and term limit for Directors
•	8 of 12 Director nominees are women and/or ethnically diverse
•	Average age of Director nominees is 60

Evaluation & Effectiveness

•	Annual Board and Committee self-assessments
•	One-on-one reviews with individual Directors to ensure thoughtful, candid feedback
•	Annual independent Director evaluation of Chairman and CEO and continuous Director feedback

Director Engagement

•	Incumbent Directors attended about 98% of Board and Committee meetings combined in FY 2020-21
•	Board policy limits Director membership on other public company boards

Director Access

•	Directors have significant interaction with senior business leaders and access to other employees
•	Directors have ability to hire outside experts and consultants and to conduct independent investigations
•	Directors participate in focused sessions on emerging topics and visits to strategic Company operations globally (when travel and safety protocols permit)

     GOVERNANCE BEST PRACTICES

Clawback and Anti-Hedging and Pledging Policies

•	Clawback policy permits the Company to recoup certain compensation payments in the event of a significant restatement of financial results for any reason
•	Insider Trading Policy prohibits Directors, senior executives, and other designated employees from engaging in any pledging, short sales, or hedging investments involving Company stock (as described on page 26)

Share Ownership Requirements

•	CEO, senior executives, and Directors required to hold shares at multiples of their salaries or annual retainer
•	Any executive who has not met the requirements of the Executive Share Ownership Program is subject to the Share Holding Requirement for any net shares resulting from stock option exercises or settlement of PSUs or RSUs

Corporate Governance Principles

•	Policies consistent with the Investor Stewardship Group’s Corporate Governance Principles (as described on page 16)
•	Signatory to Commonsense Corporate Governance Principles 2.0

ESG Oversight and Reporting

•	Board oversight and ongoing engagement with senior executives on key matters, including cybersecurity (Audit Committee), organizational diversity and gender pay equity (C&LD Committee), and community impact, sustainability, and governance practices (G&PR Committee)
•	Company’s Citizenship Board, comprised of senior executives, directs the Company’s environmental, social, and governance programs
•	Publish annual Citizenship Report and interim updates on our ESG for Investors website, detailing Company’s Corporate Citizenship efforts across four key focus areas

2021 Proxy Statement iii

PROXY SUMMARY

SHAREHOLDER RIGHTS & ENGAGEMENT

Proxy Access

•	Proxy access for Director nominees, available to a shareholder, or group of up to 20 shareholders, holding 3% of Company’s common stock for at least 3 years
•	May nominate candidates for the greater of two seats or 20% of Board nominees

Special Meetings

•	Shareholder right to call special meetings

Board Accountability

•	Declassified Board — all Directors are elected annually
•	Simple majority voting standard for all uncontested Director elections

Board Engagement

•	Shareholder ability to contact Directors (as described on page 29)

iv The Procter & Gamble Company

PROXY SUMMARY

ESG: Board Oversight, Stakeholder Engagement, and Expanded Disclosures

P&G strives to be a force for good and a force for growth. We serve shareholders and investors and, in doing so, serve employees, business partners, suppliers, communities, governments, and the broader world around us. We have a responsibility to all our stakeholders, and we engage with them throughout the year on our efforts. Below are some highlights of our Board’s involvement in our ESG work, our conversations with stakeholders, and the ways we have expanded and enhanced our disclosures this year.

Board Oversight of ESG

The Board and its Committees are actively engaged in our environmental and social efforts, in addition to their critical governance oversight role. For example, this year:

•	The Governance & Public Responsibility (G&PR) Committee of the Board reviewed the Company’s final outcomes on our 2020 sustainability goals, progress and challenges on our Ambition 2030 goals, and strategies for closing gaps and accelerating progress. The full Board also examined the Company’s progress on these sustainability efforts as part of a recent update on our broader Citizenship platform. The G&PR Committee further engaged on the Company’s intention to publish a climate transition action plan.

•	The Board and its Compensation & Leadership Development (C&LD) Committee reviewed and discussed various facets of equality and inclusion throughout the year, including updates from the Company’s Chief Equality & Inclusion Officer on our equality and inclusion programs and progress as well as perspective from the Chief Human Resources Officer, Chief Legal Officer, and Chief
Brand Officer on matters including talent development, recruiting, succession planning, workplace policies and employee engagement, and external efforts to promote equality and inclusion in society.

•	The Board reviewed the outcomes of shareholder proposals presented at the 2020 Annual Meeting of Shareholders, which focused on our environmental and social efforts, and discussed with management the Company’s plans to make continued progress in these areas.

•	The Board received regular updates from management regarding the Company’s response to the COVID-19 pandemic, including efforts to protect employee safety, maintain business operations, and assist governments and communities. The Board discussed and provided input on these efforts.

In their oversight role, our Directors ask questions, probe our thinking, provide strategic input, and give guidance informed by their diverse skills and experiences. The Board’s engagement helps ensure that our efforts in these areas remain closely linked to our broader Company strategy in a way that serves our goal of balanced, long-term growth and value creation.

Stakeholder Engagement

In the summer and fall, we spoke with many of our shareholders, including most of our top 20, listening to their perspectives on our efforts, impact, and disclosures across several aspects of ESG. We also responded to inquiries received from other shareholders and stakeholders, sharing our work and approach and inviting further input.

In the winter and spring, we held follow up conversations with multiple stakeholders, including shareholders, sharing our planned actions and inviting additional feedback. We also continue to respond to inquiries and letters we receive from institutional shareholders, advocacy groups, and retail investors.

In our conversations and exchanges, we heard several themes, including:

•	Appreciation for our environmental efforts and encouragement to look for ways to make progress even more urgently.

•	Desire for continued reporting against frameworks like the Task Force on Climate-related Financial Disclosures (TCFD), CDP Climate, CDP Water, and SASB, with requests that we include CDP Forest.
•	Requests for making ESG-related information and data more accessible, understandable, and usable for investors.

•	Recognition of the Company’s active external voice on advancing equality and inclusion and requests for broader data sharing on our progress toward our equality and inclusion aspirations and on the composition of our workforce.

•	Desire for continued information on the Board’s active role in overseeing various aspects of our ESG work.

2021 Proxy Statement v

PROXY SUMMARY

As described further below and elsewhere in this Proxy Statement, this feedback helps inform our policies, practices, and disclosures.

Expanded Disclosures

We recognize that actions and progress do not always fully speak for themselves. Meaningful transparency is an important aspect of serving our investors and stakeholders. In response to stakeholder feedback and to help strengthen our broader efforts, we enhanced and expanded our ESG-related disclosures in several ways this year:

•	Launching an ESG for Investors site on our www.pginvestor.com/esg website, which gathers data and information across our various efforts into a single platform and allows for more frequent updates that complement our annual Citizenship Report, and proactively discussing feedback on the content with investors.

•	Publishing a broad set of workforce demographic information, including global gender representation and U.S. race/ethnicity representation across our Board, Global Leadership Council, Management, and non-exempt employees, as well as our most recently submitted EEO-1 Report. We further expanded this data in December to include information on our Management recruiting.
•	Refreshing our TCFD report, publishing a SASB index, and expanding our CDP survey participation to include CDP Forests.

•	Publishing a Forestry Practices Report, as requested by our shareholders, in which we assessed opportunities to increase the scale, pace and rigor of our efforts to eliminate deforestation and the degradation of intact forests in our supply chains and reported additional actions we are taking in this important area.

•	Announcing our plans to issue a climate transition action plan outlining our plans toward the long-term objective of net zero emissions for scope 1, 2, and elements of scope 3 emissions.

We will continue to engage with our many stakeholders as we look for opportunities to serve consumers and our communities, in the interests of our long-term shareholders and our many other stakeholders.

vi The Procter & Gamble Company

PROXY SUMMARY

Key Elements of FY 2020-21 Executive Compensation Program

We Received Strong Shareholder Support with 91.78% Say on Pay Support at the 2020 Annual Meeting. This vote is a positive endorsement of the Company’s executive compensation practices and decisions.

We Emphasize Pay for Performance. On average, 89% of the four main components of NEO compensation (Salary, Short-Term Achievement Reward (“STAR”), Long-Term Incentive Program (“LTIP”), and Performance Stock Program (“PSP”)) was performance-based. Of this, 67% was tied to long-term performance.

Consistent with our design principles, performance-based programs pay out at 100% when target goals are achieved. Payouts below 100% occur when target goals are not achieved, and payouts above 100% are possible when target goals are exceeded.

Payouts under these programs are based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that is the cornerstone of our compensation programs.

We Pay Competitively. The C&LD Committee structures executive compensation to be competitive with the targets for comparable positions at companies considered to be our peers, as described on pages 50-51.

We Focus on Long-Term Success. The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to Company performance: PSP and LTIP.

NEOs must meet significant share ownership and shareholding requirements. For FY 2020-21, the CEO must own shares of Company stock and/or RSUs (including granted Performance Stock Units) valued at a minimum of eight times salary. All other NEOs must own stock valued at a specific multiple of salary, depending on the NEO’s role.

CEO Compensation Highlights

Salary. Mr. Taylor’s annualized base salary increased to $1,800,000.

STAR Annual Bonus Program. Mr. Taylor’s STAR target remained at 200% of salary. His STAR payout was $6,570,000, which is approximately 183% of target.

Long-Term Incentive Programs. The C&LD Committee approved a long-term incentive award of $14,250,000 for Mr. Taylor. One half of the award value was delivered in the PSP. The remaining half is in the LTIP grant, which the C&LD Committee determined would be delivered as 65% stock options and 35% RSUs.

 ESG and Incentive Compensation

To reinforce our key commitments to ESG initiatives, the C&LD Committee elected at its August 2021 meeting to add an ESG Factor that will be applied to the STAR award for senior executives beginning in FY2021-22. The ESG Factor will adjust the Company

Factor portion of the STAR award as a multiplier in the range of 80% to 120%, based on an assessment of the Company’s progress toward certain long-term Equality & Inclusion and Environmental Sustainability goals. For more information, see page 48.

2021 Proxy Statement vii

GLOSSARY OF TERMS

Glossary of Terms

Commonly Used Terms in This Proxy Statement

C&LD	Compensation & Leadership Development

CEO	Chief Executive Officer

CFO	Chief Financial Officer

CHRO	Chief Human Resources Officer

CLO	Chief Legal Officer

COO	Chief Operating Officer

EDCP	Executive Deferred Compensation Plan

EGLIP	Executive Group Life Insurance Program

EPS	Earnings Per Share

FY	Fiscal Year

G&PR	Governance & Public Responsibility

I&T	Innovation & Technology

IRA	International Retirement Arrangement

IRP	International Retirement Plan

ISOP	International Stock Ownership Plan

LTIP	Long-Term Incentive Program

NEO	Named Executive Officer

NYSE	New York Stock Exchange

PSP	Performance Stock Program

PST	Profit Sharing Trust and Employee Stock Ownership Plan

PSU	Performance Stock Unit

RSU	Restricted Stock Unit

SEC	Securities and Exchange Commission

STAR	Short-Term Achievement Reward

TSR	Total Shareholder Return

2021 Proxy Statement 1

VOTING AND MEETING INFORMATION

Voting and Meeting Information

In connection with the Company’s 2021 annual meeting of shareholders, which will take place virtually on October 12, 2021, the Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice was mailed to Company shareholders beginning August 27, 2021, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board, is soliciting your proxy to vote your shares at the 2021 annual meeting of shareholders. We solicit proxies to give shareholders an opportunity to vote on matters that will be presented at the annual meeting. In the proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

1.	Who can vote?

You can vote if, as of the close of business on August 13, 2021, you were a shareholder of record of the Company’s:

•	Common Stock;
•	Series A ESOP Convertible Class A Preferred Stock; or
•	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock, including the Series A and Series B ESOP Convertible Class A Preferred Stock, gets one vote. On August 13, 2021, there were issued and outstanding:

•	2,428,315,667 shares of Common Stock;
•	29,378,895 shares of Series A ESOP Convertible Class A Preferred Stock; and
•	51,551,581 shares of Series B ESOP Convertible Class A Preferred Stock.

2.	How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

•	By Internet — You can vote via the Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on that website;
•	By Telephone — In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling (800) 690-6903 (toll-free) and following the instructions; or
•

By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

If you vote by proxy, your shares will be voted at the annual meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

If you are a participant in The Procter & Gamble Direct Stock Purchase Plan and/or The Procter & Gamble International Stock Ownership Plan, you can vote the shares of P&G common stock held for your account through any of the proxy voting options set forth above.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”):

If you are a participant in the NA Plans, you are the beneficial owner of the P&G shares allocated to your account and have the right to instruct the respective plan fiduciaries how to vote those shares. Please refer to the materials provided to you by the NA Plans for instructions and relevant deadlines. Unless otherwise

2 The Procter & Gamble Company

VOTING AND MEETING INFORMATION

required by the Employee Retirement Income Security Act of 1974, as amended, or other applicable law, the plan fiduciaries will vote shares of P&G stock as follows: if your properly signed and executed voting instructions are timely received, the plan fiduciaries will vote the shares allocated to your account as you instructed. If you do not provide voting instructions or your voting instructions are not properly signed and executed or if they are not timely received, the plan fiduciaries will vote the shares allocated to your account in direct proportion to the shares of the same class for which the respective plan fiduciaries timely received properly signed and executed voting instructions. The plan fiduciaries also will vote the shares held in trust that have not been allocated to any account in the same manner as shares that are allocated to accounts but for which voting instructions are not received.

For participants in The Procter & Gamble U.K. 1-4-1 Plan, The Procter & Gamble U.K. Share Investment Scheme and/or The Procter & Gamble Ireland Employee Stock Ownership Plan (the “UK and Ireland Plans”):

If you are a participant in the UK and Ireland Plans, you are the beneficial owner of the P&G shares allocated to your account, and you have the right to instruct the respective plan fiduciaries how to vote those shares. If you do not vote your shares, the plan fiduciaries will not submit a vote for your shares. Please refer to the materials provided to you by the UK and Ireland Plans for instructions and relevant deadlines.

See question 7 for an explanation of the difference between a “shareholder of record” and a “beneficial owner.”

3.	Can I change or revoke my vote after I return my proxy card?

Yes, shareholders of record may change or revoke their proxy at any time before it is exercised at the annual meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Monday, October 11, 2021, or by attending the virtual annual meeting and following the voting instructions provided on the meeting platform. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record (including shares held in the NA Plans or the UK and Ireland Plans) for changing or revoking your proxy. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting, which will replace any previous votes. Participants in the NA Plans or the UK and Ireland Plans will not be able to vote shares held in those plans during the meeting.

4.	Can I vote during the virtual annual meeting instead of voting by proxy?

Yes, shareholders of record may vote during the virtual annual meeting by logging into the meeting website and following the instructions provided on the meeting platform. If you are the beneficial owner of shares held in street name, you should refer to the voting instructions provided by your brokerage firm, bank, or other holder of record. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting. We encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting, even if you plan to attend the virtual annual meeting. Participants in the NA Plans and UK and Ireland Plans must provide timely voting instructions to their respective plan fiduciaries prior to the meeting, as detailed in their materials.

5.	What are the voting procedures and what vote is required for approval of proposals?

Election of Directors—As provided in the Company’s Amended Articles of Incorporation, each of the 12 nominees for Director who receives a majority of votes cast will be elected as a member of the Board. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for,” such nominee shall not be elected as a member of the Board. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for”

2021 Proxy Statement 3

VOTING AND MEETING INFORMATION

shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board. Within 90 days, the Board will decide after taking into account the recommendation of the Governance & Public Responsibility Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

All other proposals require the affirmative vote of a majority of shares participating in the voting on each proposal for approval. Abstentions and broker non-votes will not be counted as participating in the voting and will therefore have no effect.

6.	Who pays for the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $35,000, plus reasonable expenses. In addition, D.F. King and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email, or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning, and tabulating the proxies.

7.	What is the difference between a “shareholder of record” and a “beneficial owner” of shares held in street name?

You are the “shareholder of record” for any P&G shares that you own directly in your name in an account with P&G’s stock transfer agent, EQ Shareowner Services.

You are a “beneficial owner” of shares held in street name if your P&G shares are held in an account with a broker, bank, or other holder of record as custodian on your behalf, including shares held in the NA Plans or the UK and Ireland Plans. The broker, bank, or other holder of record is considered the shareholder of record of these shares, commonly referred to as holding the shares in “street name.” As the beneficial owner, you have the right to instruct the broker, bank, or other holder of record how to vote your P&G shares.

8.	How do I vote my P&G shares held in street name?

If your shares are held by a bank, broker, or other holder of record, you will receive voting instructions from the holder of record. Your broker is required to vote your shares in accordance with your properly submitted instructions.

9.	Can I attend the annual meeting in person?

To support the health and well-being of our employees and our shareholders, particularly given the continuing uncertainty of the COVID-19 pandemic and significant variations in local transmission and vaccination rates, this year’s meeting will be held exclusively online, with no option to attend in person. If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/PG2021 and use your 16-digit control number provided in the Notice or proxy card to log into the meeting. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. We encourage shareholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the annual meeting’s 12:00 p.m. EDT start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/PG2021.

4 The Procter & Gamble Company

VOTING AND MEETING INFORMATION

10.	Will I be able to ask questions and participate in the virtual annual meeting?

Shareholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the annual meeting by asking questions and voting their shares as outlined above.

To submit questions during the meeting, shareholders may log in to the virtual meeting website with their 16-digit control number and either:

•	type the question into the “Ask a Question” field on the meeting platform and click “Submit,” or
•	call the shareholder question telephone number listed on the meeting platform, provide their 16-digit control number, and enter the queue to ask a question.

Only shareholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a shareholder’s properly submitted question due to time constraints, we will respond directly to that shareholder using the contact information provided.

Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting on the meeting platform.

11.	What is the Record Date?

August 13, 2021 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and
•	vote at the meeting and any adjournments or postponements of the meeting.

12.	How is P&G distributing proxy materials?

On or about August 27, 2021, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of August 13, 2021, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Those who previously requested printed proxy materials or electronic materials on an ongoing basis will receive those materials as requested.

13.	Why were my proxy materials included in the same envelope as other people at my address?

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us toll-free at (800) 742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company Shareholder Services, c/o EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874, or by email at www.shareowneronline.com (click “Contact Us” under the “Email” section). We will promptly deliver a separate copy of the proxy materials in response to any such request. If, in the future, you do not wish to participate in householding, you should contact us at the above telephone number, address, or email.

2021 Proxy Statement 5

VOTING AND MEETING INFORMATION

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

YOUR VOTE IS IMPORTANT

Please vote your proxy promptly so your shares can be represented, even if you plan to attend the virtual annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be voted at the annual meeting by 11:59 p.m. Eastern Daylight Time on Monday, October 11, 2021.

6 The Procter & Gamble Company

ELECTION OF DIRECTORS

Election of Directors

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law and the Company’s Amended Articles of Incorporation, Code of Regulations, and By Laws of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as reflected through its policies and practices. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management.

Our Board of Directors nominated the 12 individuals listed on pages 10-15 for election at the 2021 annual meeting. All of the Director nominees, except Mr. Kempczinski, currently serve on the Board and all but Mr. Kempczinski, Mr. Allen, and Mr. Moeller were elected for a one-year term at the 2020 annual meeting. The current terms of the incumbent nominees for Director will expire at the 2021 annual meeting when their successors are elected, and the Board has nominated each of these individuals and Mr. Kempczinski for a one-year term that will expire at the 2022 annual meeting when their successors are elected. Mr. McNerney, Mr. Blake, and Mr. Peltz, who have each served the Company and its shareholders with distinction, including Mr. McNerney’s service as Lead Director since 2007, are not standing for re-election when their terms expire at the annual meeting in October.

Each of the Director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Director Skills, Qualifications, and Diversity

A strong Board is a critical component of a strong company.

As a global, diverse consumer products company, our leaders must embrace strong governance, epitomize the Company’s Purpose, Values, and Principles, and bring to bear the practical wisdom and seasoned judgment that comes from significant leadership skill and experience. As the summary on pages 8-9 provides in additional detail, the Director nominees bring a variety of these skills and experiences to the Board and reflect an appropriate combination of qualifications to represent and further the long-term interests of the Company’s shareholders.

In addition, meaningful skills and experiences are just one aspect of diversity that the Board highly values. Our Corporate Governance Guidelines set forth the minimum qualifications for Board members and specify that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized experience.” Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the Director nomination process.

The G&PR Committee oversees our Director nomination process and devotes substantial time, in conjunction with the Board, to prioritizing the Board’s needs and assessing potential candidates for both the short term and for longer-term Board refreshment. The G&PR Committee also ascertains whether the Director nominees (including any properly submitted shareholder nominees) fulfill the requirements of the Corporate Governance Guidelines.

For this year’s election, the Board has nominated 12 individuals who bring valuable and diverse skills, experiences, and characteristics to the Board. Their collective experience covers a wide range of geographies and industries. These 12 Director nominees range in age from 44 to 69. Six of these nominees, or 50%, are women, and four are racially/ethnically diverse. Further, our Board has a good balance of experienced and new Directors, with more than half our incumbent Director nominees having tenures of six years or less.

2021 Proxy Statement 7

ELECTION OF DIRECTORS

Our Director Nominees’ Combined Skills and Experience

Consumer Industry/Retail

Directors with experience serving consumers, particularly in the areas of marketing and selling products or services to consumers, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits.

Corporate Governance

Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company. This experience supports the Company’s goals of strong Board and management accountability, transparency, and protection of shareholder interests.

Digital, Technology, and Innovation

Directors with digital and technology experience help the Company understand the evolution of fast-paced technology, assess and respond to potential information security challenges, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance business operations, marketing, and selling. Additionally, innovation is one of the Company’s core strengths and is critical in helping us translate our consumer understanding into new and successful products. Directors with an understanding of innovation help the Company focus its efforts in this important area and track progress against strategic goals and benchmarks.

Finance

Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role. The Company employs several financial targets to measure its performance, and accurate financial reporting is critical to the Company’s legal compliance and overall success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

Government/Regulatory

Directors with government experience, whether as members of the government or through extensive interactions with government and government agencies, can recognize, identify, and understand the key issues the Company faces in an economy increasingly affected by the role of governments around the world. This experience is particularly helpful during current times of increased volatility and uncertainty in global politics and economics.

International

Directors who have worked in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices, and provide critical insight in light of the Company’s global scope and significant international revenues.

8 The Procter & Gamble Company

ELECTION OF DIRECTORS

Leadership, Strategy, and Risk Management

Directors with significant leadership experience over an extended period, including as chief executive officers, provide the Company with special insights. These individuals demonstrate a practical understanding of how large organizations operate, the importance of talent management, and the method of setting employee and executive compensation. They understand strategy, productivity, and risk management, and how these factors impact the Company’s operations and controls. Further, their own significant leadership skills and experiences enable them to help identify and develop other leaders.

Marketing

Directors with experience identifying, developing, and marketing new products, as well as identifying new areas for existing products, can positively impact the Company’s operational results, including by helping the Company understand and anticipate evolving marketing practices.

2021 Proxy Statement 9

ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each of the following Director nominees to hold office until the 2022 annual meeting of shareholders and until their successors are elected.

B. Marc Allen

DIRECTOR SINCE FEBRUARY 2021  •  AGE 48

Mr. Allen is Chief Strategy Officer and Senior Vice President of Strategy and Corporate Development at The Boeing Company (aerospace, commercial jetliners, and military defense systems), a position he has held since October 2020. He previously served as Senior Vice President and President, Embraer Partnership and Group Operations from April 2019 to October 2020 and as Senior Vice President and President, Boeing International from February 2015 to April 2019. Prior to these roles, Mr. Allen held several other senior positions at Boeing from 2007 to 2015, including responsibility for the operational and financial performance of Boeing’s wholly-owned customer finance subsidiary as President of Boeing Capital Corporation, responsibility for the company’s business in China as Chairman and President of Boeing (China) Co., Ltd., and leadership of the company’s international legal practice group as Vice President for Global Law Affairs and Boeing International General Counsel.

Mr. Allen brings a wealth of insight and practical expertise to the Board, including notable International experience gained from his leadership of significant international operations at Boeing. Further, his proven Leadership, Strategy, and Risk Management skills, developed over more than a decade of senior business and legal roles at Boeing, and most recently in his position as Chief Strategy Officer, allow Mr. Allen to provide thoughtful strategic counsel to the Company in matters as wide ranging as Financial oversight and Government/Regulatory affairs. In this regard, in addition to his tenure at Boeing, Mr. Allen draws upon his prior experience as a practicing attorney and as a law clerk for former U.S. Supreme Court Justice Anthony M. Kennedy.

Member of the Audit and Innovation & Technology Committees.

Angela F. Braly

DIRECTOR SINCE 2009  •  AGE 60

Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (a healthcare insurance company), now known as Anthem, Inc. She served as Chair of the Board from 2010 to 2012 and as President and Chief Executive Officer from 2007 to 2012. She previously served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005 to 2007, and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005. Ms. Braly is also a co-founder of The Policy Circle, a nonprofit organization promoting civic engagement and public policy thought leadership among women. Ms. Braly has been a Director of Brookfield Asset Management since 2015 and of ExxonMobil Corporation since 2016. She was a Director of Lowe’s Companies, Inc. from 2013 to 2021.

Ms. Braly’s diverse Leadership, Strategy, and Risk Management experience at WellPoint enables her to provide valuable insight about risk management and governance matters, particularly as it pertains to the Consumer Industry/Retail sector, to the Board. Additionally, her role as General Counsel and Chief Public Affairs Officer for WellPoint, where she was responsible for the company’s government relations, public policy development, social responsibility, and corporate governance initiatives, her experience on other public company boards, and her ongoing engagement in public policy matters enable her to bring significant Corporate Governance expertise and Government/Regulatory skills to the Board, which is critical during current times of political and economic uncertainty.

Chair of the Governance & Public Responsibility Committee and member of the Audit Committee.

10 The Procter & Gamble Company

ELECTION OF DIRECTORS

Amy L. Chang

DIRECTOR SINCE 2017  •  AGE 44

Ms. Chang is a former Executive Vice President at Cisco Systems, Inc. (a networking technology company), where she served as Executive Vice President and Executive Advisor from 2020 to 2021 and as General Manager of Cisco’s Collaboration Technology Group from 2018 to 2020. She is the founder and former Chief Executive Officer of Accompany, Inc. (a relationship intelligence company), a position she held from 2013 to 2018. She previously held positions of increasing responsibility at Google, Inc. from 2005 to 2012, most recently serving as Global Head of Product, Google Ads Measurement and Reporting. Prior to joining Google, she held product management and strategy positions at eBay, Inc. and served as a consultant with McKinsey & Company, specializing in semi-conductors, software, and services. Ms. Chang has been a Director of The Walt Disney Company and of Marqeta (payment card issuing) since 2021. She was a Director of Cisco Systems, Inc. from 2016 to 2018, of Informatica from 2012 to 2015, and of Splunk, Inc. from 2015 to 2017, and was a member of Target Corporation’s Digital Advisory Council from 2013 to 2016. She also serves on the executive committee for USCF Health and on the Stanford School of Engineering Dean’s Advisory Council.

Ms. Chang’s extensive Digital, Technology, and Innovation and Marketing experience, both as a digital startup founder and as head of product at Google Analytics, enables her to provide unique and important insights to the Board about digital industry trends, evolving marketing practices and data analytics, with particular application to the Consumer Industry/Retail space. Additionally, as a former Cisco executive, with experience running a global team at an enterprise with a significant global footprint and supply chain, and as the founder and CEO of a digital startup company, Ms. Chang’s Leadership, Strategy, and Risk Management experience in a fast-paced environment gives her critical perspective on understanding consumers and driving innovation.

Member of the Audit and Innovation & Technology Committees.

Joseph Jimenez

DIRECTOR SINCE 2018  •  AGE 61

Mr. Jimenez is Co-Founder and Managing Director of Aditum Bio (a biotech venture fund). He is the former Chief Executive Officer of Novartis AG (global healthcare company), a position he held from 2010 to 2018. Prior to this role, he held several senior positions at Novartis from 2007 to 2010, including Division Head, Novartis Pharmaceuticals, and leadership of the company’s Consumer Health Division. Mr. Jimenez was an Advisor to the Blackstone Group L.P. from 2006 to 2007. He also held various leadership roles at H. J. Heinz Company (packaged food) in Europe and North America from 1999 to 2006, including Executive Vice President, President, and CEO of Heinz Europe from 2002 to 2006 and President and CEO of H.J. Heinz Company North America from 1999 to 2002. Mr. Jimenez also held several leadership positions at ConAgra Foods (packaged food) from 1993 to 1998. Mr. Jimenez has been a Director of General Motors since 2015. He was a Director of Colgate-Palmolive from 2010 to 2015.

Mr. Jimenez has a strong track record of strategic Digital, Technology, and Innovation expertise, particularly in the healthcare business, one of the Company’s key sectors. He is recognized for his innovation pipeline development while serving as CEO of Novartis and brings to the Board deep skills and experiences in Leadership, Strategy, and Risk Management in both healthcare and the Consumer Industry/Retail segment more broadly. In addition, not only does Mr. Jimenez offer critical International perspective gained from his multiple leadership roles outside the United States, he provides the Board with unique perspective on adapting and innovating business models in a dynamic external environment. This extensive experience across the consumer products and healthcare industries enables him to meaningfully advise the Board and management on commercial, innovation, Marketing, and strategic issues.

Chair of the Innovation & Technology Committee and member of the Compensation & Leadership Development Committee.

2021 Proxy Statement 11

ELECTION OF DIRECTORS

Christopher Kempczinski

DIRECTOR NOMINEE  •  AGE 52

Mr. Kempczinski is President and Chief Executive Officer of McDonald’s Corporation (restaurant operator and franchisor), a position he has held since 2019. He previously served as President, McDonald’s USA from 2017 to 2019 and as Executive Vice President – Strategy, Business Development and Innovation from 2015 to 2016. Before joining McDonald’s, Mr. Kempczinski held several leadership roles at The KraftHeinz Company (packaged food), including Executive Vice President of Growth Initiatives and President of Kraft International from 2014 to 2015; President of Kraft Canada from 2012 to 2014; and Senior Vice President – U.S. Grocery from 2008 to 2012. Mr. Kempczinski began his career in brand management at P&G and was also a strategy consultant at The Boston Consulting Group. He has served as a Director of McDonald’s since 2019.

Mr. Kempczinski’s considerable experience in Consumer Industry/Retail, as a leader in both the consumer packaged food and the dynamic quick-service restaurant industries, will enable him to bring relevant and actionable insights, including valuable Marketing and brand building perspective, to the Board. He has further demonstrated his skills in Digital, Technology, and Innovation in his leadership of global strategy and innovation at McDonald’s and key role in accelerating growth through innovation at the company. Further, Mr. Kempczinski’s recognized Leadership, Strategy, and Risk Management abilities have allowed him to guide McDonald’s through the dynamic operating challenges posed by the pandemic and will be highly valuable to the Board as it oversees the Company’s long-term growth and operating strategy.

Debra L. Lee

DIRECTOR SINCE 2020  •  AGE 67

Ms. Lee is Chair of Leading Women Defined Foundation (a nonprofit education and advocacy organization), which she founded in 2009. Previously, she served as Chairman and Chief Executive Officer of BET Networks (a media and entertainment subsidiary of Viacom, Inc.) from 2006 to 2018. Ms. Lee joined BET Networks in 1986, serving as President and Chief Executive Officer from 2005 to 2006, President and Chief Operating Officer from 1995 to 2005, and Executive Vice President and General Counsel from 1986 to 1995. She has been a Director of Marriott International, Inc. since 2004 and of Burberry Group plc and AT&T, Inc. since 2019. She previously served as a Director of Revlon, Inc. from 2006 to 2015, WGL Holdings, Inc. from 2000 to 2018, and Twitter, Inc. from 2016 to 2019.

Ms. Lee brings a depth of Leadership, Strategy, and Risk Management experience to the Board, gained through her long-tenured leadership of BET Networks and her service on numerous public company boards. As a result of her experience and service, her depth and breadth of knowledge on matters of Corporate Governance allows her to provide the Board with valuable perspective on oversight and accountability in a dynamic operating environment. Further, Ms. Lee’s more than 30 years of experience as an executive in the media industry, along with her broad board experience, provide her with extensive Marketing and Consumer Industry/Retail skills, which are particularly valuable as the Company seeks to further evolve its media strategy.

Member of the Compensation & Leadership Development and Governance & Public Responsibility Committees.

12 The Procter & Gamble Company

ELECTION OF DIRECTORS

Terry J. Lundgren

DIRECTOR SINCE 2013  •  AGE 69

Mr. Lundgren is an Operating Partner of Long-Term Private Capital (a BlackRock private equity fund) and the former Chairman and Chief Executive Officer of Macy’s, Inc. (a national retailer that includes Macy’s, Bloomingdale’s, and Blue Mercury, and operates one of the largest online retail businesses in the U.S.), a position he held from 2003 to 2017. Mr. Lundgren then served as Executive Chairman and Chairman of the Board of Macy’s, Inc. from 2017 to 2018. From 2003 to 2014, he also held the title of President of the company. He was a Director of Kraft Foods Group from 2012 to 2015. Earlier in his career, Mr. Lundgren was Chairman and CEO of Neiman Marcus.

Mr. Lundgren has extensive Marketing experience, including merchandising, digital and in-store execution, as well as Leadership, Strategy, and Risk Management experience, which he garnered from over 35 years working in the retail Consumer Industry, including 20 combined years as CEO of Neiman Marcus and subsequently Macy’s. During his tenure at Macy’s, Mr. Lundgren also gained significant experience in acquisitions and integration. His extensive retail career enables him to contribute his deep knowledge of the evolving consumer and retail landscape, plus his broad experience with dynamic marketing practices, including digital marketing, to the Board.

Chair of the Compensation & Leadership Development Committee and member of the Innovation & Technology Committee.

Christine M. McCarthy

DIRECTOR SINCE 2019  •  AGE 66

Ms. McCarthy is Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company (a global entertainment company), a position she has held since 2015. Prior to her appointment as CFO, she held positions of increasing responsibility at Disney, serving as Executive Vice President, Corporate Real Estate, Alliances and Treasurer from 2005 to 2015, after joining Disney as Senior Vice President and Treasurer in 2000. Ms. McCarthy previously served as Executive Vice President and Chief Financial Officer of Imperial Bancorp from 1997 to 1999. From 1981 to 1996, she held various positions at First Interstate Bank, rising to be Executive Vice President, Finance in 1993.

Ms. McCarthy’s more than 30 years of experience in Finance, including service as CFO of The Walt Disney Company, enable her to contribute to the Board her extensive understanding of complex financial analysis and reporting for a global, consumer-facing company. In addition, her experience at Disney affords her valuable perspective on the Consumer Industry and long-term brand building. Further, Ms. McCarthy’s oversight of Disney’s worldwide finance organization, which includes corporate strategy, brand and franchise management, corporate alliances, enterprise controllership, enterprise social responsibility, enterprise technology, investor relations, risk management, tax, and treasury, provides her with extensive Leadership, Strategy, and Risk Management skills and valuable Corporate Governance experience.

Member of the Audit and Compensation & Leadership Development Committees

2021 Proxy Statement 13

ELECTION OF DIRECTORS

Jon R. Moeller

DIRECTOR SINCE JULY 2021  •  AGE 57

Mr. Moeller is Vice Chairman and Chief Operating Officer of the Company. In November 2021, he will assume the role of President and Chief Executive Officer. Mr. Moeller has been Vice Chairman and Chief Operating Officer since 2021 and previously served as Vice Chairman, Chief Operating Officer, and Chief Financial Officer from 2019 to 2021, as Vice Chairman and Chief Financial Officer from 2017 to 2019, and as Chief Financial Officer from 2009 to 2017. As the Company’s Chief Operating Officer, Mr. Moeller has responsibility for P&G’s Enterprise Markets, which include Latin America, India, the Middle East, Africa, Southeast Asia, and Eastern Europe. He also leads the Company’s Investor Relations, Information Technology, Global Business Services, Sales, Market Operations, Purchasing, Manufacturing, and Distribution efforts. Prior to his role as Chief Financial Officer, Mr. Moeller held leadership positions in various categories, sectors, and regions, including China, and has led significant merger and acquisition efforts in line with the Company’s portfolio optimization strategy. From 2011 to 2018, Mr. Moeller was a Director of Monsanto Company (agricultural products), where he chaired the Audit Committee.

Mr. Moeller has significant and recognized Financial expertise and extensive Leadership, Strategy, and Risk Management skills and experience, which he has built over his nearly 33 years with the Company. In that time, he has both developed and executed global strategy, served as a key member of senior management, and led numerous, complex transactions and initiatives. Mr. Moeller has also held leadership positions in many of the Company’s global categories, including Beauty Care, Health Care, and Feminine Care, affording him meaningful Consumer Industry/Retail understanding. His International work and responsibility, including oversight of the Company’s Enterprise Markets, complements this perspective, affording him critical insight on P&G’s operations and strategic efforts around the globe.

David S. Taylor

DIRECTOR SINCE 2015  •  AGE 63

Mr. Taylor is Chairman of the Board, President and Chief Executive Officer of the Company. In November 2021, he will assume the role of Executive Chairman of the Board. He has been President and CEO since 2015 and was elected Chairman of the Board in 2016. Mr. Taylor joined the Company in 1980 and, since that time, has held numerous positions of increasing responsibility in North America, Europe, and Asia in virtually all of the Company’s core businesses. Prior to becoming CEO, Mr. Taylor’s roles included Group President-Global Beauty, Grooming & Health Care, Group President-Global Health & Grooming, Group President-Global Home Care, and President-Global Family Care. He also played a key role in the design of P&G’s portfolio optimization strategy and has been leading the company through a transformation since 2015. Mr. Taylor also serves as the Chairman of The Alliance to End Plastic Waste, an initiative to advance solutions to eliminate unmanaged plastic waste in the environment. Mr. Taylor has been a Director of Delta Airlines since 2019.

Mr. Taylor is a proven leader with more than 41 years of experience across many of P&G’s core categories, functions, and markets. Mr. Taylor has uniquely broad experience, having begun his career at P&G gaining more than a decade of valuable hands-on supply chain and operations experience, including a role as plant manager of the Company’s largest manufacturing facility. His subsequent transition to and more than twenty years of experience in marketing and general management roles provided Mr. Taylor with vast Marketing, Innovation and Consumer Industry/Retail expertise, and his assignments living in Asia and Europe, along with global management across the Company’s businesses, have given him an International perspective. All of these experiences, together with his significant Leadership, Strategy, and Risk Management skills and robust knowledge of the Company, enable him to provide valuable insight to and leadership of the Board and the Company.

14 The Procter & Gamble Company

ELECTION OF DIRECTORS

Margaret C. Whitman (Meg)

DIRECTOR SINCE 2011  •  AGE 65

Ms. Whitman is the former Chief Executive Officer of Quibi (mobile media), a position she held from 2018 to 2021. She was President and Chief Executive Officer of Hewlett Packard Enterprise (a multinational information technology enterprise) from 2015 to 2017 and Chief Executive Officer from 2017 to 2018. Prior to her role at Hewlett Packard Enterprise, she was President and Chief Executive Officer of Hewlett-Packard Company from 2011 to 2015, as well as Chairman of the Board from 2014 to 2015. She served as President and Chief Executive Officer of eBay Inc. from 1998 to 2008. Since 2021, Ms. Whitman has been a Director of General Motors and a Director of Lead Edge Growth Opportunities, Ltd. (a blank check company). She served as a Director of Dropbox from 2017 to 2020, Hewlett Packard Enterprise from 2015 to 2018, DXC Technology in 2017, and Zipcar, Inc. from 2011 to 2013 and as Chairman of the Board of HP Inc. from 2015 to 2017. Ms. Whitman also served as a Director of the Company from 2003 to 2008, having resigned in preparation for her 2010 California gubernatorial bid.

Ms. Whitman’s roles as CEO of Hewlett Packard Enterprise, Hewlett-Packard Company, and eBay provide her extensive Consumer Industry/Retail and Digital, Technology, and Innovation experience, enabling her to contribute valuable perspective to the Board in these areas. In addition, her service on numerous public company boards affords her practical knowledge and understanding of Corporate Governance. Ms. Whitman also uses her considerable Leadership, Strategy, and Risk Management experience gained through both her past management roles and her entrepreneurial work with start-up companies to provide the Board with significant insight into the Company’s priorities and strategic plans for growth.

Member of the Innovation & Technology Committee.

Patricia A. Woertz (Pat)

DIRECTOR SINCE 2008  •  AGE 68

Ms. Woertz is the former Chairman of the Board and Chief Executive Officer of Archer Daniels Midland Company (“ADM”) (agricultural origination and processing), where she joined in 2006 as Chief Executive Officer and President and was named Chairman in 2007. Ms. Woertz retired as Chief Executive Officer of ADM in 2015 and as Chairman in 2016. Prior to joining ADM, Ms. Woertz was with Chevron Corp. for 29 years and retired as EVP Global Downstream. She began her career as a certified public accountant with Ernst & Ernst. Ms. Woertz has been a Director of 3M Company since 2016. She was a Director of Royal Dutch Shell plc from 2014 to 2017.

With broad executive experience at Chevron and ADM, including as CEO of ADM, and having started her career as a CPA, Ms. Woertz contributes a valuable mix of International and Marketing experience and Finance expertise, enabling her to provide critical perspective on operational and financial aspects of the Company, including accounting and corporate finance matters. Additionally, Ms. Woertz’s experience as an executive of public companies and a director on other public company boards provides her with significant Leadership, Strategy, and Risk Management skills and Corporate Governance experience from which she draws to provide a broad perspective on governance matters and issues facing public companies.

Chair of the Audit Committee and member of the Governance & Public Responsibility Committee.

2021 Proxy Statement 15

CORPORATE GOVERNANCE

Corporate Governance

The Company’s Purpose, Values, and Principles (our PVPs) are the foundation of everything we do, including Corporate Governance. We believe that strong governance practices contribute to better results for shareholders. As described below, we maintain governance principles, policies, and practices that support Board and management accountability and serve the best interests of our Company, our shareholders, and other stakeholders.

Corporate Governance Overview

We have evaluated the Company’s governance practices against the Corporate Governance Principles published by the Investor Stewardship Group (“ISG”), a collective of some of the largest U.S.-based institutional investors and global asset managers, and found they were highly consistent. P&G’s strong corporate governance policies and practices are disclosed throughout this proxy statement, but the following table highlights some of the key ways that P&G’s governance practices are consistent with ISG’s Corporate Governance Principles. Overall, we believe our approach to governance strengthens the Board’s ability to provide meaningful oversight, review, and counsel to the Company, as it acts on behalf of all of our shareholders.

ISG Principles	P&G Practice

Principle 1
Boards are accountable to shareholders.

•  Annual Board self-assessments

•  Declassified Board – all Directors elected annually

•  Proxy access for Director nominees

•  Individual Directors tender resignation if they fail to receive majority of votes cast

•  No poison pill

•  Extensive disclosure of corporate governance and Board practices

Principle 2
Shareholders should be entitled to voting rights in proportion to their economic interest.	• One share, one vote • No disparate voting rights

Principle 3
Boards should be responsive to shareholders and be proactive in order to understand their perspectives.

•  Directors available for shareholder engagement

•  Shareholder outreach process

•  Disclose key actions taken in response to shareholder feedback, including shareholder votes on proposals at the annual meeting

Principle 4
Boards should have a strong, independent leadership structure.	• Annual review and determination of leadership structure • Independent Lead Director if Chairman not independent • Lead Director has robust role and significant duties

Principle 5
Boards should adopt structures and practices that enhance their effectiveness.

•  10 of 12 Director nominees are independent

•  All 4 Committees fully independent

•  Approximately 98% average attendance by incumbent Directors at Board and Committee meetings in FY 2020-21

•  Specified retirement age and term limits for Directors

Principle 6
Boards should develop management incentive structures that are aligned with the long-term strategy of the company.

•  Board oversees executive compensation programs to align with long-term strategy of the Company

•  Combination of short- and long-term performance goals

•  Executive share ownership program and equity holding requirements

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Shareholder Engagement

We value our relationships with all of our shareholders. Engagement with shareholders builds mutual understanding and a basis for progress, and the input we receive from them impacts and informs our corporate practices. In general, we approach shareholder engagement through a cycle of:

•	Outreach and Engagement

Senior management, our investor relations team, and subject matter experts from the Company maintain a year-round dialogue with investors to gain their perspectives on current issues and address any questions or concerns, and we make our Directors available for engagement with shareholders when appropriate. These engagements cover a variety of topics, including corporate strategy, risk oversight, corporate governance, sustainability practices, executive compensation, and human capital.

•	Review and Evaluation

We assess the feedback we receive from investors and share it with senior management and the Board. We also discuss key aspects with the appropriate Board Committee, reviewing, for example, compensation-related comments and questions with the C&LD Committee and input regarding corporate governance or environmental sustainability matters with the G&PR Committee.

•	Updates and Action

We consider feedback received as we update our policies, practices, and disclosures. For example, in direct response to feedback we received, this year we launched an ESG for Investors site on our investor relations website, making relevant ESG data and information available to investors and other stakeholders in a single location with updates that complement the highlights and impacts detailed in our annual Citizenship Report.

We will continue our shareholder engagement during FY 2021-22, including participation at analyst meetings and conferences. The Company’s top 100 institutional shareholders collectively own over 50% of the Company’s outstanding shares of common stock, and we generally focus our proactive shareholder outreach efforts on these shareholders. We conduct meetings with institutional shareholders in person, via telephone calls, and one-on-one at conferences throughout the year. We also routinely respond to individual shareholders and other stakeholders who provide feedback about our business.

We remain committed to these ongoing discussions and welcome feedback from all shareholders, who can reach our Investor Relations team by calling (513) 945-6941 or visiting www.pginvestor.com or contact our Directors or executive officers as described on page 29.

The Board’s Leadership Structure

The Company’s Board retains discretion to determine whether the same individual should serve as both Chief Executive Officer (“CEO”) and Chairman of the Board or whether the roles should be separated. This approach allows the Board to use its considerable experience and knowledge to elect the most qualified Director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when appropriate, as the roles have been in previous periods.

The Board regularly considers this discretionary structure and whether to combine or separate the roles, depending on which leadership structure best serves the Company and its shareholders. The Board believes this discretion, including the flexibility to make this determination at any given point, best enables it to promote the long-term interests of the Company and its shareholders.

During its annual evaluation of its leadership structure in June, the Board was also considering plans to carry out the upcoming CEO succession. Upon recommendation of the G&PR Committee, the non-employee Directors of the Board concluded that the Board should retain its current combined Chairman and CEO leadership structure for the remainder of Mr. Taylor’s tenure as CEO. The Board believes that this combined structure allows Mr. Taylor to provide critical leadership and focus during this important transition period.

In July, when the Board elected Mr. Moeller to the role of President and Chief Executive Officer, effective November 1, 2021, the Board determined it was in the best interests of the Company and its shareholders to separate the roles of CEO and Chairman effective as of that same date. Accordingly, the non-employee Directors elected Mr. Taylor

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Executive Chairman of the Board, effective November 1, 2021. This action continues the Company’s past practice of retaining a prior CEO as the Chairman for a transition period. Splitting the roles for this time allows Mr. Taylor to provide important continuity of Board leadership and strategic oversight, while Mr. Moeller can focus on transitioning into his role as the Company’s new CEO, executing the Company’s strategies, and managing the global organization. As CEO, Mr. Moeller will report to the Board and, given his appointment as a Director, will attend all Board meetings. The Board believes that Mr. Taylor and Mr. Moeller, who have worked collaboratively for several years, will continue to work collaboratively with the Board through this CEO transition. The Board retains its discretion to combine the Chairman and CEO roles in the future, depending on which leadership structure best serves the long-term interests of the Company and its shareholders at that time.

Lead Independent Director

When the Board determines that the same individual should hold the positions of CEO and Chairman of the Board or if the Chairman of the Board is not independent, the independent Directors of the Board elect for an annual term a Lead Director from among the independent Directors. The Lead Director role is significant, with responsibilities consistent with accepted best practices, including:

•	Preside at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board
•	Lead regular executive sessions of the independent Directors
•	Provide input to and approve agendas for the Board meetings and information sent to the Board
•	Approve meeting schedules to assure sufficient time for discussion of all agenda items
•	Call special meetings of the Board as necessary to address important or urgent Company issues
•	Call meetings of the non-employee and/or independent Directors, with appropriate notice
•	Advise the G&PR Committee and the Chairman of the Board on the membership of the various Board Committees and the selection of Committee chairpersons
•	Advise the Chairman of the Board on the retention of advisors and consultants who report directly to the Board
•	Advise the Chairman of the Board and CEO, as appropriate, on issues discussed at executive sessions of non-employee and/or independent Directors
•	Review with the CEO, throughout the year, the non-employee Directors’ ongoing evaluation of and feedback on the CEO’s performance
•	Serve as principal liaison between the non-employee and/or independent Directors, as a group, and the Chairman of the Board and CEO, as necessary
•	Serve when necessary and appropriate, after consultation with the Chairman of the Board and CEO, as the liaison between the Board and the Company’s shareholders
•	Select an interim Lead Director to preside over meetings at which he or she cannot be present

Mr. McNerney, who, in keeping with the Director term limits in the Company’s Corporate Governance Guidelines, is not standing for re-election when his term expires at the annual meeting of shareholders in October, serves as the Board’s current Lead Director and has been re-elected annually to that role since 2007. Mr. McNerney is a strong, independent Lead Director, who fulfilled each of the above duties during the past year. In FY2020-21, the non-employee Directors, led by Mr. McNerney, met seven times in regularly scheduled executive sessions (without the presence of Mr. Taylor or other employees of the Company) to discuss various matters related to the oversight of the Company, the management of Board affairs, succession planning for the Company’s top management, and the CEO’s performance. Mr. McNerney fosters an open and constructive dialogue among the independent Directors, and after each executive session, Mr. McNerney advises Mr. Taylor on the independent Directors’ discussions, including performance feedback, and follows up on meeting outcomes and deliverables.

In conjunction with the Board’s decision to maintain the combined Chairman and CEO role through the remainder of Mr. Taylor’s term as CEO, the non-employee Directors determined that Mr. McNerney should continue to serve as Lead Director through the conclusion of his term at the annual meeting of shareholders in October. As with its decision to maintain the combined Chairman and CEO until Mr. Taylor transitions into the role of Executive Chairman, at which time the roles will be separated, the Board believes that Mr. Taylor and Mr. McNerney will continue to work well together and provide consistent leadership ahead of the transition.

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In anticipation of Mr. McNerney not standing for re-election, upon recommendation of the G&PR Committee, the non-employee Directors appointed Mr. Jimenez to serve as Lead Director for the remainder of FY2021-22, effective immediately following the conclusion of the annual meeting of shareholders. Mr. Jimenez is an experienced executive and Director, having served as CEO of Novartis AG, in leadership positions with H.J. Heinz Company and ConAgra Foods, and as a Director of General Motors. He is recognized for his innovation and leadership skills and has provided important insight and guidance to the Company and the Board during his tenure as a Director. The Board is confident that Mr. Jimenez, as Lead Director, will work in close partnership with Mr. Taylor, as Executive Chairman, and Mr. Moeller, as CEO, to ensure a successful CEO transition, strong and independent oversight of ongoing Board matters, and effective collaboration among the Directors. The Board will continue to periodically evaluate its leadership structure.

Board Evaluation

In addition to regularly reviewing its leadership structure, the Board conducts an annual self-assessment of its overall functioning and effectiveness. In order to maximize input and facilitate useful feedback, the Company’s Chief Legal Officer conducts candid, one-on-one interviews with each Director. This feedback includes comments on overall Board performance, Board priorities, interaction with management, Board discussion topics, agendas, and processes, and how to further improve overall Board functioning. The results of these interviews are aggregated and anonymized and then shared with the full Board for review, discussion, and appropriate action.

The Board addresses items raised both through this formal evaluation process and through informal feedback as warranted. For example, this year, Directors continued to prioritize the need for flexible and responsive meeting agendas that allowed the Board to interact efficiently with management on key strategic topics relevant to the business in the dynamic external environment. Similarly, the Board made ongoing adjustments and improvements to its virtual Board and Committee meetings throughout the year to help ensure efficient and effective interaction and performance of its critical governance and risk oversight roles. Finally, if during the evaluation process, any issue with regard to an individual Director is identified, the Chairman or Lead Director will address such issue with the individual Director.

Director Independence

The Board has determined that all of the Company’s Director nominees, with the exception of Mr. Taylor and Mr. Moeller, are independent under NYSE’s listing standards and the Independence Guidelines. All members of the Board’s Audit, Compensation & Leadership Development, Governance & Public Responsibility, and Innovation & Technology Committees are independent under the NYSE listing standards and Independence Guidelines. All members of the Audit Committee and C&LD Committee are also compliant with the SEC enhanced independence requirements for audit committee members and compensation committee members respectively. The Board of Directors has determined that Ms. Woertz and Ms. McCarthy meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”). Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the G&PR Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships, or arrangements that would impair the independence or judgment of any of the Director nominees deemed independent by the Board.

As part of its independence determinations, the G&PR Committee and the Board reviewed the Company’s relationship with FC Cincinnati (a Major League Soccer club). Ms. Whitman is an investor in FC Cincinnati. The Company’s transactions with FC Cincinnati during FY 2020-21 are described on page 28. The Committee and Board considered that the Company’s relationship with FC Cincinnati was initiated in the normal course of business prior to Ms. Whitman’s investment in the club, that Ms. Whitman has not been involved in the negotiation of the Company’s agreements with the club, and that the Company’s spending commitments to FC Cincinnati are modest. Ultimately, the Committee and the Board concluded that Ms. Whitman remains independent under both the NYSE listing standards and the Company’s Independence Guidelines.

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Mr. Taylor is Chairman of the Board, President and CEO of the Company. Mr. Moeller is the Company’s Vice Chairman and Chief Operating Officer. As employees of the Company, they cannot be deemed independent under the NYSE listing standards or the Independence Guidelines.

Service on Other Public Boards

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that outside public board service requires a significant commitment of time and attention, and therefore, in accordance with best governance practices, limits Director participation on other public boards. Under the Corporate Governance Guidelines, Directors who are active CEOs of other public companies may sit on no more than two additional outside public boards (including his/her own company board), and other non-employee Directors may sit on no more than three additional outside public boards. The Board must approve any exception. This practice helps ensure that our Directors can give appropriate time and attention to the affairs of the Company. In addition, when nominating a Director for service on the Board, the G&PR Committee considers whether the nominee will have adequate time to serve as a Director of the Company. We expect each Director to demonstrate their strong engagement and high attendance and to have adequate time to devote to the affairs of the Company.

Board Meetings and Committees of the Board

Our Directors take seriously their commitment to active oversight, meaningful engagement, and effective stewardship of the long-term interests of the Company and its shareholders. The Chairman of the Board and Lead Director set Board agendas in advance to ensure that appropriate subjects are covered with time for meaningful discussion. Committee Chairs also work closely with management to set agendas for Committee meetings, ensuring that each Committee reviews relevant subjects in a timely and meaningful manner. Directors receive comprehensive materials in advance of Board and Committee meetings and review these materials before each meeting. This process allows for focused, active discussions during meetings, instead of lengthy, passive presentations.

During the fiscal year ended June 30, 2021, the Board held seven meetings, and the Committees of the Board collectively held 22 meetings, for a total of 29 meetings. Each incumbent Director attended more than 75% of the aggregate meetings of the Board and the Committees on which they served, with average attendance of about 98% among incumbent Directors. The Board expects all Directors to attend the annual meeting of shareholders, and all Directors then serving attended the October 13, 2020 annual meeting.

20 The Procter & Gamble Company

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The table below shows the current membership of each Committee of the Board and the number of meetings each Committee held during the fiscal year ended June 30, 2021. The Board will determine Committee assignments for Mr. Kempczinski upon his election.

Name	Board	Audit	Compensation & Leadership Development	Governance & Public Responsibility	Innovation & Technology

B. Marc Allen	●	●			●

Francis S. Blake†	●	●		●

Angela F. Braly	●	●		Chair

Amy L. Chang	●	●			●

Joseph Jimenez	●		●		Chair

Debra L. Lee	●		●	●

Terry J. Lundgren	●		Chair		●

Christine M. McCarthy	●	●	●

W. James McNerney, Jr.†	Lead		●	●

Jon R. Moeller	●

Nelson Peltz†	●			●	●

David S. Taylor	Chair

Margaret C. Whitman	●				●
Patricia A. Woertz	●	Chair		●
Total FY 2020-21 Meetings	7	8	6	6	2

†Messrs. Blake, McNerney, and Peltz are not standing for re-election and are each concluding multiple years of significant service to the Company and its shareholders when their current terms expire at the 2021 annual meeting.

To assist the Board in discharging its duties and to facilitate deeper understanding and engagement in certain key areas of oversight, the Board has established four standing Committees. Each Committee is fully independent under the NYSE listing standards and the Independence Guidelines, which can be found at www.pg.com. Each Committee has a charter that sets out its primary purposes, duties, and responsibilities. These charters can be found in the corporate governance section of the Company’s website at www.pg.com.

Audit Committee

The Audit Committee has primary responsibility for assisting the Board in oversight of:

•	Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal controls established by management
•	The quality and integrity of the Company’s financial statements
•	The Company’s compliance with legal and regulatory requirements
•	The Company’s overall risk management profile, including with respect to information security
•	The independent auditor’s qualifications and independence
•	The performance of the Company’s internal audit function and the independent auditor
•	The performance of the Company’s ethics and compliance function

The Audit Committee also prepares the Report of the Audit Committee to be included in the Company’s proxy statement. At each meeting, representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and finance management were present to review accounting, control, auditing, and financial reporting matters. During certain of these meetings, the Audit Committee also held private sessions with the Company’s CFO, CLO, COO, Chief Ethics & Compliance Officer, Chief Audit Executive, and representatives of Deloitte & Touche LLP.

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Compensation & Leadership Development Committee

The C&LD Committee:

•

Oversees the Company’s overall compensation practices, principles, and policies, including base pay, short- and long-term incentive pay, retirement benefits, perquisites, severance arrangements, recoupment policies, stock ownership guidelines, and stock holding requirements, if any, and their specific application to principal officers elected by the Board and to non-employee Directors

•

Assists the Board in its oversight of the development, implementation, and effectiveness of the Company’s policies and strategies related to its human capital management, including matters related to diversity, equality, and inclusion, and talent management

•	Assists the Board in leadership development, succession planning, and continuity planning for principal officers

The CEO makes recommendations to the C&LD Committee regarding the compensation elements of the principal officers (other than his own compensation) based on Company performance, individual performance, and input from Company management and the Committee’s independent compensation consultant. The C&LD Committee makes all final decisions regarding compensation for principal officers and makes a recommendation to the Board regarding the shareholder votes related to executive compensation. For more details regarding principal officer compensation or the C&LD Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion & Analysis section beginning on page 34 of this proxy statement. The C&LD Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters.

Governance & Public Responsibility Committee

The G&PR Committee has primary responsibility for:

•	Identifying individuals qualified to become Directors
•	Recommending when new members should be added to the Board and individuals to fill vacant Board positions
•

Recommending to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election

•	Recommending Board Committees and Committee assignments, including assignments and succession planning for Committee Chairs
•	Periodically reviewing and recommending updates to the Corporate Governance Guidelines
•	Educating the Board and the Company on applicable governance laws and regulations
•	Assisting the Board and the Company in interpreting and applying the Corporate Governance Guidelines and other issues related to Board governance
•	Evaluating the Board and the Directors

The G&PR Committee also oversees the Company’s strategies and work related to its public responsibility, including:

•

Overseeing the Company’s commitment to making a meaningful impact around the world through the Company’s Citizenship efforts in the areas of social investments and environmental sustainability, by reviewing strategies and plans for improving lives in ways that enable people to thrive and that increase their quality of living

•	Overseeing the Company’s community and government relations
•	Overseeing the Company’s product quality and quality assurance systems
•	Overseeing protection of the Company’s corporate reputation and other matters of importance to the Company and its stakeholders

22 The Procter & Gamble Company

CORPORATE GOVERNANCE

Innovation & Technology Committee

The I&T Committee reviews and makes recommendations to the Board on major strategies for technical and commercial innovation to increase shareholder value and has responsibility for:

•	Overseeing the Company’s approach to technical and commercial innovation
•	Overseeing the innovation, technology development, and acquisition process to assure ongoing business growth
•	Overseeing development of measurement and tracking systems that are important to successful product and commercial innovation

The I&T Committee reviews annually:

•	Product and package performance via a holistic product assessment
•	Historical tracking of initiatives versus targets, and the impact of initiatives on brand growth
•	The Company’s forward-looking innovation portfolio

The Board’s Oversight of Risk

The Company’s senior management has the responsibility to develop and implement the Company’s strategic plans and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to oversee the development and execution of the Company’s strategic plans and to understand the associated risks and the steps that senior management is taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of the Company’s business strategies as well as its risk oversight role.

This approach is bolstered by the Board’s leadership and Committee structure, which ensures the full Board properly considers and evaluates potential enterprise risks under the auspices of the Chairman of the Board and Lead Director, and further considers and evaluates certain risks at the Committee level.

In addition, the Board has delegated certain risk management oversight responsibilities to specific Board Committees, each of which reports regularly to the full Board. In performing these oversight responsibilities, each Committee has full access to management, as well as the ability to engage independent advisors. Additionally, each Committee ensures that management has developed sufficient plans to mitigate the risks identified. In general, the Committees oversee:

Audit Committee	Governance & Public Responsibility Committee	Compensation & Leadership Development Committee	Innovation & Technology Committee

Oversees the Company’s overall risk management process, focusing on accounting and financial controls, financial statement integrity, information security, cybersecurity, legal and regulatory compliance, tax policy and compliance, business continuity planning, and ethics and compliance programs, and routinely discusses the Company’s risk profile, risk management, and exposure with management, internal auditors, and our independent registered public accounting firm.

Reviews risks related to the Company’s corporate governance structure and processes, including Director qualifications, Board and Committee succession planning, and independence, as well as risks related to product quality, public policy, social issues, environmental sustainability, and the Company’s reputation.

Reviews risks related to the development of and succession planning for the Company’s executive officers, risks associated with the Company’s equality and inclusion practices and policies, and risks associated with the Company’s compensation policies and practices, as discussed further below under “Compensation-Related Risk.”

Reviews risks related to emerging technologies, the changing media landscape, the Company’s integration of new technology, ingredient safety, and our overall innovation strategy.

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CORPORATE GOVERNANCE

As part of its strategic risk management oversight, the Board and its Committees conduct a number of reviews throughout the year to ensure that the Company’s strategy and risk management is appropriate and prudent, including:

•	A comprehensive annual review of the Company’s overall strategic plan, with updates throughout the year.
•	Direct discussions with the Chairman and CEO, in semi-executive sessions held at six Board meetings, about the state of the business.
•	Reviews of the strategic plans and results for the Company’s business sectors and Enterprise Markets, including the risks associated with these strategic plans, at Board meetings during the year.
•	Ongoing Audit Committee updates from senior management on cybersecurity activities and programs, including an at least annual briefing by the Chief Information Officer on the Company’s cybersecurity risk management program, which continually analyzes emerging cybersecurity threats, and updates on the Company’s plans and strategies to address them.
•	Ongoing reviews of succession plans, as part of its responsibility for leadership succession planning for the Company’s most senior officers, including the CEO.
•	Review of the Company’s strategic supply chain operations, key risks, and programs to further increase resilience.
•	Annual review of the Company’s key legal and compliance risks, including mitigation strategies and compliance priorities.
•	Periodic review of key reputational and operational risks and strategies, including elements of the Company’s environmental sustainability and equality & inclusion programs, with more detailed reviews conducted by the relevant Committees.

The Company’s Enterprise Risk Management Program

Throughout the year, members of a cross-functional team within the Company conduct extensive interviews of numerous Company experts, leaders, and specialists across functions, geographies, and levels. This team seeks to identify, on a continual basis, the most pressing current and future potential risks facing the Company. Led by experienced risk and compliance professionals in Global Internal Audit, these risks are analyzed and reported to relevant business and governance leaders within the Company, who partner to develop plans and strategies to appropriately manage and mitigate these risks. Annually, the full Board discusses with senior management the most significant risks identified in the ERM process, providing input on the steps taken to mitigate each risk and plans for additional mitigation in the year ahead.

Succession Planning

Ensuring that the Company has skilled, seasoned leaders in its executive ranks and talent pipeline is a critical aspect of the Company’s long-term strategy and success. Underscoring this importance, the Board, with assistance from the C&LD Committee, directly oversees succession planning for all executive officers, including the CEO. To support its oversight and planning, the Board, in both regular and executive sessions, reviews and discusses the performance of and development plans for the Company’s senior executives. The Board also interacts with these executives as part of Board business and functional reviews and in regularly scheduled one-on-one meetings, helping ensure that our Directors are familiar with not only these individuals’ business results but also their broader leadership, management, and personal skills.

Leading up to the recently announced CEO transition, the Directors completed extensive assessments of each candidate through one-on-one and group meetings with each candidate and engaged an external consultant to compile detailed feedback and 360° assessments to help inform the discussion. The Board conducted a thorough review process over the course of many regular and special meetings and executive sessions prior to making its decision.

In order to ensure a strong pipeline for future succession, the C&LD Committee also conducts regular reviews of the Company’s highly rated more junior executives across business units and functions to ensure that appropriate development plans are in place for the next generation of leadership.

24 The Procter & Gamble Company

CORPORATE GOVERNANCE

Compensation-Related Risk

As part of its risk oversight responsibilities, the C&LD Committee annually reviews the Company’s compensation policies and practices. In fiscal 2020-21, the C&LD Committee employed an independent compensation consultant, Frederic W. Cook & Co., Inc., which does not work for management and, among other tasks, reviewed and reported on all of the Company’s executive compensation programs, including the potential risks and other impacts of incentives created by the programs. For more details on the arrangement with Frederic W. Cook & Co., Inc., please see the section entitled “Role of Compensation Consultants” found on page 50 of this proxy statement.

The independent compensation consultant’s review included an analysis of the Company’s short-, medium-, and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives, stock ownership requirements, prohibitions on hedging and pledging, and trading policies. Members of management also performed a risk assessment of the Company’s other compensation programs including incentive programs from acquisitions, cost of programs, design elements, payment authorizations, and overall confirmation that plans do not encourage excessive risk-taking. The results of the consultant’s analysis of the Company’s executive compensation programs, as well as management’s review of the Company’s other compensation programs, were shared with the C&LD Committee, which concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

In reaching its conclusion, the C&LD Committee noted that the Company’s compensation programs include a mix of cash and equity, as well as annual, medium-term, and long-term incentives. This mix of compensation, the design features of these programs, and the Company’s respective oversight and control requirements mitigate the potential of any individual inclination toward taking unnecessary risks. The C&LD Committee also acknowledged various other features of the Company’s compensation programs, policies, and practices designed to mitigate unwarranted risk. For example, the Company’s annual cash bonus program, STAR, provides the C&LD Committee with discretion to reduce or eliminate any award that would otherwise be payable. In addition, the performance metrics under STAR include both quantitative measures (e.g., top-line growth, bottom-line profits, free cash flow, etc.) and qualitative measures (e.g., relative performance, internal controls, etc.). These non-metric features mitigate the risk of an executive focusing too much on the specific financial metrics under STAR. Moreover, the performance metrics associated with the STAR Company Factor (core earnings per share growth and organic sales growth) are aligned with the Company’s business plans and strategic objectives.

Further, the C&LD Committee recognized that the Company’s longer-term incentives include a balanced portfolio of stock options, restricted stock units, and performance stock units. These longer-term incentives incorporate a variety of payout horizons that focus executives on long-term performance: 10-year terms with three-year cliff-vesting for stock options, three-year cliff-vesting for restricted stock units, and a three-year performance period for performance stock units granted under the Performance Stock Program, or PSP. The C&LD Committee also noted that the design of the PSP reduces the likelihood that an executive will focus too much on a single performance measure by including four different performance categories with weightings of 20% or 30% each to provide a balanced risk profile. The categories are: organic sales growth relative to competitive peers, constant currency core before-tax operating profit growth, core earnings per share growth, and free cash flow productivity. In addition, actual performance against goals with respect to each of these performance measures will yield a payout from a minimum of 0% to a maximum of 200% of a senior executive’s target incentive opportunity. We believe that using this sliding scale approach, versus an all-or-nothing approach, discourages participants from taking unnecessary risks. Furthermore, the PSP also includes a relative Total Shareholder Return Multiplier to ensure further alignment with shareholder interests. Each of the financial measures is defined and further explained on page 45 of this proxy statement.

Finally, the C&LD Committee acknowledged that the Company maintains several policies intended to mitigate inappropriate risk-taking, including stock ownership guidelines for senior executives, a recoupment policy that can be applied in the event of any significant financial restatement, and an insider trading policy that prohibits margin and hedging transactions by senior executives.

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Additional Governance Matters

Company Policy Regarding Employee, Officer, and Director Hedging

The Company’s Global Insider Trading Policy generally prohibits Directors, senior executives, other designated employees, and certain persons or entities related to these individuals, from engaging in hedging, short sales, pledging, collars, or any other derivative transaction involving the use of market investments to manage the risk of price movements in Company stock or to leverage the potential return of a predicted move in Company stock. Exceptions to this general policy require approval from the Company’s CLO. Certain aspects of this policy do not apply to Trian Fund Management, L.P. (“Trian”), an institutional investment manager of which Mr. Peltz is Chief Executive Officer, and the funds and investment vehicles managed by Trian. The Company’s general policy nevertheless applies to Mr. Peltz in his individual capacity.

Review and Approval of Transactions with Related Persons

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors, or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the CLO has primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. If the CLO determines that the related person would have a direct or indirect material interest in the transaction, the CLO must present the transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee, who must then either approve or reject the transaction in accordance with the terms of the policy. While making this determination, the Audit Committee must consider all relevant information available and, as appropriate, take into consideration the following:

•	whether the transaction was undertaken in the ordinary course of business of the Company;
•	whether the transaction was initiated by the Company or the related person;
•	whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of the transaction and its potential benefits to the Company;
•	the approximate dollar value of the transaction, particularly as it involves the related person;
•	the related person’s interest in the transaction; and
•	any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.

The Audit Committee may only approve the transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person. The Audit Committee has reviewed and approved the following transactions.

Jon R. Moeller, the Company’s Vice Chairman and Chief Operating Officer (COO) and a Director, is married to Lisa Sauer, a retired employee of the Company who in the first half of FY2020-21 held the position of Senior Vice President—Product Supply, Home Care and P&G Professional. Her total compensation last year was approximately $574,000, consisting of salary, bonus, equity grants, and retirement and health benefits. Her compensation is consistent with the Company’s overall compensation principles based on her years of experience, performance, and position within the Company. Prior to Mr. Moeller becoming CFO, the Audit Committee approved the continued employment of Ms. Sauer with the Company under the Company’s Related Person Transaction Policy, concluding that her continued employment was not inconsistent with the best interests of the Company as a whole.

Deborah P. Majoras, the Company’s Chief Legal Officer and Secretary, is married to John M. Majoras, one of approximately 900 partners in the law firm of Jones Day. The Company has hired Jones Day, in the ordinary course of business, to perform legal services. The Company’s relationship with Jones Day dates back more than 30 years and significantly precedes Ms. Majoras joining the Company as Vice President and General Counsel in 2008 from

26 The Procter & Gamble Company

CORPORATE GOVERNANCE

the Federal Trade Commission, where she served as Chairman. Mr. Majoras does not receive any direct compensation from the fees paid to Jones Day by the Company, his ownership in the Jones Day law firm is significantly less than 1%, and the fees paid by the Company to Jones Day in the last fiscal year were less than 1% of their annual revenues. Under the Company’s Related Person Transaction Policy, the Audit Committee reviewed and approved the continued use of Jones Day as a provider of legal services to the Company, but required the Company’s CEO to approve any recommendations by Ms. Majoras to hire Jones Day for a specific legal matter. In doing so, the Committee concluded that the Majorases did not have a direct or indirect material interest in the Company’s hiring of Jones Day and that the relationship was not inconsistent with the best interests of the Company as a whole.

R. Alexandra Keith, Chief Executive Officer—Beauty, is married to Christopher Keith, a long-tenured employee of the Company who currently holds the position of Senior Vice President—Brand Franchise Leader and Sustainability, Baby Care and Brand Building Organization, Baby and Feminine Care. His total compensation last year was approximately $1.3 million, consisting of salary, bonus, equity grants, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Upon Ms. Keith becoming President—Global Hair Care and Beauty Sector, the Audit Committee approved the continued employment of Mr. Keith with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Ma. Fatima D. Francisco, Chief Executive Officer—Baby and Feminine Care, is married to Crispin Noel C. Francisco, a retired P&G employee who previously held the position of Senior Manager—Human Resources, International Benefits & Expat Medical Plan Design. His total compensation last year was approximately $163,000, consisting of a retirement separation allowance. Mr. Francisco started with the Company well before Ms. Francisco’s appointment as an executive officer. In addition, his compensation last year was consistent with the Company’s overall compensation principles based on his years of experience, performance, and positions within the Company. Upon Ms. Francisco becoming President—Global Baby Care and Baby and Feminine Care Sector, the Audit Committee approved the continued employment of Mr. Francisco with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

M. Tracey Grabowski, the Company’s Chief Human Resources Officer, is the sister-in-law of Mr. Andy Ingal, a long-tenured P&G employee who currently holds the position of Director—Sales, North America Market Operations. His total compensation last year was approximately $269,000, consisting of salary, bonus, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Upon Ms. Grabowski’s appointment as the Company’s Chief Human Resources Officer, the Audit Committee approved the continued employment of Mr. Ingal with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

In addition, Ms. Grabowski is the mother of James Grabowski, an employee of the Company who currently holds the position of Brand Director—North America Personal Care, Olay. His total compensation last year was approximately $132,000, consisting of salary, bonus, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Mr. Grabowski was hired into an entry-level position with the Company through its standard hiring process prior to Ms. Grabowski’s appointment as Chief Human Resources Officer. Ms. Grabowski was not involved in Mr. Grabowski’s hiring nor has she been involved in managing his career or compensation since his hire date, other than through her involvement with the Company’s general compensation and employment programs as a whole. In anticipation of Mr. Grabowski’s total compensation exceeding $120,000 in FY 2020-21, the Audit Committee reviewed and approved the continued employment of Mr. Grabowski with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Francis S. Blake, a Director, is the stepfather of Asher Lanier, an employee of the Company who currently holds the position of Director—Global Family Care, Market Strategy & Planning. Mr. Lanier’s total compensation last year was

2021 Proxy Statement 27

CORPORATE GOVERNANCE

approximately $182,000, consisting of salary and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Mr. Lanier was hired into an entry-level position with the Company, and Mr. Blake played no role in Mr. Lanier’s hiring. In addition, Mr. Blake does not directly or indirectly manage Mr. Lanier’s ongoing career or individual compensation. Finally, Mr. Lanier does not share a household with Mr. Blake. In anticipation of Mr. Lanier’s total compensation exceeding $120,000 in FY 2017-18, the Audit Committee reviewed and approved the continued employment of Mr. Lanier with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Margaret C. Whitman, a Director, is the former Chief Executive Officer of Quibi, a now-concluded mobile media startup in which she also held an approximately 5% ownership stake. In June 2019, the Company agreed to enter into a marketing agreement with Quibi, under which the Company paid a net sum of approximately $216,000 in FY2020-21. The Company’s discussions with Quibi regarding a potential business relationship began with Quibi founder Jeffrey Katzenberg prior to Ms. Whitman’s investment and employment; the 2019 agreement was entered in the normal course of business and was not initiated by Ms. Whitman. The Company ultimately entered into the agreement with Quibi after an extensive two-sided, arms-length negotiation. The Audit Committee reviewed and approved the Company’s agreement with Quibi under the Company’s Related Person Transaction Policy, and that approval required that someone other than Ms. Whitman continue to be the primary manager of Quibi’s relationship with the Company. In doing so, the Committee concluded that the agreement was not inconsistent with the best interests of the Company as a whole.

In addition, Ms. Whitman, together with her husband, is an approximately 20% owner of FC Cincinnati, a Major League Soccer club based in Cincinnati. Ms. Whitman and her husband purchased this stake in November 2019. Prior to their investment in FC Cincinnati, the Company had in place a sponsorship agreement with the club. In spring 2020, the Company negotiated a nine-year sponsorship agreement valued at approximately $4.3 million. In spring 2021, the Company and FC Cincinnati entered into an addendum to increase the sponsorship amount by $4 million. Under these agreements, the Company paid $630,000 to FC Cincinnati in FY2020-21. The Company’s nine-year sponsorship was initiated prior to Ms. Whitman’s investment in FC Cincinnati; and both the agreement and addendum were entered in the normal course of business and were not influenced by Ms. Whitman. The Audit Committee reviewed and approved the Company’s initial sponsorship agreements with FC Cincinnati and the 2021 addendum under the Company’s Related Person Transaction Policy, and those approvals required that Ms. Whitman continue to remain uninvolved in the Company’s arrangements with FC Cincinnati and that any future agreements with the club be under terms substantially consistent with the Company’s other sports-related sponsorships. In doing so, the Committee concluded that the agreements were not inconsistent with the best interests of the Company as a whole.

Other than as noted above, there were no transactions, in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer, or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation & Leadership Development Committee during FY 2020-21 were independent directors, and none were employees or former employees of the Company. There are no Compensation Committee interlocks between the Company and any other entities in which one of our executive officers serves on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our C&LD Committee or Board of Directors.

Availability of Corporate Governance Documents

The Company’s corporate governance documents are available on the Company’s website at www.pg.com (information on the Company’s website is not incorporated by reference herein). Additionally, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the

28 The Procter & Gamble Company

CORPORATE GOVERNANCE

Corporate Governance Guidelines (including Independence Guidelines, Confidentiality Policy, and Financial Literacy and Expertise Guidelines), the Worldwide Business Conduct Manual, the Company’s Purpose, Values, and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Corporate Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Code of Ethics

The Company has a code of ethics for its Directors, officers, and employees. The most recent version of this code of ethics is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual is reviewed each year for appropriate updates, and employees, officers, and Directors are asked to annually certify their understanding of, and compliance with, its requirements. Only the Board may grant a waiver of any provision for a Director or executive officer, and any such waiver, or any amendment to the manual, will be promptly disclosed as required at www.pg.com. The Worldwide Business Conduct Manual, which is firmly rooted in the Company’s long-standing Purpose, Values and Principles, is made available to employees in 28 different languages and can be found on the Company’s website at www.pg.com (information on the Company’s website is not incorporated by reference herein).

Communication with Directors and Executive Officers

Shareholders and others who wish to communicate with the Board or any particular Director, including the Lead Director, or with any executive officer of the Company, may do so by email at boardofdirectors.im@pg.com or by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Corporate Secretary’s Office, which logs the material for tracking purposes. The Board has asked the Corporate Secretary’s Office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

2021 Proxy Statement 29

DIRECTOR COMPENSATION

Director Compensation

The objective of the C&LD Committee is to provide non-employee members of the Board a compensation package consistent with the median of the Peer Group, as described on pages 50-51. Directors can elect to receive any part of their fees or retainer (other than the annual grant of Restricted Stock Units (“RSUs”)) as cash, RSUs, or unrestricted stock. Consistent with the practice of the past several years, the Company did not grant any stock options to Directors in FY 2020-21. Non-employee members of the Board received the following compensation:

•

a grant of RSUs following election to the Board at the Company’s October 13, 2020 annual meeting of shareholders, with a value of $200,000. These units are forfeited if the Director resigns during the year, unless the resignation is for reasons of antitrust laws, or the Company’s conflict of interest, corporate governance, or continued service policies. These RSUs do not deliver in shares until at least one year after the Director leaves the Board and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests and the interests of shareholders. These RSUs will earn dividend equivalents at the same rate as dividends paid to shareholders;

•	an annual retainer fee of $120,000 paid in quarterly increments; and
•

an additional annual retainer paid to the Lead Director and Chair of each committee as follows: Lead Director, $40,000; Chair of the Audit Committee, $30,000; Chair of the C&LD Committee, $25,000; Chairs of the Governance & Public Responsibility and Innovation & Technology Committees, $20,000.

Non-employee members of the Board must own Company stock and/or RSUs worth six times their annual retainer. A number of the non-employee Directors were appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the C&LD Committee.

30 The Procter & Gamble Company

DIRECTOR COMPENSATION

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in FY 2020-21. Directors who are employees of the Company receive no compensation for their service as Directors. For FY 2020-21, Mr. Taylor and Mr. Moeller were employee directors and did not receive a retainer, fees or a stock award.

Director Compensation Table
	Fees

Name	Annual Retainer ($)	Committee Chair & Lead Director Fees ($)	Total Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)

B. Marc Allen	46,066	—	46,066	0	0	46,066

Francis S. Blake	120,000	—	120,000	200,000	0	320,000

Angela F. Braly	120,000	20,000	140,000	200,000	0	340,000

Amy L. Chang	120,000	—	120,000	200,000	0	320,000

Scott D. Cook	30,000	—	30,000	0	0	30,000

Joseph Jimenez	120,000	20,000	140,000	200,000	0	340,000

Debra L. Lee	106,066	—	106,066	200,000	0	306,066

Terry J. Lundgren	120,000	25,000	145,000	200,000	0	345,000

Christine M. McCarthy	120,000	—	120,000	200,000	0	320,000

W. James McNerney, Jr.	120,000	40,000	160,000	200,000	0	360,000

Nelson Peltz	120,000	—	120,000	200,000	0	320,000

Margaret C. Whitman	120,000	—	120,000	200,000	0	320,000

Patricia A. Woertz	120,000	30,000	150,000	200,000	0	350,000

1 Director fees are paid quarterly. Each Director may elect to take these fees in cash, unrestricted stock, RSUs (which vest immediately and earn dividend equivalents), or a combination of the three. Mr. Allen was appointed to the board in February and his fees were prorated accordingly. Mr. Allen elected to take $46,066 of his fees in RSUs, which had a grant date fair value of $46,220. Mr. Blake elected to take $115,000 of his fees in unrestricted stock, which had a grant date fair value of $115,317. Ms. Braly elected to take $135,000 of her fees in RSUs, which had a grant date fair value of $135,226. Ms. Chang elected to take $60,000 of her fees in cash and $55,000 in RSUs, which had a grant date fair value of $55,179. Mr. Cook did not stand for reelection to the Board at the 2020 Annual Meeting and his term expired on October 13, 2020. His retainer was prorated accordingly, and he elected to take his fees in cash. Mr. Jimenez elected to take $135,000 of his fees in RSUs, which had a grant date fair value of $135,226. Ms. Lee was appointed to the Board in August 2020 and her fees were prorated to $106,066 which she took in cash. Mr. Lundgren elected to take $140,000 of his fees in RSUs, which had a grant date fair value of $140,168. Ms. McCarthy elected to take $120,000 of her fees in RSUs, which had a grant date fair value of $120,238. Mr. McNerney elected to take $155,000 of his fees in unrestricted stock, which had a grant date fair value of $155,262. Ms. Woertz elected to take $150,000 of her fees in RSUs, which had a grant date fair value of $150,291. The remaining Directors took their fees in cash.

2 Each year, upon election at the Company’s annual meeting of shareholders, every Director is awarded a $200,000 grant of RSUs which vest after one year as long as the Director remains on the Board. The RSUs earn dividend equivalents that are subject to the same vesting provision as the underlying RSUs and are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. Except for Mr. Allen, each Director has 1,387 RSUs outstanding (representing the grant on October 13, 2020, and subsequent dividend equivalents). Mr. Cook retired at the 2020 annual meeting and therefore did not receive the October 2020 RSU grant. In addition, Ms. Braly has 4,992 shares of retirement restricted stock outstanding as of June 30, 2021.

2021 Proxy Statement 31

DIRECTOR COMPENSATION

3 For all Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs. Directors are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director). The incremental cost to the Company for this benefit is $1,854. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets. In FY 2020-21, one payment was made. The Company also made a $500 donation on behalf of each Director to the Children’s Safe Drinking Water Program or to a different charity of their choice. These donations were also funded from general corporate assets, and the Directors derive no financial benefit from these donations because the charitable deductions accrue solely to the Company. In recognition of Scott D. Cook’s service on the Board, the Company made a contribution of $10,000 to the United Way.

32 The Procter & Gamble Company

C&LD COMMITTEE REPORT

C&LD Committee Report

Compensation Committee Report

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion & Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion & Analysis,” as it appears on the following pages, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, dated August 6, 2021 (the “Form 10-K”).

Terry J. Lundgren, Chair

Joseph Jimenez

Debra L. Lee

Christine M. McCarthy

W. James McNerney, Jr.

2021 Proxy Statement 33

COMPENSATION DISCUSSION & ANALYSIS

Compensation Discussion & Analysis

Introduction

The focus of this discussion and analysis is on the Company’s compensation philosophies and programs for its named executive officers (“NEOs”) for FY 2020-21. For each of these NEOs, the compensation described herein is for their roles during FY 2020-21. Titles reflect the roles held by each NEO on June 30, 2021.

Leadership Changes

As announced on July 29, 2021, the Board elected Mr. Moeller as President and Chief Executive Officer and Mr. Taylor as Executive Chairman, both effective November 1, 2021, while Shailesh Jejurikar was elected Chief Operating Officer, effective October 1, 2021. In addition, on June 8, 2021, Steven D. Bishop, Chief Executive Officer – Health Care, announced his intention to retire from the Company effective February 18, 2022, and Mary Lynn Ferguson-McHugh, Chief Executive Officer – Family Care and New Business, announced her intention to retire from the Company effective October 1, 2021.

David S. Taylor Chairman of the Board, President and Chief Executive Officer

	Jon R. Moeller Vice Chairman and Chief Operating Officer	Andre Schulten Chief Financial Officer

Steven D. Bishop CEO-Health Care	Mary Lynn Ferguson-McHugh CEO- Family Care and New Business	Shailesh Jejurikar CEO-Fabric and Home Care

34 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

FY 2020-21 Company Performance and Key Measure Overview

Our integrated strategy continues to deliver strong results. We have a focused portfolio of daily use products that provide health, hygiene, and cleaning benefits in categories where performance drives brand choice. We are creating superior performing products that are delivered with superior packaging, consumer communication, retail execution, and value. We use productivity improvements and cost savings to fund investments in superiority, to help mitigate input cost increases, and to deliver profit margin improvement needed to deliver balanced top- and bottom-line growth. We are leading constructive disruption across the value chain, including identifying new consumer needs and addressing them in new ways. We have an empowered, agile, and accountable organization, effectively executing our integrated strategy and priorities.

In the midst of the global pandemic, the Company has three priorities: protecting the health and well-being of employees; serving consumers around the world who count on our brands and the benefits they provide; and supporting communities, relief organizations, and people who are on the front lines of the health crisis. Our strategy enabled us to create strong business momentum ahead of the pandemic and accelerate results thus far during the pandemic, and we believe it continues to be the right strategy going forward.

The Company exceeded its going-in targets for its key compensation measures. This led to above-target payouts in our bonus programs.

Delivered Strong Financial Results1

•	Organic sales grew 6%, above both market growth and our target of 2-4%.

•	Core earnings per share were $5.66, up 11% versus last year, exceeding our target range of 3-7%.

•	Strong adjusted free cash flow productivity results of 107%, well above our target of >=90%.

Fiscal Year 2020-21

1 The targets mentioned in this section reflect the original FY 2020-21 financial guidance provided by the Company on July 30, 2020. FY 2020-21 actuals for Organic Sales Growth, Core EPS Growth and Adjusted Free Cash Flow Productivity were used in the calculation of Year 3 Performance Stock Program results, as further detailed on page 43. Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. Core EPS Growth is a measure of the Company’s diluted net earnings per share growth excluding certain items that are not judged to be part of the Company’s sustainable results or trends. Adjusted Free Cash Flow Productivity is the ratio of adjusted free cash flow (Operating Cash Flow less Capital Expenditures and payments for the transitional tax related to the U.S. Tax Act) to Net Earnings, adjusted for early debt extinguishment charges. See Exhibit A for a reconciliation of non-GAAP measures, including details on items being adjusted.

2021 Proxy Statement 35

COMPENSATION DISCUSSION & ANALYSIS

Returning Value to Shareholders

2 Through dividends and share repurchase combined.

Executed Our Integrated Growth Strategy

A Focused Portfolio

•

We have built a focused portfolio of ten categories that leverage P&G strengths and where we have leading or significant market positions. These are daily use categories where performance drives brand choice. In each of these performance-driven categories, we continue to work to increase the superiority of our offerings.

Superiority to Win with Consumers

•

We are working to create superior performing products delivered with superior packaging, brand communication, retail execution, and value in all price tiers where we compete. This is the basis for competitive advantage—meaningful and noticeable superiority across all elements of the consumer experience. Superior offerings drive market growth, household penetration, strong share positions, and a winning proposition for our retailers. We continue to make investments in extending our margin of advantage to better meet consumer needs across the world.

Productivity to Fuel Investments and Increase Profitability

•

Investing to gain and extend superiority, creating the financial flexibility to manage through increased external volatility, and an ongoing need to drive balanced top- and bottom-line growth, requires productivity up and down the income statement and across the balance sheet.

•

Cost of goods sold is the largest element of our cost structure. We are delivering cost savings in product and materials design and driving automation solutions to fuel productivity and accelerate our journey towards an End-to-End Synchronized Supply Network.

•

In Brand Building, data, analytics, and digital technology are reinventing how we work. We have already saved meaningful amounts in agency fees and production costs while increasing the reach and effectiveness of our communications with consumers.

•

We are discovering lower cost ways of working with fewer resources, leveraging new digital tools. For example, the pandemic provided a unique chance to learn how we can effectively operate our business with significantly less business travel. While some level of face-to-face interaction is beneficial, more virtual connections with suppliers, customers, and our own organization is likely to be the “new normal.”

Constructive Disruption Across the Value Chain

•	We are leading constructive disruption across the value chain—changing in meaningful ways that lead to competitive advantage and creates value for retailers, investors, employees, and consumers.

•

We are innovating how we innovate, moving faster by combining over 180 years of expertise with the entrepreneurial spirit of a start-up. We are reinventing brand building, including how we reach consumers with our media investment. We are achieving mass reach but with greater precision, and we are accelerating automated, programmatic media buying.

36 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

•

With the increasing shift to e-commerce and the use of digital for commerce with omni-retailers, we are accelerating our in-house capability in search to ensure our brands are seen first in key search terms and to serve content that clearly demonstrates the superiority of our brands versus competition.

Empowered, Agile, and Accountable Organization and Culture

•

At the beginning of FY2019-20, we moved to a new organization structure, with the goal of creating a more engaged, agile, and accountable organization, enabling P&G people to accelerate growth and value creation.

•	Operating through five industry-based Sector Business Units (SBUs)
•	Providing greater clarity on responsibilities and reporting lines
•	Strengthening leadership accountability
•	Flowing resources seamlessly to new demands and opportunities

Our Compensation Philosophy and Objectives

Our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent long-term basis. The C&LD Committee approaches CEO and overall executive compensation with the same pay principles used to set compensation at all levels of the Company.

•

Emphasize Pay for Performance by aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit, and individual goals, while removing any incentive to focus on a single goal to the detriment of others.

•	Pay Competitively by setting target compensation opportunities to be competitive with a Peer Group of other global corporations of similar size, value, and complexity.

•

Focus on Long-Term Success by including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

Pay for Performance Alignment

Consistent with our design principles, performance-based programs are designed to pay at 100% of target when goals are met, above target when goals are exceeded, and below target when goals are not fully met. Over the previous ten years, the average STAR payout for NEOs ranged from a low of 67% of target to a high of 185% of target. Since the inception of the PSP in 2010, the final performance result has ranged from a low of 20% to a high of 200%. For the current year, the average STAR payout for the NEOs was 185% of target, and the PSP performance result for the three years ending June 30, 2021 was 200%. Payouts under these programs were based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that is the foundation of our compensation programs.

Compensation and Environmental, Social, and Governance Goals

The Company’s Corporate Citizenship efforts are focused on Environmental Sustainability, Community Impact, and Equality & Inclusion, all supported by a strong foundation of Ethics & Corporate Responsibility. Our businesses in each geography have programs designed to address goals and challenges in these areas. Ethics & Compliance results are a formal part of principal officer evaluations each year. The Board reviews progress on our Equality & Inclusion efforts; principal officers are also eligible for incremental long-term incentives based on their performance on Equality & Inclusion initiatives within their respective business or geography. Business Unit short-term bonus determinations also take into account execution of the business strategy and Ethics & Compliance results.

2021 Proxy Statement 37

COMPENSATION DISCUSSION & ANALYSIS

Compensation Mix

We design our programs so that the main components of NEO compensation (salary, STAR, LTIP, and PSP) vary by type (fixed versus performance-based), length of performance period (short-term versus long-term), and form (cash versus equity). These compensation components are determined by the performance of the individual, the performance of the individual’s business unit, and the performance of the Company as a whole. The mix of components is designed to incentivize both individual accountability and collaboration to build long-term shareholder value. The charts below show the average mix of the four main components of FY 2020-21 NEO compensation based on type, length of performance period, and form of compensation.

38 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Executive Compensation Program Overview

The following table outlines the key components of our Executive Compensation Programs and their purpose.

Program	Purpose	Key Characteristics
Base Salary	Rewards Individual Performance

Market-competitive based on the median cash compensation of comparable positions in the Peer Group, regressed for revenue size. Fixed component with progression over time based on individual performance and scope of responsibility.

Short-Term Achievement Reward (STAR)	Rewards Business Unit and Company Performance

At the beginning of the year, the C&LD Committee sets a market-competitive target as a percentage of salary for each NEO based on total cash compensation benchmarking. The STAR award is based on a weighted formula of 70% Business Unit Performance and 30% Total Company Performance. Each factor ranges from 0%-200%, so that exceptional performance results in higher awards and poor performance could result in a zero payout.

Executives can elect to receive stock options in lieu of cash or may elect to defer into a non-qualified deferred compensation account.

Long-Term Incentive Program (LTIP)	Award size rewards individual performance. Focuses executives on the long-term success of the Company and enhances retention.

Target grant values are based on peer median long-term compensation target values. Final award amounts are based on business results and individual contributions. 50% of the executive’s total LTI value is delivered in the LTIP.

Executives can elect to receive their LTIP as stock options with three-year cliff-vesting and 10-year expiration or RSUs with three-year cliff-vesting, or a combination of both.

Performance Stock Program (PSP)	Award size rewards individual performance. Focuses executives on key financial measures intended to drive P&G to the top-third of our competitive peer group.

50% of the executive’s total LTI value is delivered in the PSP. The initial grant of Performance Stock Units (PSUs) pays out at the end of a three-year performance period based on the Company’s performance against four balanced financial metrics that are the key drivers of Total Shareholder Return, and is further modified by a Relative TSR Multiplier.

Retention and Recognition	Retention of talent or recognition of exceptional performance.	RSUs with special vesting. No NEOs received a special equity award in FY 2020-21.
Other Compensation	Ensure the safety and productivity of executives.	Annual physicals, financial planning, transportation, security, life insurance, and corporate aircraft use.

•  P&G Savings Plan

•  P&G Profit Sharing Trust and Employee Stock Ownership Plan (“PST”)

•  Nonqualified Deferred Compensation Plan

•  International Retirement Plan (“IRP”)

•  Global International Retirement Arrangement (“IRA”)

Provides market-competitive benefits for retirement income and tax-advantaged financial planning.

U.S. employees participate in the PST, in which the Company makes an annual contribution used to purchase Company stock.

Foreign employees participate in the International Retirement Plan, in which they receive RSUs valued at an amount equal to the contribution that would have been contributed under the PST.

A full description of Retirement Programs and Deferred Compensation is provided on page 47.

2021 Proxy Statement 39

COMPENSATION DISCUSSION & ANALYSIS

Elements of Our Compensation Programs

Annual Cash Compensation

The Company’s annual cash compensation consists of salary and STAR. While salary is considered a fixed component of compensation, salary progression over time is based on individual performance and the scope of responsibilities of the role. We collect and analyze data from the Peer Group on the total annual cash compensation opportunity (salary plus annual bonus target) for positions comparable to those at the Company. We consider the target median annual cash compensation opportunity for each position within our Peer Group, adjusted for size using a regression analysis of Peer Group revenues, to set a salary range mid-point and a target for STAR, as a percentage of salary (“STAR target”).

Salary

Mr. Taylor’s annual salary increased by 5.9% to $1,800,000, effective September 1, 2020, based on exceptional business results and his leadership during the challenging pandemic year. Mr. Schulten was appointed Chief Financial Officer, effective March 1, 2021, and concurrent with his promotion, his annual salary was set at $750,000, based on competitive market data for newly appointed peer CFOs. The salary for Mr. Moeller increased by 4.3% to $1,200,000, effective September 1, 2020, reflecting strong performance in his expansive role of Vice Chair, COO, and CFO, including his responsibility for Sales, Product Supply, Market Operations, Information Technology, and Global Business Services. Mr. Moeller transitioned the CFO role to Mr. Schulten, effective March 1, 2021. Mr. Bishop’s and Ms. Ferguson-McHugh’s salaries remained fixed at $910,000. Mr. Jejurikar’s salary increased 9.5% to $810,000, effective September 1, 2020, based on the outstanding business results in his leadership of Fabric & Home Care, our largest business segment.

STAR Annual Bonus

The STAR program links a substantial portion of each NEO’s annual cash compensation to the Company’s performance for the fiscal year. The program focuses on the achievement of business unit results (weighted as applicable for each NEO), but also includes a component that measures the performance of the overall Company. STAR awards are generally paid in cash, but executives can also elect to receive all or part of their awards in stock options or non-qualified deferred compensation.

STAR awards are calculated using the following formula:

The basis for each element of STAR is:

STAR Target. The C&LD Committee sets STAR targets for NEOs using annual bonus benchmarks for similar positions in our Peer Group.

40 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Business Unit Performance Factor. The CEO, COO, CFO, and CHRO (“STAR Committee”) recommend Business Unit Performance Factors for each business unit, based on a retrospective assessment of the performance of each of the 15 business units against six metrics:

Goal	What It Measures	Purpose of the Measure
Organic Sales Growth	One-year business unit sales growth	Rewards meeting / exceeding sales growth targets
Operating Profit Growth	One-year business unit profit growth	Rewards meeting / exceeding profit growth targets
Adjusted Free Cash Flow Productivity	One-year business unit cash flow productivity	Rewards effective conversion of earnings into cash
Value Share	One-year business unit increase in value share	Rewards market share growth versus competition
Operating TSR	One-year business unit total shareholder return	Rewards balanced top- and bottom-line growth with strong cash flow
Internal Controls	One-year measure of audit results and issue remediation	Rewards strong governance and stewardship

This assessment is compared to each business unit’s role in the portfolio, reflecting the different industries in which the Company’s businesses compete and their growth potential. The C&LD Committee then determines the Business Unit Performance Factors based on the STAR Committee’s recommendations. None of the officers on the STAR Committee participates in discussions of or recommends their own STAR awards to the C&LD Committee. The Business Unit Performance Factors can range between 0% and 200%. The Business Unit Performance Factor for global business services and corporate functions is the weighted average of the Business Unit Performance Factors for all the global business units and enterprise market operations in order to align all organizations with the six metrics.

The Business Unit Performance Factor for NEOs who lead multiple business units is based on a combination, as determined by the STAR Committee, of the results of the business units for which the NEO is ultimately responsible. There are no separate performance goals for the business unit combinations for purposes of compensation.

To better align STAR awards with individual and local performance, the President of each business may differentiate award levels based on the overall performance of lower level divisions, provided the total expenditure does not exceed what was approved by the STAR Committee. This differentiation only impacts awards for those employees below the President level and thus does not impact NEO compensation.

Total Company Performance Factor. The C&LD Committee sets targets for the Company’s annual Organic Sales Growth and Core EPS Growth as the basis for the Company Performance Factor to encourage a balanced focus on both top-line and bottom-line results and to encourage collaboration among the business units. These targets are typically linked to the external financial guidance provided at the beginning of the fiscal year, and the Core EPS target specifically includes the expected impact of our share repurchase program. The Committee establishes performance targets and a payout scale from 0% to 200% for each measure, with each weighted 50% and added together to produce the Total Company Performance Factor.

While the formula described above is used to calculate potential STAR awards, the C&LD Committee retains the authority to make no STAR award in a given year and the discretion to accept, modify, or reject management’s recommendations for any or all employees, including the NEOs.

2021 Proxy Statement 41

COMPENSATION DISCUSSION & ANALYSIS

FY 2020-21 STAR Annual Bonus

Mr. Taylor’s STAR target remained unchanged from last fiscal year, at 200% of salary. Mr. Schulten’s STAR target was 50% of salary for the first 8 months of the fiscal year and was increased to 110% of salary when he assumed the role of CFO on March 1, 2021. The STAR target for Mr. Moeller remained unchanged from last fiscal year, at 140% of salary. The targets for Mr. Bishop, Ms. Ferguson-McHugh, and Mr. Jejurikar remained at 100% of salary.

At the beginning of FY 2020-21, the C&LD Committee established the Company’s Organic Sales Growth target at 3% and the Core EPS Growth target at 5%. These targets reflected a highly uncertain outlook on how underlying consumer markets would develop in the midst of the pandemic. These goals were used to establish a payout scale from 0% to 200% of target for each measure with a 100% payout for target performance. Both measures’ results were weighted at 50% and added together to derive the Total Company Performance Factor. Organic Sales Growth and Core EPS Growth were 6.4% and 10.5%, respectively, resulting in a Total Company Performance Factor of 200%. These results reflected the very strong execution of our integrated strategy and the agility of the organization to navigate the challenges linked to the pandemic. The C&LD Committee then reviewed the recommendations provided for the Business Unit Performance Factors and, after considering the performance of the total Company and the appropriate combination of Business Unit Performance Factors for each NEO, approved the following STAR awards:

FY 2020-21 STAR AWARDS

NEO	STAR Target ($)	Business Unit Factor (70% Weight) (%)	Total Company Factor (30% Weight) (%)	STAR Award ($)	STAR Award (% of Target)

David S. Taylor	3,600,000	175	200	6,570,000	183

Andre Schulten	525,000	170 (NA Baby) / 175 (BU Average)	200	951,563	181

Jon R. Moeller	1,680,000	175	200	3,066,000	183

Steven D. Bishop	910,000	195	200	1,788,150	197

Mary Lynn Ferguson-McHugh	910,000	156	200	1,541,313	169

Shailesh Jejurikar	810,000	199	200	1,614,330	199

In keeping with good governance practices, the NEO members of the STAR Committee (CEO, COO, CFO, CHRO) did not recommend their own awards. Instead, the C&LD Committee used the weighted average of all Business Unit Performance Factors and the Total Company Performance Factor to determine the awards according to the STAR formula for Mr. Taylor and Mr. Moeller. For Mr. Schulten, the C&LD Committee pro-rated his award to reflect six months in his prior role of Senior Vice President—Baby Care, North America, two months in Corporate during his transition period, and four months in his role as CFO using the weighted average of all Business Unit Performance Factors as described above.

The STAR awards recommended to the C&LD Committee for the remaining NEOs were computed using the formula described on page 40 of this proxy statement. Mr. Bishop’s STAR award was based on a combination of the Health Care and Oral Care businesses, Ms. Ferguson-McHugh’s STAR award was based on a combination of Family Care and New Business, and Mr. Jejurikar’s STAR award was based on a combination of the Fabric Care, Home Care, and P&G Professional businesses.

Long-Term Incentives

The majority of the NEOs’ compensation is delivered through two long-term incentives tied to sustained Company performance: the PSP and the LTIP.

The C&LD Committee uses competitive market data to set total long-term compensation targets considering the median total long-term target compensation of comparable positions in the Peer Group, regressed for revenue

42 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

size. The CEO recommends NEO grants to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each NEO, including that individual’s leadership skills and progress on key Equality & Inclusion and Sustainability initiatives. These recommendations can be up to 50% above or 50% below the benchmarked target for each level and role.

The C&LD Committee retains full authority to accept, modify, or reject these recommendations. In exceptional cases, no grant will be awarded. One half of each NEO’s annual long-term compensation is allocated to PSP through an initial PSU grant as described below. The other half is an LTIP grant.

Performance Stock Program (PSP)

The PSP aligns the interests of the NEOs with shareholders by encouraging NEOs to focus on the aspects of the long-term performance of the Company that create shareholder value. In the first year of each three-year performance period, the C&LD Committee grants PSUs to each NEO. The number of PSUs that vest at the end of the performance period will depend on Company results against predetermined performance goals over the three-year period.

The C&LD Committee sets targets at the beginning of each performance period for the following categories (“Performance Categories”):

Goal	What It Measures	Purpose of Measure

Relative Organic Sales Growth	3-year compounded sales growth relative to the competitive peer group	Rewards strong sales growth relative to peers
Core EPS Growth	3-year compounded core earnings per share growth	Rewards meeting / exceeding Core EPS growth target
Constant Currency Core Before–Tax Operating Profit Growth	3-year core before tax profit excluding the impact of foreign exchange	Rewards meeting / exceeding operating profit growth target
Adjusted Free Cash Flow Productivity	3-year average free cash flow productivity	Rewards effective conversion of earnings into cash to enable strong cash return to shareholders
Relative TSR Multiplier	3-year Total Shareholder Return relative to competitive peer group	Increases payouts for top quartile performance and reduces payouts for bottom quartile performance

The Core EPS Growth target for year one of the PSP program is typically linked to the external financial guidance provided at the beginning of the fiscal year. The Core EPS Growth targets for years two and three are based on our longer-term expected growth rates. These targets include the best estimates of the impact of our share repurchase program. The C&LD Committee then assigns a minimum and maximum performance goal for each Performance Category. At the end of the three-year performance period, each Performance Category will have a Performance Factor between 0% and 200%, depending on results achieved in each category. The Performance Factor will be 100% if the business results for the category are at target. Business results falling between the minimum and maximum performance goals are determined via linear interpolation. We believe that using a sliding scale to reward performance, as opposed to “all or nothing” goals, discourages participants from taking unnecessary risks to earn payments under the program. To determine the vested PSUs at the end of each three-year performance period, the C&LD Committee multiplies the initial PSU grant (plus compounded dividend equivalents) by the weighted average of the Performance Factors and the Relative TSR Multiplier, which is set at 125% for results in the top quartile of our peer set and 75% for results in the bottom quartile.

2021 Proxy Statement 43

COMPENSATION DISCUSSION & ANALYSIS

The formula is as follows:

PSUs vest at the end of the three-year performance period at which time the final payouts are determined. Upon settlement of their PSUs, NEOs may elect to defer receipt of the shares of Common Stock by choosing to instead receive retirement deferred RSUs.

Long-Term Incentive Program (LTIP) Grant

The LTIP grant is the second component of the Company’s long-term incentive compensation for its senior executives. Executives can elect to receive all or a portion of their LTIP grants in either RSUs or stock options prior to the grant date, with the exception of the CEO, whose grant form and amount is solely determined by the C&LD Committee. Stock options do not vest (and therefore are not exercisable) until three years from the date of grant and expire ten years from the date of grant, or earlier in the case of certain termination events. RSUs cliff-vest three years after grant date and are delivered, upon vesting, in shares of Common Stock, along with compounded dividend equivalents. These awards focus executives on the long-term success of the Company, and we believe the vesting restrictions enhance retention because employees who voluntarily resign from the Company during the specified vesting periods forfeit their grants.

FY 2020-21 Long-Term Incentive Grants

The following long-term incentive grants were made on October 1, 2020. Award amounts approved by the C&LD Committee vary from the grant date fair value shown in the table due to the impact of the Relative TSR Multiplier on the fair value of the PSUs granted under the PSP on the grant date. The actual compensation realized by each NEO will be determined by future Company performance.

FY 2020-21 LONG-TERM INCENTIVE GRANTS
	PSP Grant		LTIP Grant			Total
	PSUs	Grant Date	Options	RSUs	Grant Date	Grant Date
		Fair Value			Fair Value	Fair Value
NEO	(#)	($)	(#)	(#)	($)	($)

David S. Taylor	51,171	7,851,167	218,250	17,910	7,125,053	14,976,220

Andre Schulten	1,096	168,159	0	3,286	457,543	625,702

Jon R. Moeller	26,394	4,049,631	129,890	6,599	3,675,111	7,724,742

Steven D. Bishop	12,024	1,844,842	78,893	0	1,674,109	3,518,951

Mary Lynn Ferguson-McHugh	12,024	1,844,842	0	12,024	1,674,222	3,519,064

Shailesh Jejurikar	12,024	1,844,842	78,893	0	1,674,109	3,518,951

The C&LD Committee approved a $14,250,000 long-term incentive award for Mr. Taylor. In determining this award, the Committee considered Mr. Taylor’s performance in leading the Company to significantly improved financial results while navigating the challenges of the pandemic and delivering correspondingly high total shareholder returns. Market-based compensation data from our peer group CEOs was taken into consideration when making the final award decision.

The award shown for Mr. Schulten was based on his position of Senior Vice President, North America Baby Care, prior to his promotion to CFO.

44 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

The C&LD Committee approved a long-term incentive award of $7,350,000 for Mr. Moeller. This award reflected the scope of Mr. Moeller’s role as Vice Chair, COO, and CFO, and his performance during FY 19/20. His position was unique within our peer companies, based on responsibilities that far exceed other Peer Group CFOs.

Mr. Bishop, Ms. Ferguson-McHugh, and Mr. Jejurikar each received an award of $3,348,180 based on exceptional results in each of their respective business units, as well as taking into account market competitive data for their positions.

PSP Goal Setting

In conjunction with deciding the amount and allocation of the NEOs’ long-term incentive opportunities for FY 2020-21, the C&LD Committee set the PSP Performance Factors listed below for the three-year performance period starting July 1, 2020 through June 30, 2023. The delivery of results against these goals, combined with the relative TSR multiplier, will determine the ultimate payout for this portion of compensation.

PSP GOALS FOR PERFORMANCE PERIOD JULY 1, 2020–JUNE 30, 2023
Organic Sales Growth Percentile Rank in Peer Group (30% Weighting)[1]		Constant Currency Core Before-Tax Operating Profit Growth (20% Weighting)[2]		Core EPS Growth (30% Weighting)[3]		Adjusted Free Cash Flow Productivity (20% Weighting)[4]
% Growth	Payout Factor	% Growth	Payout Factor	% Growth	Payout Factor	%	Payout Factor

80th	200%	≥12.0	200%	≥11.3	200%	≥115	200%

70th	167%	10.3	167%	9.6	167%	107	167%

60th	133%	8.7	133%	8.0	133%	98	133%

Target 50th	100%	Target 7.0	100%	Target 6.3	100%	Target 90	100%

40th	67%	5.3	67%	4.6	67%	82	67%

30th	33%	3.7	33%	3.0	33%	73	33%

≤20th	0%	≤2.0	0%	≤1.3	0%	≤65	0%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions, divestitures, foreign exchange, and certain other items (as appropriate) from year-over-year comparisons. Relative Organic Sales growth is a measure of the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies. See Exhibit A for a definition of non-GAAP measures.

2 Constant Currency Core Before-Tax Operating Profit Growth is a measure of operating profit growth adjusted to exclude foreign exchange impacts and certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures.

3 Core EPS Growth is a measure of the Company’s diluted net earnings per share growth, adjusted for certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures.

4 Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow excluding (as appropriate) certain impacts less the 3-year sum of Capital Expenditures to the 3-year sum of Net Earnings excluding (as appropriate) certain charges. See Exhibit A for a definition of non-GAAP measures.

2021 Proxy Statement 45

COMPENSATION DISCUSSION & ANALYSIS

Looking Back: Realized Pay for PSP Performance Period JULY 1, 2018–JUNE 30, 2021

In addition to setting the performance goals for the new PSP cycle, the C&LD Committee reviewed the results for the Performance Period (July 1, 2018 to June 30, 2021), which paid out in August 2021. The C&LD Committee reviewed these results against the goals established at the beginning of that Performance Period to determine the realized pay for each NEO. PSP paid out at 200% of target based on exceptional financial results and top quartile TSR results vs. our competitive marketplace peers.

PSP RESULTS FOR JULY 1, 2018–JUNE 30, 2021

Performance Factors	Target	Actual	Weight	Result

Relative Organic Sales Growth[1]	50th Percentile	67th Percentile	30%	157%

Constant Currency Core Before-Tax Operating Profit Growth[2]	5.7%	13.0%	20%	200%

Core EPS Growth[3]	6.3%	10.3%	30%	180%

Adjusted Free Cash Flow Productivity[4]	90%	108%	20%	172%

Weighted Average of Performance Factors				175%

Relative TSR Modifier[5]				125%

Final PSP Payout[6]				200%

1 Organic Sales Growth is the sales growth excluding the impacts of the adoption of a new accounting standard on revenue recognition in fiscal 2019, acquisitions, divestitures and foreign exchange from year-over-year comparisons. Relative Organic Sales growth is a measure of the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies. See Exhibit A for a reconciliation of non-GAAP measures.

2 Constant Currency Core Before-Tax Operating Profit Growth is the 3-year compound annual growth rate of Before-Tax Operating Profit, adjusted to exclude foreign exchange impacts, the charges for Shave Care impairment in fiscal 2019, and incremental restructuring in fiscal years 2019 and 2020. See Exhibit A for a reconciliation of non-GAAP measures.

3 Core EPS Growth is the 3-year compound annual growth rate of the Company’s diluted net earnings per share, adjusted for charges for early extinguishment of debt in fiscal 2018 and 2021, the gain on dissolution of the PGT Healthcare partnership, the charges for Shave Care impairment and anti-dilutive impacts in fiscal 2019, and incremental restructuring in fiscal years 2019 and 2020. See Exhibit A for a reconciliation of non-GAAP measures.

4 Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow (excluding tax payments related to the transitional taxes from the U.S. Tax Act in all periods and tax payments related to the Merck Consumer OTC Healthcare acquisition in fiscal 2020, less the 3-year sum of Capital Expenditures) to the 3-year sum of Net Earnings (excluding the Shave Care impairment charges in fiscal 2019 and the gain on the dissolution of the PGT Healthcare partnership in fiscal 2019, and the losses on early extinguishment of debt in fiscal 2021). See Exhibit A for a reconciliation of non-GAAP measures.

5 The Relative TSR Modifier is a measure of P&G’s relative market total shareholder return performance versus a competitive peer group, calculated as a 3-year compound annual growth rate of the stock price including the impact of reinvested dividends.

6 The Final PSP payout was capped at 200% according to the program rules.

46 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

The resulting NEO payouts are indicated below:

REALIZED PAY FOR PERFORMANCE PERIOD JULY 1, 2018–JUNE 30, 2021

Named Executive Officer	Initial # of PSUs Granted Plus Dividend Equivalents	Market Value of Target Award @ $134.93	PSP Payout Factor	Final # of PSUs Awarded	Market Value of Final Award @ $134.93

David S. Taylor	58,935	7,952,133	200%	117,871	15,904,334

Andre Schulten	1,253	169,130	200%	2,507	338,270

Jon R. Moeller	27,835	3,755,840	200%	55,671	7,511,688

Steven D. Bishop	12,843	1,732,839	200%	25,686	3,465,812

Mary Lynn Ferguson-McHugh	14,254	1,923,235	200%	28,508	3,846,584

Shailesh Jejurikar	13,760	1,856,582	200%	27,520	3,713,274

The value of PSUs at target and awarded was calculated by multiplying the number of PSUs and accumulated dividend equivalents by the Company stock price as of June 30, 2021. These PSUs will deliver in shares of Common Stock or retirement deferred RSUs (as elected by the participants) in August 2021. The market value of the final award does not include a final payment of dividend equivalents on the PSUs, which took place on August 16, 2021, prior to delivery in shares.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) is the Company’s primary retirement program for U.S.-based employees. The PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the NEOs. Under the PST, the Company makes an annual contribution of cash, which is used to purchase Company stock that is credited to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual salaries and years of service.

Some participants in the PST (including the NEOs) do not receive their full contributions due to federal tax limitations. As a result, they participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under the PST and what would have otherwise been contributed under the PST but for the tax limitations. Participants are vested in their PST accounts after five years of service, and similarly, their PST Restoration RSUs become non-forfeitable after five years of service.

In addition, some individuals who would otherwise participate in the PST are ineligible due to their work locations. As a result, they participate in the nonqualified International Retirement Plan (“IRP”). These individuals receive RSUs valued at an amount equal to the contribution that would have otherwise been contributed under the PST had they been eligible to participate in the PST. IRP RSUs also become non-forfeitable after five years of service.

The PST, the PST Restoration Program, and the IRP have created ownership at all levels of the Company. These programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business.

For non-U.S.-based employees, individual country plans provide retirement benefits. In addition, employees who work in multiple countries during their careers may also be eligible for supplemental benefits under the Global International Retirement Arrangement (“IRA”). Messrs. Schulten and Jejurikar participate in the IRA. Mr. Schulten also participates in a German Plan.

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”) allows executives to defer receipt of up to 100% of their STAR awards and up to 75% of their annual salary. Executives may also elect to

2021 Proxy Statement 47

COMPENSATION DISCUSSION & ANALYSIS

convert a portion of their PST Restoration RSUs into notional cash with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes, which are primarily for convenience and personal security. No changes were made to executive benefits over the past year, and the Company continues to manage executive benefits as a very small percentage (less than 2%) of total compensation for the NEOs during FY 2020-21.

Benefits that safeguard senior executives, such as home security systems, secured workplace parking, and annual physical health examinations, are available to NEOs as needed. While Company aircraft are generally only used for Company business, for security reasons the CEO is required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, NEOs may travel to outside board meetings on Company aircraft. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, NEOs and their spouses/guests may join these flights for personal travel. To the extent any travel on Company aircraft (e.g. personal/spouse/guest travel) results in imputed income to an NEO, the NEO is responsible for paying the taxes on that income, and the Company does not provide separate gross-up payments based on the NEO’s personal income tax due. We also reimburse NEOs for the cost of some tax preparation and financial counseling to keep NEOs’ attention focused on Company business and to support accurate personal tax reporting. To further increase executive efficiency, we provide limited local transportation within Cincinnati. We provided executive group whole life insurance coverage (equal to annual salary rate plus STAR target up to $5,000,000) to certain executives, including the NEOs, under a program now closed to new participants. The C&LD Committee periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices.

Executive Compensation Changes for FY 2021-22

ESG and Incentive Compensation

At its August 9, 2021 meeting, the C&LD Committee elected to introduce a new Environmental, Social, and Governance (ESG) Factor that will be applied to the annual incentive (STAR) program for senior executives commencing July 1, 2021. The ESG Factor reinforces our key commitments to ESG initiatives (which the Company collectively refers to as Citizenship) by linking a portion of senior executive pay directly to outcomes and progress achieved. The C&LD Committee will determine the ESG Factor at the end of the fiscal year, based on the STAR Committee’s recommendation, which is derived from an assessment of total Company fiscal year progress towards long-term Equality & Inclusion and Environmental Sustainability goals. These goals are based on various targets and ambitions reported in our annual Citizenship Report and reinforce our desire to be a “force for good and a force for growth” by ensuring a continued focus on gender diversity and multicultural representation, as well as our long-term environmental sustainability goals. The ESG Factor will adjust the Company Factor portion of the STAR award as a multiplier in the range of 80% to 120%.

Leadership Changes

On July 29, 2021, the Board elected Mr. Moeller as President and Chief Executive Officer of the Company and elected Mr. Tayor as Executive Chairman of the Board, both effective November 1, 2021. Accordingly, as of November 1, Mr. Moeller’s salary will increase to $1,600,000, his STAR target will increase to 200% of salary, and his long-term incentive opportunity will be valued at $11,200,000, with approximately 50% of the long-term incentive value in the PSP and 50% in LTIP. Also effective November 1, Mr. Taylor’s salary will decrease to $1,200,000, his STAR target will be 150% of salary, and his long-term incentive opportunity will be valued at $12,500,000, with approximately 50% of the long-term incentive value in the PSP and 50% in LTIP. The payout for the PSP grants made in FY 2021-22 will be made in August 2024 and will be based on the achievement goals established for the three-year performance cycle. The compensation to be realized from the LTIP grants will depend on the Company’s future stock price.

48 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

In connection with his appointment as Chief Operating Officer, effective October 1, 2021, Mr. Jejurikar will receive an annual base salary of $1,000,000 and will participate in the Company’s annual incentive program with a target award equal to 120% of base salary. In relation to his election, and in connection with the Company’s annual equity grant cycle, the Board of Directors approved a long-term incentive award valued at $4,000,000, with approximately 50% of the long-term incentive value in the PSP and 50% in the LTIP.

Compensation Governance Practices and Oversight

Our executive compensation practices are designed to incent strong performance, support good governance, and mitigate excessive risk-taking.

What We Do:

☑	Target compensation at the median of an appropriate peer group, with substantial variation based on performance.

☑	Significant share ownership and equity holding requirements are in place for senior executives.

☑	Multiple performance metrics under STAR and PSP remove any incentive to focus on a single performance goal to the detriment of other goals.

☑	Appropriate balance between short-term and long-term compensation discourages short-term risk-taking at the expense of long-term results.

☑	Double Trigger. Time-based equity awards do not vest solely on account of a change in control (requires a qualifying termination following a change in control).

☑	Engagement of an Independent Advisor. Our C&LD Committee engages an independent compensation consultant, who performs no other work for the Company, to advise on executive compensation matters.

☑

Clawback policy permits the C&LD Committee to recoup certain compensation payments in the event of a significant restatement of financial results for any reason. Additionally, the two most recent stock plans allow recovery of proceeds from stock awards if a participant violates certain plan provisions such as taking actions that may damage the reputation, goodwill, or stability of the Company.

What We Do Not Do:

☒	No employment contracts with executives containing special severance payments such as golden parachutes.

☒	No special executive retirement programs and no severance programs that are specific to executive officers.

☒	No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

☒	No excessive perquisites for executives.

☒	No hedging or engaging in the following transactions that include shares of Common Stock: pledging, collars, short sales, and other derivative transactions.

☒	No re-pricing or backdating stock options.

2021 Proxy Statement 49

COMPENSATION DISCUSSION & ANALYSIS

Board and Compensation Committee Oversight

Role of the Committee

The C&LD Committee is responsible to the Board for the Company’s overall compensation policies and their specific application to principal officers elected by the Board. In setting and overseeing executive pay, the C&LD Committee reviews a broad spectrum of information, including the ratio between the total compensation of the median employee and the total compensation of the CEO (found on pages 70-71 of this proxy). Across the Company, total compensation is benchmarked against an appropriate peer group, using median market pay as the competitive benchmark. Compensation can then be adjusted based on performance. In setting CEO and executive pay, the C&LD Committee takes into account the executive’s experience in the particular role, as well as the performance of the total Company and business units, and also considers individual performance. In setting CEO pay, other factors are considered by the Committee, such as the degree of pay alignment with the Company’s relative Total Shareholder Return (TSR) rank and the appropriate mix of short- and long-term pay and fixed and performance-based pay.

Role of Compensation Consultants

For FY 2020-21, the C&LD Committee renewed its agreement with Frederic W. Cook & Co., Inc. to advise on various compensation matters, including Peer Group identification, competitive practices and trends, specific program design, and actions with respect to NEO and principal officer compensation. Prior to the renewal, the C&LD Committee evaluated the independence of Frederic W. Cook & Co., Inc., taking into account any relationships with the Company’s Directors, officers, and employees in accordance with NYSE listing standards. Based on this evaluation, the C&LD Committee concluded that Frederic W. Cook & Co., Inc. was an independent advisor. Under the terms of its agreement with the C&LD Committee, Frederic W. Cook & Co., Inc. was prohibited from conducting any other business for the Company or its management, and the C&LD Committee has direct responsibility for oversight and compensation of the work performed by Frederic W. Cook & Co., Inc. The C&LD Committee generally meets with its independent compensation consultant in an executive session at regularly scheduled C&LD Committee meetings.

During FY 2020-21, Company management used a separate compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to provide compensation advice, competitive survey analysis, and other benchmark information related to trends and competitive practices in executive compensation.

Beginning on July 1, 2021, the C&LD Committee transitioned to Meridian as its sole independent compensation consultant to advise on compensation matters. Meridian will no longer provide compensation consulting services to Company management. At its August 9, 2021 meeting, the C&LD Committee evaluated the independence of Meridian in accordance with NYSE listing standards and concluded that Meridian is an independent advisor.

Consideration of Most Recent “Say on Pay” Vote

The Committee reviewed the results of the annual shareholder advisory vote on NEO compensation (the “Say on Pay” vote) that was held at the 2020 annual meeting of shareholders. Approximately 92% of the votes cast on the proposal were cast in support of the compensation of our NEOs. Given the positive endorsement of the Company’s executive compensation decisions, the Committee did not make any changes to the Company’s program or policies as a result of the Say on Pay vote.

Establishing Peer Groups and Market-Based Compensation

The C&LD Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at companies considered to be our peers (“Peer Group”), based on criteria described below. The C&LD Committee sets targets for each element of compensation considering the same elements of compensation paid to those holding similar roles at companies in our Peer Group, focusing on positions with similar management and revenue responsibility. For the CEO’s compensation analysis, the C&LD Committee considers the Company’s revenue, market capitalization, and relative performance compared to our Peer Group.

50 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

The Peer Group is objectively determined and consists of global companies that generally meet the following criteria:

•	Have revenue comparable to the Company ($72.5 billion) and/or market capitalization comparable to the Company (approximately $345 billion) as of December 2020;
•	Peer Group revenues range from $16 billion to $548 billion with a median of $66 billion; and
•	Peer Group market capitalization ranges from $32 billion to $1,682 billion with a median of $181 billion.
•	Compete with the Company in the marketplace for business and investment capital;
•	Compete with the Company for executive talent; and
•

Have generally similar pay models. We do not compare with companies in the financial services or insurance industries, where the mix of pay elements or program structure is generally materially different from our mix of pay elements and program structure.

Each year, the C&LD Committee evaluates and, if appropriate, updates the composition of the Peer Group. Changes to the Peer Group are carefully considered and made infrequently to ensure continuity from year to year. For FY 2020-21, the Committee did not make any changes to the Peer Group.

Peer Group for Relative TSR Multiplier

The Company also establishes a peer group to calculate Relative Organic Sales Growth and the Relative TSR Multiplier used in our PSP formula. These companies are ones with which we compete in the marketplace.

Peer Group for 2020 Compensation Decisions			Peer Group for Relative Organic Sales Growth and TSR Multiplier for 2020-23
Performance Period
Unique Peers		Common Peers	Unique Peers
3M	Lockheed Martin	Colgate-Palmolive	Beiersdorf
Abbott Laboratories	Merck	Johnson & Johnson	Church & Dwight
AT&T	Microsoft	Kimberly-Clark	Clorox
Boeing	Mondelez		Edgewell
Chevron	Nike		Essity
Coca-Cola	PepsiCo		Henkel
ExxonMobil	Pfizer		Kao
General Electric	Raytheon Technologies		L’Oreal
HP Inc.	Verizon		Reckitt Benckiser
Home Depot	Wal-Mart Stores		Unicharm
IBM			Unilever

While the target total compensation for our NEOs is set considering size-adjusted median target total compensation within our Peer Group, actual compensation varies depending on the NEO’s responsibility and experience in the particular role, as well as on total Company, business unit, and individual performance. Consistent with our principles to pay for performance and pay competitively, substantial differences may exist among NEOs’ pay.

Stock Ownership Requirements

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the NEOs, the C&LD Committee established the Executive Share Ownership Program and Equity Holding Requirement.

The Executive Share Ownership Program requires the CEO to own shares of Company stock and/or RSUs (including granted Performance Stock Units) valued at a minimum of eight times salary. Mr. Taylor currently holds approximately 22 times salary. All other NEOs must own stock and/or RSUs (including granted PSUs) valued at a minimum of four or five times salary, depending on the NEO’s role. The C&LD Committee annually reviews these holdings, and as of April 1, 2021, each NEO exceeded these requirements.

2021 Proxy Statement 51

COMPENSATION DISCUSSION & ANALYSIS

At its meeting on August 9, 2021, the C&LD Committee approved changes to the Executive Share Ownership Program based on an assessment of peer and market prevalent practices. Changes were made to exclude PSUs from the calculation of share ownership and to change the ownership requirements so that all NEOs other than the CEO are required to hold four times salary. The CEO ownership requirement will remain at eight times salary.

The Equity Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options or receiving shares from RSU settlements or PSU payouts. The equity holding requirement applies when an executive, including NEOs, has not met the ownership requirements of the Executive Share Ownership Program. When the holding requirement applies, the CEO is required to hold the net shares received from stock option exercises and RSU and PSU settlements for at least three years, and the other NEOs are required to hold net shares received for at least one year. The holding requirement does not apply to unrestricted stock or to STAR awards that executives elect to take as stock options instead of cash.

Special Equity Awards

On occasion, the C&LD Committee makes special equity grants in the form of RSUs to senior executives to encourage retention of the talent necessary to manage the Company successfully or to recognize superior performance. No special equity award was granted to any NEO in FY 2020-21.

Mitigation of Excessive Risk-Taking

Recoupment & Clawback

The C&LD Committee’s Senior Executive Officer Recoupment Policy permits the C&LD Committee to recoup or “clawback” certain STAR or long-term incentive program payments made to executives in the event of a significant restatement of financial results for any reason. This authority is in addition to the C&LD Committee’s authority under The Procter & Gamble 2019 Stock and Incentive Compensation Plan (“2019 Plan”) and prior plans to suspend or terminate any outstanding equity if the C&LD Committee determines that the participant violated certain plan provisions. Moreover, the 2019 Plan, The Procter & Gamble 2014 Stock and Incentive Compensation Plan (“2014 Plan”), and The Procter & Gamble 2009 Stock and Incentive Compensation Plan (as amended) (“2009 Plan”), each has a clawback provision that allows the Company or the C&LD Committee to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan provisions, such as taking actions that are significantly contrary to the best interests of the Company, including actions that cause harm to the Company’s reputation, stability, or goodwill.

Prohibition of Use of Company Stock in Derivative Transactions

The Company’s Global Insider Trading Policy prohibits NEOs from engaging in derivative transactions involving Company stock, including pledging, collars, short sales, hedging investments, and other derivative transactions. Purchases and sales of Company stock by NEOs can only be made during the approximately one-month period following a public earnings announcement or, if outside these window periods, with express permission from the Company’s Legal Division or in accordance with a previously established trading plan that meets SEC requirements.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including NEOs, to cover non-business-related personal income taxes. However, certain expatriate allowances, relocation reimbursements, and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy because there is a business purpose to their relocations. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with pre-existing contractual obligations.

52 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Employment Contracts

The C&LD Committee believes employment contracts for executives are not necessary because our executives have developed a focus on the Company’s long-term success. Moreover, the C&LD Committee does not provide special executive severance payments, such as golden parachutes, to the Company’s executives. In the event the Company encourages an NEO, or any other U.S. employee, to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual salary, calculated based on years of service.

2021 Proxy Statement 53

EXECUTIVE COMPENSATION

Executive Compensation

The following tables, footnotes, and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the NEOs.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years shown. Titles reflect the roles held by each NEO on June 30, 2021.

FY 2020–21 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus1 ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings[4] ($)	All Other Compen- sation[5] ($)	Total ($)

David S. Taylor

Chairman of the	2020-21	1,783,333	6,570,000	10,652,543	4,631,265	0	0	263,240	23,900,381

Board, President	2019-20	1,700,000	6,014,600	11,242,037	3,437,505	0	0	510,986	22,905,128
and Chief Executive Officer	2018–19	1,650,000	5,409,400	9,768,118	3,251,263	0	0	420,031	20,498,812

Andre Schulten Chief Financial Officer	2020–21	608,583	951,563	666,792	0	0	0	71,177	2,298,115

Jon R. Moeller

Vice Chairman,	2020-21	1,191,667	3,066,000	5,157,020	2,756,266	0	0	92,223	12,263,176

Chief Operating Officer	2019-20	1,150,000	2,848,090	4,863,501	2,625,010	0	0	119,421	11,606,022
(Former CFO)	2018–19	1,050,000	2,171,715	3,911,517	2,258,157	0	0	85,939	9,477,328

Steven D. Bishop	2020-21	910,000	1,788,150	1,981,378	1,674,109	0	0	87,229	6,440,866

Chief Executive Officer—	2019-20	910,000	1,628,900	2,371,962	1,255,571	0	0	82,246	6,248,679
Health Care	2018–19	870,000	1,390,260	2,200,194	694,580	0	0	76,245	5,231,279

Mary Lynn Ferguson-McHugh

Chief Executive Officer—	2020-21	910,000	1,541,313	3,655,600	0	0	0	87,334	6,194,247

Family Care	2019-20	910,000	1,767,448	3,629,011	0	0	0	101,000	6,407,459
and New Business	2018–19	877,500	1,543,300	2,429,675	770,875	0	0	75,741	5,697,091

Shailesh Jejurikar[6]

Chief Executive Officer—	2020-21	798,333	1,614,330	1,900,372	1,674,109	0	0	236,329	6,223,473

Fabric and Home Care

1 For FY 2020-21, Bonus reflects FY 2020-21 STAR awards that will be paid on September 15, 2021. Each NEO who participated in STAR could elect to take his or her STAR award in cash, deferred compensation, or stock options. For FY 2020-21, Mr. Taylor chose to take his STAR award as 35% cash, 55% stock options, and 10% deferred compensation. Mr. Schulten, Mr. Moeller, Mr. Bishop, and Ms. Ferguson-McHugh took their awards in cash. Mr. Jejurikar took his award in stock options.

2 For FY 2020-21, Stock Awards include the grant date fair value of any PST Restoration Program awards granted in August 2020 and the PSUs granted in October 2020 under the PSP. It also includes the grant date fair value of RSUs granted in October 2020 under the LTIP Stock Grant. The amount shown is determined in accordance with FASB ASC Topic 718. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see pages 42-45 of the Compensation Discussion & Analysis. For PSP awards, which are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. The value of the PSUs assuming the highest level of performance conditions will be achieved is: Mr. Taylor, $14,250,100; Mr. Schulten, $305,214 ; Mr. Moeller, $7,350,201; Mr. Bishop, $3,348,444; Ms. Ferguson-McHugh, $3,348,444; and Mr. Jejurikar, $3,348,444.

3 Option Awards for FY 2020-21 include the grant date fair value of each LTIP Stock Grant, determined in accordance with FASB ASC Topic 718.

54 The Procter & Gamble Company

EXECUTIVE COMPENSATION

We utilize an industry standard lattice-based valuation model to calculate the fair value for stock options granted. Assumptions utilized in the model, which are evaluated and revised to reflect market conditions and experience, were as follows:

Years ended June 30:	2021	2020	2019
Interest rate	0.1–0.7%	1.1–1.4%	2.5-2.7%
Weighted average interest rate	0.6%	1.3%	2.6%
Dividend yield	2.4%	2.4%	3.0%
Expected volatility	20%	17%	17%
Expected life in years	9.2	9.2	9.2

Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatility is based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report for the respective fiscal year. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see pages 42-45 of the Compensation Discussion & Analysis.

4 This column reflects aggregate changes in the actuarial present value of Mr. Schulten’s and Mr. Jejurikar’s pension benefits under The Procter & Gamble Company Global IRA (the “IRA”) and Mr. Schulten’s pension benefits under the The Procter & Gamble Pension Plan (Germany). The amounts for Mr. Schulten and Mr. Jejurikar were $(324,000) and $(382,000), respectively, and are not included in the Summary Compensation Table. None of the other NEOs participates in a pension plan. None of the NEOs had above-market earnings on deferred compensation.

5 Please see the table below for information on the numbers that comprise the All Other Compensation column.

6 Mr. Jejurikar’s salary in FY 2020-21 was converted to and paid in Swiss francs using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

ALL OTHER COMPENSATION

Name and Principal Position	Year	Retirement Plan Contributions[i] ($)	Executive Group Life Insuranceii ($)	Flexible Compensation Program Contributionsiii ($)	Expatriate, Relocation and Tax Equalization Paymentsiv ($)	Executive Benefits[v] ($)	Totalvi ($)
David S. Taylor
Chairman of the	2020-21	64,088	17,856	5,650	0	175,646	263,240
Board, President	2019-20	60,244	15,825	5,550	0	429,367	510,986
and Chief Executive Officer	2018-19	55,555	13,776	5,450	0	345,250	420,031
Andre Schulten
Chief Financial Officer	2020-21	64,088	1,926	4,238	0	925	71,177
Jon R. Moeller	2020-21	64,088	13,985	5,650	0	8,500	92,223
Vice Chairman and	2019-20	60,244	11,827	5,550	0	41,800	119,421
Chief Operating Officer	2018-19	55,555	9,314	5,450	0	15,620	85,939
Steven D. Bishop	2020-21	64,088	8,991	5,650	0	8,500	87,229
Chief Executive	2019-20	60,244	7,952	5,550	0	8,500	82,246
Officer—Health Care	2018-19	55,555	6,740	5,450	0	8,500	76,245
Mary Lynn
Ferguson-McHugh	2020-21	64,088	5,788	5,650	0	11,808	87,334
Chief Executive Officer—	2019-20	60,244	5,162	5,550	0	30,044	101,000
Family Care and	2018-19	55,555	4,507	5,450	0	10,229	75,741
New Business
Shailesh Jejurikar
Chief Executive Officer—	2020-21	35,482	6,105	5,650	174,199	14,893	236,329
Fabric & Home Care

2021 Proxy Statement 55

EXECUTIVE COMPENSATION

i Amounts contributed by the Company pursuant to the PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. NEOs also receive contributions in the form of RSU grants pursuant to the PST Restoration Program, a nonqualified defined contribution plan. These RSU awards are included in the Stock Awards column of the Summary Compensation Table.

ii Under the Executive Group Life Insurance Program (“EGLIP”), which was closed to new participants in 2013, the Company provides key executives life insurance coverage equal to salary plus their STAR target up to a maximum of $5,000,000. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2020 and calendar year 2021, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2020 and 2021 under these policies were as follows: Mr. Taylor, $354,897, Mr. Schulten, $21,874, Mr. Moeller, $84,578, Mr. Bishop, $40,334, Ms. Ferguson-McHugh, $19,429, Mr. Jejurkar, $50,795. This program is in addition to any other Company-provided group life insurance in which an NEO may enroll that is also available to all employees on the same basis.

iii Flexible Compensation Program Contributions are given in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service.

iv The Company provides assistance to certain employees, including NEOs, related to expenses incurred in connection with expatriate assignments and Company-required relocations. Mr. Jejurikar’s payment for expatriate assignment expenses resulted from his assignment in Switzerland, which included a housing allowance and related support of $36,287; costs of living adjustments of $86,543; a travel allowance of $24,915; relocation-related expenses of $19,354 and tax preparation cost of $7,100. Expenses were paid in Swiss francs and converted to U.S. dollars using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

v In addition, all NEOs are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, occasional use of a Company car, secure workplace parking, and home security and monitoring. The costs associated with Mr. Taylor’s use of a Company car were $16,079. The costs associated with home security and monitoring for Mr. Taylor were $2,044. While Company aircraft is generally used for Company business only, the CEO is required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security requirements established by the Board of Directors. While traveling on Company aircraft, the CEO may bring a limited number of guests (spouse, family member, or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Taylor’s personal use of the Company aircraft during FY 2020-21 were $147,223. Subject to the approval of the CHRO, certain executives are permitted to use the Company aircraft for travel to outside board meetings, if any, and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment; none of the other NEOs used the Company aircraft for either of these purposes in FY 2020-21. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. Beginning in fiscal 2020-21, the Company began using a new methodology for determining the hourly rate for flights that is more in line with industry standards and more accurately reflects the incremental variable costs for personal travel. The hourly rate is based on the incremental variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, and fees, including flight planning, ground handling and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

vi This total does not reflect a charitable donation of $10,000 made by the Company to the Children’s Safe Drinking Water Program on behalf of the Company’s Global Leadership Council, of which each NEO is a member. This donation was funded from general corporate assets, and the NEOs derived no financial benefits from this donation because this charitable deduction accrues solely to the Company.

56 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the NEOs during FY 2020-21.

GRANTS OF PLAN-BASED AWARDS

	Grant Date[1]	Compensation & Leadership Development Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[2] ($ per share)	Grant Date Fair Value of Stock and Option Awards[3] ($)
Name/Plan Name			Threshold (#)	Target (#)	Maximum (#)

David S. Taylor

LTIP Options[4]	10/01/2020	08/11/2020					218,250	139.24	4,631,265

LTIP RSUs[5]	10/01/2020	08/11/2020				17,910			2,493,788

PSUs[6]	10/01/2020	08/11/2020	0	51,171	102,342				7,851,167

PST Restoration RSUs[7]	08/06/2020	06/09/2020				2,620			307,588

STAR Stock Options[8]	09/15/2020	08/11/2020					162,717	138.63	3,308,037

Andre Schulten

LTIP RSUs[5]	10/01/2020	08/11/2020				3,286			457,543

PSUs[6]	10/01/2020	08/11/2020	0	1,096	2,192				168,159

PST Restoration RSUs[7]	08/06/2020	06/09/2020				350			41,090

Jon R. Moeller

LTIP Options[4]	10/01/2020	08/11/2020					129,890	139.24	2,756,266

LTIP RSUs[5]	10/01/2020	08/11/2020				6,599			918,845

PSUs[6]	10/01/2020	08/11/2020	0	26,394	52,788				4,049,631

PST Restoration RSUs[7]	08/06/2020	06/09/2020				1,606			188,544

Steven D. Bishop

LTIP Options[4]	10/01/2020	08/11/2020					78,893	139.24	1,674,109

PSUs[6]	10/01/2020	08/11/2020	0	12,024	24,048				1,844,842

PST Restoration RSUs[7]	08/06/2020	06/09/2020				1,163			136,536

Mary Lynn Ferguson-McHugh

LTIP RSUs[5]	10/01/2020	08/11/2020				12,024			1,674,222

PSUs[6]	10/01/2020	08/11/2020	0	12,024	24,048				1,844,842

PST Restoration RSUs[7]	08/06/2020	06/09/2020				1,163			136,536

Shailesh Jejurikar

LTIP Options[4]	10/01/2020	08/11/2020					78,893	139.24	1,674,109

PSUs[6]	10/01/2020	08/11/2020	0	12,024	24,048				1,844,842

PST Restoration RSUs[7]	08/06/2020	06/09/2020				473			55,530

STAR Stock Options[8]	09/15/2020	08/11/2020					71,780	138.63	1,459,287

1 Grant dates for equity awards are consistent from year to year. Beginning with the 2020-21 fiscal year, LTIP and PSP grants are made in October.

2 The options granted were awarded using the closing price of the Company stock on the date of the grant.

3 This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For stock awards, the actual amount paid will be based on the stock price on the delivery date. For options, the actual amount paid will be determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

4 These options are forfeitable until the later of retirement eligibility or one year after the grant date, will become exercisable on September 29, 2023, and will expire on October 1, 2030. For the retirement eligible NEOs (Mr. Taylor, Mr. Moeller, and

2021 Proxy Statement 57

EXECUTIVE COMPENSATION

Mr. Bishop,), prior to the first year anniversary of grant, the award will be pro-rated based on the number of days worked that year.

5 These units are forfeitable until the later of retirement eligibility or one year after the grant date and will deliver in shares on September 29, 2023. For the retirement eligible NEOs (Mr. Taylor, Mr. Moeller, and Ms. Ferguson McHugh), prior to the first year anniversary of grant, the award will be pro-rated based on the number of days worked that year. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

6 For awards granted under the Performance Stock Program, see page 43 of the Compensation Discussion & Analysis for applicable performance measures. These units are forfeitable until the later of retirement eligibility or one year after the grant date, and will deliver in shares in August 2023 unless elected otherwise by the NEO, subject to applicable tax rules and regulations. For the retirement eligible NEOs (Mr. Taylor, Mr. Moeller, Mr. Bishop, and Ms. Ferguson McHugh), prior to the first year anniversary of grant, the award will be pro-rated based on the number of days worked that year. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

7 For awards granted under the PST Restoration Program, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

8 These options are nonforfeitable, will become exercisable on September 15, 2023, and will expire on September 13, 2030. These options reflect payment of the FY 2019-20 STAR award, which was previously included in the Bonus column of the Summary Compensation Table in the 2020 Proxy Statement.

58 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Outstanding Equity at Fiscal Year End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of FY 2020-21.

OUTSTANDING EQUITY AT FISCAL YEAR-END TABLE
		Option Awards				Stock Awards

Name/ Plan Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
David S. Taylor
Key Manager	02/29/2016	205,095		80.2900	02/27/2026
STAR	09/15/2016	126,874		88.0600	09/15/2026
LTIP	02/28/2017	280,899		91.0700	02/26/2027
STAR	09/15/2017	315,392		93.2700	09/15/2027
LTIP	02/28/2018	252,017		78.5200	02/28/2028
STAR	09/14/2018		143,748	83.6100	09/14/2028
LTIP	02/28/2019		230,586	98.5500	02/28/2029
STAR	09/13/2019		77,633	122.1200	09/13/2029
LTIP	02/28/2020		226,898	113.2300	02/28/2030
PSP	02/28/2020							62,614	8,448,507
STAR	09/15/2020		162,717	138.6300	09/13/2030
LTIP	10/01/2020		218,250	139.2400	10/01/2030	4,493	606,202
PSP	10/01/2020							52,098	7,029,718
Andre Schulten
Key Manager	02/28/2014	17,220		78.6600	02/28/2024
Key Manager	02/27/2015	18,095		85.1300	02/27/2025
Key Manager	02/29/2016	22,203		80.2900	02/27/2026
LTIP	02/28/2017	33,624		91.0700	02/26/2027
LTIP	02/28/2018	30,677		78.5200	02/28/2028
LTIP	02/28/2019					4,367	589,239
LTIP	02/28/2020					4,167	562,277
PSP	02/28/2020							1,390	187,553
LTIP	10/01/2020					3,346	451,415
PSP	10/01/2020							1,116	150,582
Jon R. Moeller
Key Manager	02/29/2016	150,393		80.2900	02/27/2026
LTIP	02/28/2017	190,034		91.0700	02/26/2027
LTIP	02/28/2018	169,365		78.5200	02/28/2028
LTIP	02/28/2019		160,153	98.5500	02/28/2029
LTIP	02/28/2020		173,268	113.2300	02/28/2030
PSP	02/28/2020							31,876	4,301,029
LTIP	10/01/2020		129,890	139.2400	10/01/2030	1,655	223,269
PSP	10/01/2020							26,872	3,625,974

2021 Proxy Statement 59

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AT FISCAL YEAR-END TABLE
		Option Awards				Stock Awards

Name/ Plan Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
Steven D. Bishop
Key Manager	02/28/2014	39,797		78.6600	02/28/2024
STAR	09/15/2014	22,336		83.8700	09/15/2024
Key Manager	02/27/2015	96,324		85.1300	02/27/2025
STAR	09/15/2015	47,777		69.4500	09/15/2025
Key Manager	02/29/2016	54,802		80.2900	02/27/2026
LTIP	02/28/2017	132,725		91.0700	02/26/2027
LTIP	02/28/2018	125,746		78.5200	02/28/2028
LTIP	02/28/2019		49,261	98.5500	02/28/2029
LTIP	02/28/2020		82,876	113.2300	02/28/2030
PSP	02/28/2020							15,247	2,057,278
LTIP	10/01/2020		78,893	139.2400	10/01/2030
PSP	10/01/2020							12,242	1,651,813
Mary Lynn Ferguson-McHugh
Key Manager	02/28/2014	49,899		78.6600	02/28/2024
Key Manager	02/27/2015	48,162		85.1300	02/27/2025
Key Manager	02/29/2016	54,802		80.2900	02/27/2026
LTIP	02/28/2017	70,693		91.0700	02/26/2027
LTIP	02/28/2018	65,596		78.5200	02/28/2028
LTIP	02/28/2019		54,672	98.5500	02/28/2029
PSP	02/28/2020							15,247	2,057,278
LTIP	10/01/2020					3,016	406,974
PSP	10/01/2020							12,242	1,651,813
Shailesh Jejurikar
Key Manager	02/28/2013	12,465		76.1800	02/28/2023
Key Manager	02/28/2014	38,196		78.6600	02/28/2024
Key Manager	02/27/2015	49,337		85.1300	02/27/2025
Key Manager	02/29/2016	62,275		80.2900	02/27/2026
LTIP	02/28/2017	94,289		91.0700	02/26/2027
LTIP	02/28/2018	105,170		78.5200	02/28/2028
LTIP	02/28/2019		105,559	98.5500	02/28/2029
LTIP	02/28/2020		110,501	113.2300	02/28/2030
PSP	02/28/2020							15,247	2,057,278
STAR	09/15/2020		71,780	138.6300	09/13/2030
LTIP	10/01/2020		78,893	139.2400	10/01/2030
PSP	10/01/2020							12,242	1,651,813

60 The Procter & Gamble Company

EXECUTIVE COMPENSATION

1 The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards

Grant Date	Vest Date	Grant Date	Vest Date
02/28/2013	02/28/2016	09/15/2017	09/15/2020
02/28/2014	02/28/2017	02/28/2018	02/26/2021
09/15/2014	09/15/2017	09/14/2018	09/14/2021
02/27/2015	02/27/2018	02/28/2019	02/28/2022
09/15/2015	09/15/2018	09/13/2019	09/13/2022
02/29/2016	02/28/2019	02/28/2020	02/28/2023
09/15/2016	09/15/2019	09/15/2020	09/15/2023
02/28/2017	02/28/2020	10/01/2020	09/29/2023

2 The following provides details regarding the vesting date for PSU and RSU holdings included in the table. The Vest Date for PSUs indicates the date the award is earned. The PSU awards are delivered in shares in August following the date the award is earned after the board certifies payout results. The Vest Date for RSUs indicates the date of vesting listed in the award agreement. For Mr. Taylor, Mr. Moeller, and Ms. Ferguson-McHugh, the amount of RSUs reflected in the table above includes the 25% of the RSU award granted on 10/01/2020 that has not yet become non-forfeitable. The remaining 75% became non-forfeitable pro-rata through June 30, 2021 because Mr. Taylor, Mr. Moeller, and Ms. Ferguson-McHugh are retirement eligible.

Stock Awards

Award Type	Grant Date	Vest Date
LTIP RSUs	2/28/2019	02/28/2022
LTIP RSUs	2/28/2020	02/28/2023
LTIP RSUs	10/01/2020	09/29/2023
PSP PSUs	02/28/2020	06/30/2022
PSP PSUs	10/01/2020	06/30/2023

3 The Market Value of PSUs or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 30, 2021 ($134.93) by the number of PSUs or RSUs, respectively.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vestings during FY 2020-21 for the NEOs.

OPTION EXERCISES AND STOCK VESTED
	Option Awards			Stock Awards

Name/ Plan Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
David S. Taylor[5]
Key Manager	02/28/2014	86,960	4,710,246
STAR	09/15/2014	65,054	3,818,265
Key Manager	02/27/2015	176,202	9,731,213
STAR	09/15/2015	68,275	4,507,560
PSP 2018-2021				02/28/2019	117,871	15,904,334
PST Restoration				08/06/2020	2,620	307,588
LTIP				10/01/2020	13,673	1,844,898

2021 Proxy Statement 61

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED
	Option Awards			Stock Awards

Name/ Plan Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
Andre Schulten
Key Manager	02/29/2012	22,952	1,582,311
PSP 2018-2021				02/28/2019	2,507	338,270
PST Restoration				08/06/2020	350	41,090
Special Award				04/01/2019	2,029	270,924
Key Manager				02/26/2016	4,441	547,841
Jon R. Moeller[6]
Key Manager	02/27/2015	132,151	6,538,841
PSP 2018-2021				02/28/2019	55,671	7,511,688
PST Restoration				08/06/2020	1,606	188,544
LTIP				10/01/2020	5,038	679,777
Steven D. Bishop
Key Manager	02/28/2013	68,452	3,684,087
Key Manager	02/28/2014	60,000	3,590,400
PSP 2018-2021				02/28/2019	25,686	3,465,812
PST Restoration				08/06/2020	1,163	136,536
Mary Lynn Ferguson-McHugh[7]
Key Manager	02/28/2013	39,381	2,290,005
PSP 2018-2021				02/28/2019	28,508	3,846,584
PST Restoration				08/06/2020	1,163	136,536
LTIP				10/01/2020	9,180	1,238,657
Shailesh Jejurikar
Key Manager	02/29/2012	31,209	1,967,415
PSP 2018-2021				02/28/2019	27,520	3,713,274
PST Restoration				08/06/2020	473	55,530

1 The Number of Shares Acquired on Exercise is the gross number of shares acquired.

2 The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

3 Number of Shares Acquired on Vesting is the gross number of shares acquired or deemed non-forfeitable. Please see footnote 2 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.

4 Value Realized on Vesting was determined by multiplying the number of shares acquired by the actual market price obtained or, in the absence of a broker transaction, value was determined by the closing price on the vesting date. The value of PSUs was determined by multiplying the closing market price of Company stock on June 30, 2021 ($134.93) by the number of PSUs. The market value of the PSUs does not include a final payment of dividend equivalents on the PSUs, which took place on August 16, 2021, prior to delivery in shares.

5 Mr. Taylor is retirement eligible and therefore 75% of his October 2020 LTIP RSU Grant was non-forfeitable on June 30, 2021.

6 Mr. Moeller is retirement eligible and therefore 75% of his October 2020 LTIP RSU Grant was non-forfeitable on June 30, 2021.

7 Ms. Ferguson-McHugh is retirement eligible and therefore 75% of her October 2020 LTIP RSU Grant was non-forfeitable on June 30, 2021.

62 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Mr. Schulten and Mr. Jejurikar as of the end of FY 2020-21. None of the other NEOs had any such arrangements with the Company.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)

Andre Schulten	The Procter & Gamble Company Global IRA	8 years, 9 months	2,138,000

	The Procter & Gamble Pension Fund (Germany)	8 years, 9 months	359,000

Shailesh Jejurikar	The Procter & Gamble Company Global IRA	11 years, 1 months	5,566,000

1 Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 8 to the Consolidated Financial Statements contained in the Company’s 2021 Annual Report on Form 10-K.

2 The following provides the assumptions used in each plan to calculate present value under SEC rules. The actual calculation of Mr. Schulten’s and Mr. Jejurikar’s benefit at the time of retirement may vary according to the terms of the Global IRA and the German Pension Plan at the time:

Assumptions	Global IRA	German Pension Plan
Retirement Age	60	65
Discount Rate	2.37%	1.15%
Salary Increase Rate	3.50%	N/A
Pension Increase Rate	N/A	1.70%
Pre-Retirement Decrements	None	None
Post-Retirement Mortality Table	Pri-2012 using MP-2020 Projection Scale Blended	Heubeck 2018 G

The following exchange rate as of June 30, 2021, was used to calculate present value: US$ 1.1902: Euro €1.00000

The Procter & Gamble Global International Retirement Arrangement Plan (“Global IRA”)

The Global IRA is designed to provide a supplemental retirement benefit to certain employees who permanently transfer from one country to another country during the course of their employment with the Company. The Global IRA is an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The benefit is intended to provide a supplement to mitigate any adverse impact to total pension value caused by moving between home countries. The program is closed to new participants. To calculate the Global IRA benefit, first a Global IRA target is calculated using the following formula:

2021 Proxy Statement 63

EXECUTIVE COMPENSATION

The Global IRA target is converted to a present-day lump sum amount using actuarial factors. This lump sum amount is reduced by the present-day lump sum value of certain benefits earned while working in previous home countries (such as Company-provided and government-provided pension benefits), as well as other actuarial factors and assumptions, which may change from time to time. The reduced lump sum amount is the Global IRA benefit.

The Procter & Gamble Pension Fund (Germany) (“German Pension Plan”)

The German Pension Plan is a defined benefit plan for Germany-based employees hired after December 31, 1991. The German Pension Plan provides for post-retirement payments based on the employee’s pensionable income and years of service at the time of retirement.

Pensionable Income under the plan is the 36-month average of base salary plus additional 13th and 14th month salaries. For each year of credited service, the pension benefit is calculated as follows:

•	.5% x Pensionable Income below the 36th month average of statutory social security contribution ceiling (“SSCC”), plus
•	1.5% x Pensionable Income above the 36th month average SSCC

The benefit begins to pay out at retirement, and the normal retirement age for the plan is 65. There is a surviving spouse benefit (60%) and an orphan benefit (20%) under the plan. Pension payments are checked every third year against the development of the German cost of living index and are increased appropriately according to German law.

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non-tax-qualified defined contribution and deferred compensation plans for each of the NEOs for FY 2020-21. For a complete understanding of the table and the footnotes, please read the narrative that follows the table.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan Name	Aggregate Balance at FYE ‘20 (6/30/20) ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ‘21 (6/30/21) ($)
David S. Taylor	Executive Deferred Compensation Plan	3,097,841	601,460		733,243		4,432,544[2]
	Employee Stock and Incentive Compensation Plan[3]	16,510,800		1,870,341[4]	1,683,795	10,130,914[5]	9,934,022[6]
	PST Restoration Program	4,020,365		307,588[7]	847,475	25,182	5,150,246[8]
Andre Schulten	International Retirement Plan	830,126			128,873		958,999
	PST Restoration Program	72,681		41,090[7]	18,329	3,715	128,385
Jon R. Moeller	Employee Stock and Incentive Compensation Plan[3]	3,959,390		689,134[4]	406,256	2,380,225[5]	2,674,555[9]
	PST Restoration Program	2,738,352		188,544[7]	454,497	15,825	3,365,568[10]

64 The Procter & Gamble Company

EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan Name	Aggregate Balance at FYE ‘20 (6/30/20) ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ‘21 (6/30/21) ($)
Steven D. Bishop	Employee Stock and Incentive Compensation Plan[3]	2,490,034			260,203	1,324,477[11]	1,425,760[12]
	PST Restoration Program	2,422,756		136,536[7]	397,500	9,908	2,946,884[13]
Mary Lynn Ferguson-McHugh	Employee Stock and Incentive Compensation Plan[3]	5,115,487		1,255,666[4]	555,451	2,758,885[5]	4,167,719[14]
	PST Restoration Program	2,612,392		136,536[7]	427,040	11,284	3,164,684[15]
Shailesh Jejurikar	Executive Deferred Compensation Plan	352,783			143,943		496,726
	PST Restoration Program	274,448		55,530[7]	51,002	6,880	374,100

1 Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.

2 Total includes $799,243 previously reported in Summary Compensation Tables for prior years.

3 Amounts shown include awards granted under the terms of either the 2009 Plan, the 2014 Plan, or the 2019 Plan, depending on which plan was in effect at the time the NEO elected to defer the award.

4 Total reflects 75% of the 2020 LTIP Stock Grant (less taxes paid on the grant at the end of calendar year 2020) which became nonforfeitable pro-rata through June 30, 2021 because the NEO is retirement eligible. These awards are also reported in the Summary Compensation Table found on page 54 of this proxy statement.

5 Total reflects the delivery of a 2016 Key Manager grant, 2018 LTIP grant, and taxes withheld on prior grants.

6 Total includes $6,561,388 previously reported in Summary Compensation Tables for prior years.

7 Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table found on page 54 of this proxy statement.

8 Total includes $1,316,777 previously reported in Summary Compensation Tables for prior years.

9 Total includes $1,627,766 previously reported in Summary Compensation Tables for prior years.

10 Total includes $1,380,800 previously reported in the Summary Compensation Tables for prior years.

11 Total reflects the delivery of a 2016 Key Manager grant and taxes withheld on prior grants.

12 Total includes $418,611 previously reported in Summary Compensation Tables for prior years.

13 Total includes $439,933 previously reported in the Summary Compensation Tables for prior years.

14 Total includes $2,445,063 previously reported in Summary Compensation Tables for prior years

15 Total includes $455,201 previously reported in the Summary Compensation Tables for prior years.

The NEOs are eligible to participate in EDCP. Under EDCP, a participant may defer up to 75% of base salary and up to 100% of the STAR award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death, or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under EDCP are credited with market earnings based on the same fund choices available to all employees under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, one of the Company’s tax-qualified plans, with the exception of P&G stock, which is not offered as an investment option in the EDCP. Participants may change fund choices on a daily basis.

LTIP Stock Grants made in the form of RSUs that become non-forfeitable prior to delivery due to the NEO being retirement eligible are included in the aggregate balance as deferred compensation awards under an employee stock and incentive compensation plan. Participants may also defer delivery of incentive awards earned under the PSP program and its predecessors, including the Business Growth Program, which terminated on June 30, 2010, by electing to receive RSUs with deferred delivery. The RSUs are governed by the employee stock and incentive compensation plan that was in effect at the time the award was granted. Similarly, other special equity awards that were deferred by an NEO are included in the aggregate balance for amounts deferred under an employee stock and incentive compensation plan.

2021 Proxy Statement 65

EXECUTIVE COMPENSATION

As described on page 47 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. To account for these limitations, the Company utilizes the PST Restoration Program to make an additional annual contribution in the form of RSUs.

Similar to the PST, these RSUs become non-forfeitable once an executive has at least five years of service. The default form of payment is a lump sum distribution one year after retirement, or the executive can elect to defer the lump sum to six or eleven years after retirement or to commence ten annual installments at six or eleven years after retirement. Generally, executives have until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on Common Stock and are accrued in the form of additional RSUs each quarter and credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the Common Stock. Finally, NEOs may convert certain of their PST Restoration Program RSUs into notional cash with the same investment choices as those available under the EDCP.

The Company’s IRP is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on assignments outside of that country. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from the IRP Trust in one of four ways: (1) fixed-income annuity, (2) variable annuity, (3) lump sum, or (4) annual installments (over a maximum of 15 years).

Amounts the NEOs defer under any of the above-mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its NEOs that require severance payments upon termination of their employment. The only situation in which a separation allowance may be paid is if an employee is encouraged to separate from the Company. Certain elements of compensation are, however, treated differently depending upon the specific circumstances of an NEO’s separation.

66 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Key Compensation Programs

The following table describes the general treatment of compensation under the Company’s key programs under various separation scenarios for all Company employees, including the NEOs.

Compensation Element	Voluntary Separation or Termination for Cause	Written Separation Agreement	Retirement or Disability	Change in Control	Death

Separation Allowance	None	Company has discretion to pay up to 1 times salary.	None	None	None

STAR	No acceleration of awards. Eligible for award only if worked the entire year.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.	No acceleration of awards. Pro-rated payment based on time worked.

LTIP Stock Grant	All outstanding awards forfeited at separation.

No acceleration of option vesting or RSU delivery.

Prior to the first year anniversary of grant, the award will be pro-rated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

No acceleration of option vesting or RSU delivery.

Prior to the first year anniversary of grant, the award will be pro-rated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

				For awards granted under the 2009, 2014, and 2019 plans, vesting only accelerated if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated for all awards.

PSP Grant	All outstanding awards forfeited at separation.

No acceleration of payment.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

No acceleration of payment.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

				Awards paid out at target at time of the Change in Control.	No acceleration of payment. All awards are retained subject to original terms.

Special Equity Awards	Unvested awards are forfeited at separation.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Vesting only accelerated and award paid at time of the Change in Control if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated and award paid at time of death.

All equity awards listed above are governed by the employee stock plan under which the award was granted. The scenarios described above assume that former employees comply with the terms and conditions of the applicable

2021 Proxy Statement 67

EXECUTIVE COMPENSATION

employee stock plan, including compliance with the Company’s Purpose, Values, and Principles and restrictions on competing with the Company following termination of employment. Failure to comply with either of these provisions can result in forfeiture and/or cancellation of outstanding equity awards.

Retirement Plans and Other Deferred Compensation

The retirement plans in which the NEOs participate do not discriminate in scope, terms, or operation for NEOs versus all other participants. All NEOs who participate are fully vested in the PST and will retain all shares upon termination of employment regardless of reason. PST Restoration and IRP RSUs vest at the NEO’s fifth anniversary date. All NEOs are beyond their fifth anniversary date.

Salary and STAR bonuses deferred under EDCP, have been earned and therefore are retained upon termination for any reason. Similarly, amounts deferred under the Business Growth Program and PSP have been earned and are retained upon termination for any reason. Vested amounts related to deferred compensation plans are not included in the following table because they are reported in the Nonqualified Deferred Compensation Table on page 65 of this proxy statement.

Executive Benefits

•	Executive Group Life Insurance — Benefits are retained if employee is eligible for early retirement.
•	Unused Vacation — Employee is entitled to lump sum payment equal to value of accrued, but unused, vacation days.
•	Other Programs — In most cases, participation ends on the last day worked, unless otherwise agreed to by the C&LD Committee.

Expatriate and Relocation Program

If an employee’s expatriate assignment terminates for any reason, the Company would pay for relocation to the home country and would cover future taxes due related to the expatriate assignment.

68 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Estimated Post-Employment Treatment of Compensation and Benefits

The following table and footnotes quantify the treatment of compensation or value of benefits that each NEO would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company. The amounts shown assume the event that triggered the treatment occurred on June 30, 2021. Mr. Schulten and Mr. Jejurikar are not retirement eligible and, therefore, the amounts in the Retirement or Disability column reflect disability only.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Voluntary Separation or Termination for Cause ($)	Written Separation Agreement ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)

David S. Taylor

Salary	0	1,800,000	0	0	0

STAR[1]	0	0	0	0	8,371,626

Long-Term Incentive Program[2]	0	13,312,406	13,312,406	13,918,608	13,918,608

PSP[3]	0	13,720,796	13,720,796	15,478,225	15,478,225

Executive Group Life Insurance	0	0	0	0	5,000,000

Total	0	28,833,202	27,033,202	29,396,833	42,768,459

Andre Schulten

Salary	0	750,000	0	0	0

STAR[1]	0	0	0	0	0

Long-Term Incentive Program[2]	0	1,490,077	1,490,077	1,602,931	1,602,931

PSP[3]	0	300,490	300,490	338,135	338,135

Special Equity Awards[4]	0	0	0	0	0

Executive Group Life Insurance	0	0	0	0	1,800,000

Total	0	2,540,567	1,790,567	1,941,066	3,741,066

Jon R. Moeller

Salary	0	1,200,000	0	0	0

STAR[1]	0	0	0	0	0

Long-Term Incentive Program[2]	0	9,586,282	9,586,282	9,809,551	9,809,551

PSP[3]	0	7,020,510	7,020,510	7,927,003	7,927,003

Special Equity Awards[4]	0	0	0	0	0

Executive Group Life Insurance	0	0	0	0	2,880,000

Total	0	17,806,792	16,606,792	17,736,554	20,616,554

Steven D. Bishop

Salary	0	910,000	0	0	0

STAR[1]	0	0	0	0	0

Long-Term Incentive Program[2]	0	3,590,524	3,590,524	3,590,524	3,590,524

PSP[3]	0	3,296,138	3,296,138	3,709,091	3,709,091

Special Equity Awards[4]	0	0	0	0	0

Executive Group Life Insurance	0	0	0	0	1,820,000

Total	0	7,796,662	6,886,662	7,299,615	9,119,615

2021 Proxy Statement 69

EXECUTIVE COMPENSATION

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Voluntary Separation or Termination for Cause ($)	Written Separation Agreement ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)

Mary Lynn Ferguson-McHugh

Salary	0	910,000	0	0	0

STAR[1]	0	0	0	0	0

Long-Term Incentive Program[2]	0	1,988,967	1,988,967	2,395,941	2,395,941

PSP[3]	0	3,296,138	3,296,138	3,709,091	3,709,091

Special Equity Awards[4]	0	0	0	0	0

Executive Group Life Insurance	0	0	0	0	1,820,000

Total	0	6,195,105	5,285,105	6,105,032	7,925,032

Shailesh Jejurikar

Salary	0	810,000	0	0	0

STAR[1]	0	0	0	0	0

Long-Term Incentive Program[2]	0	6,238,108	6,238,108	6,238,108	6,238,108

PSP[3]	0	3,296,138	3,296,138	3,709,091	3,709,091

Special Equity Awards[4]	0	0	0	0	0

Executive Group Life Insurance	0	0	0	0	1,620,000

Total	0	10,344,246	9,534,246	9,947,199	11,567,199

1 STAR awards previously elected in stock options would vest and become exercisable immediately upon death. No other amounts are included for STAR because the NEO would be entitled to the same payment whether or not separation occurred on June 30, 2021.

2 Upon voluntary separation or termination, all outstanding awards would be forfeited. All unvested awards are retained (except for the current year grant if separation occurs before the first anniversary of the grant date, in which case such grant will be pro-rated based on the number of days worked during the year) in the event of Company encouraged separation, retirement, or disability. These events do not trigger any change in the original payment terms of the awards. The amounts shown for the LTIP Stock Grant in the event of Company-encouraged separation, retirement, or disability represents the value of the unexercisable stock options and undelivered RSUs as of June 30, 2021 that would be retained at separation and payout according to the original terms and timing of the grants. Awards vest and become immediately exercisable in the event of death or change in control with termination for reasons other than cause or for good reason.

3 Upon voluntary separation or termination, all outstanding awards are forfeited. All unvested awards are retained (except for the current year grant if separation occurs before the first anniversary of the grant date, in which case such grant will be pro-rated based on the number of days worked during the year) in the event of Company-encouraged separation, retirement or disability. In the event of death, all unvested awards are retained. These events (written separation, retirement, disability and death) do not trigger any change in the original payment terms of the awards. In the event of a change in control, PSP will pay out at target on the date of the change in control. The amounts shown for the PSP grants represent the value of the unvested PSUs as of June 30, 2021 that would be retained on the triggering event and pay out according to the original terms and timing of the grants.

4 Upon voluntary separation or termination, all outstanding awards are forfeited. In the event of Company encouraged separation, retirement or disability, the CHRO has the discretion to allow retention of the awards with delivery under the original payment terms. Awards vest and become immediately deliverable in the event of death or change in control with termination for reasons other than cause or resignation for good reason.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Taylor, our Chairman of the Board, President and Chief Executive Officer. The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K and based upon our reasonable judgment and assumptions.

70 The Procter & Gamble Company

EXECUTIVE COMPENSATION

For FY 2020-21, the median of the annual total compensation of all employees of the company (other than our CEO) was $69,671, and the annual total compensation of our CEO was $23,900,381. Based on this information, the ratio of the annual total compensation of Mr. Taylor to the median of the annual total compensation of employees was 343 to 1.

In accordance with SEC requirements, we have replaced our prior median employee with a new median employee using the methodology outlined below.

To identify the median of the annual total compensation of all our employees, we determined that, as of April 1, 2021, our employee population consisted of approximately 99,441 active employees working at our parent company and consolidated subsidiaries. Applying the de minimis exemption under the rule, we chose to exclude approximately 4,929 employees in 29 countries where payroll data is maintained outside the system that holds data for the majority of our employees, or less than 5% of the total.1

To identify the “median employee” from the resulting population of approximately 94,512 employees, we selected Total Gross Pay as the consistently applied compensation measure. Total Gross Pay reflects a wide variety of pay items, including monthly and bi-weekly wages earned, time-related bonuses (such as overtime, shift premiums, holiday bonuses), vacation pay, bonuses, stock option exercises, and other benefits and allowances. Because pay periods vary across jurisdictions, we measured Total Gross Pay using a three-month period covering January, February, and March 2021.

For purposes of this disclosure, we converted the gross salary amounts from the local currency paid in the country into U.S. dollar amounts using an average of the exchange rates at the end of each month in the three-month period.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for FY 2020-21 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our FY 2020-21 Summary Compensation Table included in this Proxy Statement.

1 We excluded the following approximate number of employees by jurisdiction: Turkey, 661; Ukraine, 521; Czech Republic, 518; Austria, 506; Pakistan, 493; United Arab Emirates, 487; South Africa, 397; Greece, 228; Nigeria, 190; Morocco, 153; Netherlands, 151; Portugal, 140; Sweden, 108; Ecuador, 48; Israel, 40; Kazakhstan, 39; Croatia, 37; Serbia, 36; Slovakia, 35; Bulgaria, 29; Azerbaijan, 22; Finland, 21; Denmark, 20; Kenya, 18; Norway, 11; Latvia, 10; Ghana, 5; Bangladesh, 3; Algeria, 2.

2021 Proxy Statement 71

BENEFICIAL OWNERSHIP

Beneficial Ownership

Security Ownership of Management and Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of any class of the Company’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature	Percent of Class[3]
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	162,134,009[1]	6.67%
Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	217,956,036[2]	8.97%

1 Based on information as of December 31, 2020, contained in a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has (i) sole power to vote or direct to vote with respect to 138,917,498 shares, and (ii) sole dispositive power with respect to 162,134,009 shares.

2 Based on information as of December 31, 2020, contained in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has (i) sole power to vote or direct to vote with respect to 0 shares, (ii) shared voting power with respect to 4,166,888 shares, (iii) sole dispositive power with respect to 206,890,593 shares, and (iv) shared dispositive power with respect to 11,065,443 shares.

3 Percentage calculated based on 2,429,705,628 shares of common stock outstanding as of June 30, 2021.

72 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

The following tables and footnotes provide information regarding the ownership of the Company’s Common Stock and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each NEO, and all Directors and executive officers as a group on June 30, 2021:

COMMON STOCK

Number of shares/options
	Amount and Nature of Beneficial Ownership

Name	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Indirect Holdings	Total	Percent of Class	Restricted Stock Units[5]

B. Marc Allen							352

Steven D. Bishop	65,931	545,540	2,101		613,572	[6]	32,428

Francis S. Blake	7,261				7,261	[6]	12,590

Angela F. Braly	9,907				9,907	[6]	37,007

Amy L. Chang							7,949

Mary Lynn Ferguson-McHugh[7]	107,206	318,007	28,356		453,569	[6]	57,379

Shailesh Jejurikar	4,290	389,444	10,243		403,977	[6]	2,781

Joseph Jimenez	12,468				12,468	[6]	9,373

Christopher Kempczinski

Debra L. Lee							1,412

Terry J. Lundgren	2,820		530		3,350	[6]	26,916

Christine M. McCarthy							4,564

W. James McNerney, Jr.	35,949				35,949	[6]	49,442

Jon R. Moeller[8]	138,875	638,254			777,129	[6]	51,076

Nelson Peltz				5,786,361[9]	5,786,361.238%		5,424

Andre Schulten	7,204	124,673			131,877	[6]	19,946

David S. Taylor	189,758	1,298,495			1,488,253	[6]	85,369

Margaret C. Whitman			11,075		11,075	[6]	24,400

Patricia A. Woertz	1,660				1,660	[6]	35,754
28 Directors and executive officers, as a group	813,275	5,774,059	53,504	5,786,361	12,427,199.511%		644,825

1 Includes unrestricted Common Stock over which each Director or executive officer has sole voting and investment power and restricted Common Stock over which they have voting power but no investment power (until restrictions lapse).

2 Common Stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST, the Procter & Gamble International Stock Ownership Plan (ISOP), or The Procter & Gamble U.K. 1-4-1 Plan. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. PST shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Retirement Trust. ISOP and U.K. 1-4-1 shares are voted in accordance with instructions from participants. If instructions are not received as to the voting of particular shares, a vote will not be submitted for those shares.

3 Total includes stock options that have vested or will vest within 60 days, Common Stock pursuant to the PST that will be allocated to personal accounts of executive officers within 60 days, PSP awards (as described beginning on page 45) that will deliver as Common Stock in August 2021, any Restricted Stock that will vest within 60 days, and any RSUs that will deliver as Common Stock within 60 days. The total does not include the final payment of dividend equivalents that took place on August 16, 2021 on PSP awards that will deliver as Common Stock in August.

4 This column includes shares in which voting and/or investment powers are shared. It also includes shares indirectly held through family members who reside in the household of the Director or officer, other than family members who are or were employed by the Company and are therefore included in the direct ownership columns for each NEO, as applicable.

2021 Proxy Statement 73

BENEFICIAL OWNERSHIP

5 RSUs represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have a non-forfeitable right to delivery of Common Stock on a specific date in the future. Total includes RSUs that will not deliver as Common Stock within 60 days and any PSP awards that will deliver as RSUs in August 2021. RSUs that will not deliver within 60 days of the record date are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the shares are delivered. RSUs that will deliver within 60 days are listed in the “Right to Acquire” column.

6 Excluding Mr. Peltz, less than .0613% for any one Director or NEO.

7 Totals include shares, stock options, and RSUs indirectly held by Ms. Ferguson-McHugh through her spouse, who was previously employed by the Company.

8 Totals include shares, stock options, and RSUs indirectly held by Mr. Moeller through his spouse, who was previously employed by the Company.

9 These shares are owned by certain funds and investment vehicles (the “Trian Funds”) managed by Trian Fund Management, L.P. (“Trian”), an institutional investment manager. None of such shares are held directly by Mr. Peltz. From time to time, certain of these shares are held in the ordinary course of business with other investment securities owned by the Trian Funds in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to certain Trian Funds, subject to applicable federal margin regulations, stock exchange rules and credit policies. Trian Fund Management GP, LLC, of which Mr. Peltz is a member, is the general partner of Trian and, therefore, is in a position to determine the investment and voting decisions made by the Trian Funds. Accordingly, Mr. Peltz and Trian may be deemed to indirectly beneficially own the shares that the Trian Funds directly and beneficially own.

SERIES A ESOP CONVERTIBLE

CLASS A PREFERRED STOCK

NUMBER OF SHARES
	Amount and Nature of Beneficial Ownership

Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series

B. Marc Allen

Steven D. Bishop	9,139		[2]

Francis S. Blake

Angela F. Braly

Amy L. Chang

Mary Lynn Ferguson-McHugh[3]	8,984		[2]

Shailesh Jejurikar	822		[2]

Joseph Jimenez

Christopher Kempczinski

Debra L. Lee

Terry J. Lundgren

Christine M. McCarthy

W. James McNerney, Jr.

Jon R. Moeller[4]	14,993		[2]

Nelson Peltz

Andre Schulten	1,302		[2]

David S. Taylor	13,027		[2]

Margaret C. Whitman

Patricia A. Woertz

28 Directors and executive officers, as a group	88,338		[2]

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		2,485,550[5]

74 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .30% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Total includes shares indirectly held by Ms. Ferguson-McHugh through her spouse, who was previously employed by the Company.

4 Total includes shares indirectly held by Mr. Moeller through his spouse, who was previously employed by the Company.

5 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE

CLASS A PREFERRED STOCK

NUMBER OF SHARES
	Amount and Nature of Beneficial Ownership

Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series

B. Marc Allen

Steven D. Bishop

Francis S. Blake

Angela F. Braly

Amy L. Chang

Mary Lynn Ferguson-McHugh[3]	185		[2]

Shailesh Jejurikar

Joseph Jimenez

Christopher Kempczinski

Debra L. Lee

Terry J. Lundgren

Christine C. McCarthy

W. James McNerney, Jr.

Jon R. Moeller

Nelson Peltz

Andre Schulten

David S. Taylor	202		[2]

Margaret C. Whitman

Patricia A. Woertz

28 Directors and executive officers, as a group	677		[2]

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		22,972,576[4]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted

2021 Proxy Statement 75

BENEFICIAL OWNERSHIP

by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .0013% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Total includes shares indirectly held by Ms. Ferguson-McHugh through her spouse, who was previously employed by the Company.

4 Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

76 The Procter & Gamble Company

AUDIT COMMITTEE REPORT

Audit Committee Report

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the NYSE listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Ms. Woertz and Ms. McCarthy meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. See page 21 for further detail on Audit Committee composition.

As noted previously in the proxy statement, the Committee’s work is guided by a charter, which can be found in the corporate governance section of the Company’s website at www.pg.com. The Audit Committee has the responsibilities set forth in its charter with respect to:

•	Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;
•	Quality and integrity of the Company’s financial statements;
•	Company’s compliance with legal and regulatory requirements;
•	Company’s overall risk management profile;
•	Independent registered public accounting firm’s qualifications and independence;
•	Performance of the Company’s internal audit function and the independent auditor;
•	Performance of the Company’s ethics and compliance function;
•	Preparing this annual Report of the Audit Committee to be included in the Company’s proxy statement.

Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2021, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2021 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met eight times (including meetings to discuss quarterly results) during the fiscal year ended June 30, 2021. The Committee has reviewed with Deloitte & Touche LLP matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the NYSE listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit B.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2021 be included in our Annual Report on Form 10-K for 2021 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2022. This report is provided by the following independent Directors, who constitute the Committee:

Patricia A. Woertz, Chair

B. Marc Allen

Frank S. Blake

Angela F. Braly

Amy L. Chang

Christine M. McCarthy

2021 Proxy Statement 77

AUDIT COMMITTEE REPORT

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2021. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to rules of the SEC, the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)
	FY 2019-20	FY 2020-21
Audit Fees	$28,418	$28,468
Audit-Related Fees	1,901	2,262
Tax Fees	303	428
Subtotal	30,622	31,157
All Other Fees	370	349
Deloitte Total Fees	$30,992	$31,506

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit B to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation, or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover training programs, consulting, and various subscriptions and local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

78 The Procter & Gamble Company

BOARD PROPOSALS

Board Proposals

ITEM 1. ELECTION OF DIRECTORS

See pages 7-15 of this proxy statement

ITEM 2. PROPOSAL TO RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. In order to assure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm’s lead engagement partner.

The Audit Committee selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2022. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2021. The members of the Audit Committee and Board believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders. In the course of these reviews, the Audit Committee considers, among other things: external auditor capability, effectiveness and efficiency of audit services, results from periodic management and Audit Committee performance assessments, and appropriateness of fees in the context of audit scope. The Committee also reviews and approves non-audit fees.

Deloitte & Touche LLP representatives are expected to attend the 2021 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the By Laws of the Board of Directors, or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. The Board will take into consideration the shareholder vote, but the Audit Committee, in its discretion, may retain Deloitte & Touche LLP or select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2022 is hereby ratified, confirmed, and approved.

2021 Proxy Statement 79

BOARD PROPOSALS

ITEM 3. PROPOSAL FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

Our executive compensation program pays for performance, supports our business strategies, discourages excessive risk-taking, makes us competitive with other multinational corporations for top talent, and aligns our executives’ interests with the long-term interests of our shareholders. In 2020, shareholders approved the compensation paid to the NEOs with a FOR vote of 91.78%.

Our Compensation Discussion & Analysis, which begins on page 34 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

•	Consistent with our pay-for-performance philosophy, about 89% of our total NEO compensation is tied to Company performance;
•	Multiple performance metrics are utilized to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others;
•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;
•	Equity plans prohibit re-pricing and backdating of stock options;
•

Clawback policies allow recovery of certain compensation payments and proceeds from stock transactions from executives in the event of a significant restatement of financial results for any reason or for a violation of certain stock plan provisions;

•	We do not grant time-based equity awards that vest immediately solely on account of a change in control;
•	We do not execute employment agreements with executives that contain special severance payments such as golden parachutes;
•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits; and
•	We do not provide special executive retirement programs.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent basis.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the C&LD Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, That the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.

80 The Procter & Gamble Company

SHAREHOLDER PROPOSAL

Shareholder Proposal

ITEM 4. SHAREHOLDER PROPOSAL — INCLUSION OF NON-MANAGEMENT EMPLOYEES ON DIRECTOR NOMINEE CANDIDATE LIST

James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, California, 95758, the owners of at least $2,000 in value of Common Stock of the Company, have given notice that they intend to present for action at the annual meeting the following resolution:

Proposal 4 — Increase Diversity of Director Nominees

Resolved: Procter & Gamble Company (‘PG” or ‘Company’) shareholders urge our board to adopt a policy (‘Policy’) of promoting significant representation of employee perspectives among corporate decision makers by requiring the initial list of candidates from which new director nominees are chosen (‘Initial List’) by the Governance and Public Responsibility Committee include (but need not be limited to) current or past PG non-management employees. The Policy should provide that any third-party consultant asked to furnish an Initial List will be requested to include such candidates.

Whereas: There is growing consensus that employees on corporate boards can contribute to long-term corporate sustainability. Policymakers note, having companies run exclusively to benefit shareholders contributes to “stagnant wages, runaway executive compensation and underinvestment in research and innovation.”1 The Business Roundtable asks corporations to align with stakeholder interests, including employees.2 Last year, 37% of shares voted in favor of PG reporting annually on Diversity and Inclusion Efforts.

Employee representation grows long-term value of companies in several ways. According to the National Bureau of Economic Research, giving workers formal control rights increases female board representation and raises capital formation.3 Employees are also often more diverse than boards in terms of race, gender, and wealth. The German “co-determination” model of shared governance provides a check against short-term capital allocation practices and other benefits.4

The 2018 UK Corporate Governance Code encourages boards to establish a method for gathering workforce views. Options include a director appointed from the workforce, a formal workforce advisory panel or designating a director to liaise with workers.5

Senators Baldwin and Warren introduced legislation codifying employee representation on corporate boards, noting that modern corporate governance needs to be accountable wider interests, notably employees.6 Polling demonstrates bipartisan public support (over 53%) for employee representation.7

Anticipated benefits include reduced turnover as employees are more empowered to influence firm-specific investments, better informed decision-making because employees have specialized knowledge, better monitoring of management with increased information channels, and reduced myopia since employees often take a longer-term view.8

While our Board satisfies independence requirements and strives for a culture of participation, it lacks formal representation from non-management employees, who bring a different understanding of operations than typical directors. Additionally, PG’s CEO was reportedly one of the 100 most overpaid CEOs.9

[1]	https://www.nytimes.com/2019/01/06/opinion/warren-workers-boards.html
[2]	https://www.nytimes.com/2020/09/22/business/business-roudtable-stakeholder-capitalism.html
[3]	http://economics.mit.edu/files/17273
[4]	https://rooseveltinstitute.org/wp-content/uploads/2020/07/RI_Policies-for-Worker-Representation-on-Corporate-Boards-Working-Paper-201910.pdf and https://ssrn.com/abstract=3684690
[5]	https://assets.kpmg/content/dam/kpmg/uk/pdf/2018/07/designated-NED.pdf
[6]	https://www.wsj.com/articles/companies-shouldnt-be-accountable-only-to-shareholders-1534287687
[7]	https://www.dataforprogress.org/blog/2018/12/14/employee-governance
[8]	https://www.corpgov.net/2020/04/kokkinis-and-sergakis-employee-participation-in-uk-companies/
[9]	https://www.asyousow.org/report-page/the-100-most-overpaid-ceos-2021#appendixa

2021 Proxy Statement 81

SHAREHOLDER PROPOSAL

The Policy we propose resembles the Rooney Rule, which requires teams to interview minority candidates for head coaching and senior operations openings. By adopting the Rooney Rule, National Football League teams increased diversity and set a precedent for other industries. Policies similar to the Rooney Rule have been adopted by Amazon, Costco, Home Depot, Activision Blizzard, Dover, Expedia, Fastenal, Hilton Worldwide Holdings, L Bands, Robert Half International, Ross Stores and others.

Increase Long-Term Shareholder Value

Vote to Increase Diversity of Director Nominees – Proposal 4

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

We believe our current Director candidate selection process is sound and serves the best interests of our Company and shareholders. We are proud of the robust Director candidate assessment and selection process that our Board follows, which has resulted in a diverse set of active, capable, and diligent Board members. In addition, our employees have a wide variety of channels to communicate with senior leadership and the Board of Directors, and we ensure through our annual employee survey that our senior leaders and our Board of Directors are aware of any issues of particular concern to our employee population. The proposal to alter our Director nomination process is unnecessary and not in the best interests of our shareholders or our Company.

P&G has a robust Director nomination processes designed to identify skilled, experienced, and committed Director candidates.

Our Board and Governance & Public Responsibility Committee (the “G&PR Committee”) devote substantial time to assessing the Board’s needs and evaluating potential candidates against the skills and qualifications set out in our Corporate Governance Guidelines. As discussed in the Election of Directors – Director Skills, Qualifications and Diversity section of this proxy statement, our leaders must embrace strong governance, epitomize the Company’s Purpose, Values, and Principles, and bring to bear the practical wisdom and seasoned judgment that comes from significant leadership skill and experience. Additionally, as set forth in our Corporate Governance Guidelines, the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized experience.” Given the Board’s significant risk oversight and critical governance duties, our Corporate Governance Guidelines require that any employee Director nominee have relevant and broad experience to help ensure they can meaningfully fulfill their important duties to the Company and our shareholders. The G&PR Committee is uniquely situated to determine these critical skills, qualifications and diversity of backgrounds and experiences that best serve our Company, shareholders and other stakeholders, and to assess potential candidates against such criteria. Each Director must have the skills, experience, and perspective to appropriately represent the broad range of shareholder interests, not just those of any one group. Our G&PR Committee carefully evaluates potential Director candidates against the Board’s needs and assesses potential candidates for both the short term and for longer-term Board refreshment.

Our G&PR Committee will consider shareholder recommendations for candidates to the Board, including a non-management employee candidate. As discussed in the Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees section of this proxy statement, the G&PR Committee considers all candidates using the criteria discussed above and described in more detail in the Corporate Governance Guidelines, regardless of the source of the recommendation. We believe this process should apply to all Director candidates and that non-management employee Director candidates should not undergo a different, and potentially more favorable, process.

Our approach has resulted in a Board of eminently qualified individuals, who bring seasoned judgment and a variety of skills and experiences with them into the boardroom. Our Director nominees are also demographically diverse—50% women and 33% multicultural—with a mix of tenure, age, and industry experience.

We expect that Board members will exercise diligently and in good faith their independent judgment in the best interests of the Company and its shareholders as a whole, notwithstanding their other activities or affiliations. As outlined in this proxy statement, 10 of 12 members of the Board of Directors are independent, and all members

82 The Procter & Gamble Company

SHAREHOLDER PROPOSAL

who serve on Committees are independent. We highly value Board independence, and adding non-management employee Board members would lessen that independence.

P&G provides numerous opportunities for employees to interact with senior leaders and communicate with the Board, ensuring the voices of our employees are heard and represented in the boardroom.

Our people are critical to the success of our Company, and we are committed to ensuring that our employees know that they are valued, appreciated, and integral to the meaningful work that we do. Our employees have open access to senior leadership through regular town halls, mentoring programs, senior leadership email accounts, and regular site visits from the CEO and other senior leadership. This access to the senior leaders of our company ensures that employee voices are heard and represented in the boardroom. Directors have regular one-on-one meetings with senior leaders, where those leaders can raise employee concerns and provide additional perspective on the health and engagement of their specific organizations. Additionally, we have a helpline run by an independent third party where employees can voice any compliance or ethical concerns on a confidential basis (if desired), with results escalated to senior management or the Audit Committee as appropriate.    Each year, we conduct an extensive employee survey covering topics such as confidence in the Company’s leadership and direction, equality and inclusion, decision making, and organization design and culture, the results of which are shared with the full Board of Directors. Over 68,000 of our employees (approximately 70%) provide input to the survey. We review the input at the Company level and organizational unit level, and we communicate back to employees in a timely way about what we heard and what actions will be taken. We believe this demonstrated commitment to understanding and action contributes to the very high response rate from employees.

As discussed in the Communication with Directors and Executive Officers section of this proxy statement, employees and shareholders can communicate with the Board through email or by written correspondence. The Corporate Secretary’s Office reviews and tracks such correspondence and must forward all emails and/or letters to the appropriate Director, with exceptions for personal grievances and items unrelated to the functions of the Board. Our Board also holds meetings at different P&G sites, such as a 2019 Board visit to our offices in China, where Board members have the opportunity to visit and interact with employees.

Given our robust Director nomination process and existing opportunities for employees’ voices to be represented in the boardroom, the proposal to alter our Director nomination process is unnecessary and not in the best interests of our shareholders or our Company.

The Board of Directors recommends a vote AGAINST this proposal.

2021 Proxy Statement 83

OTHER MATTERS

Other Matters

Specific information on how to file notices, proposals, and/or recommendations pursuant to either SEC Rule 14a-8 or the provisions in the Company’s Regulations is noted in the following sections. All notices, proposals, or recommendations should be sent to:

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

2022 Annual Meeting Date and Shareholder Proposals

We anticipate that the 2022 annual meeting of shareholders will be held on Tuesday, October 11, 2022. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 29, 2022.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. For business to be properly brought before an annual meeting by a shareholder (other than in connection with the election of Directors, see sections entitled “Director Nominations for Inclusion in the 2022 Proxy Statement” and “Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees” below; or any matter brought pursuant to SEC Rule 14a-8), the shareholder must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com. A shareholder wishing to bring such business before the 2022 annual meeting must provide such notice no earlier than February 14, 2022, and no later than July 14, 2022.

If a shareholder notifies the Company of an intent to present business at the 2022 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with the Company’s Code of Regulations and Amended Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Director Nominations for Inclusion in the 2022 Proxy Statement

In 2016, our Board amended the Company’s Code of Regulations to permit a shareholder, or a group of up to 20 shareholders, who has owned at least 3% of our outstanding Common Stock for at least 3 years, to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Each eligible shareholder, or group of shareholders, may nominate candidates for Director, up to a limit of the greater of 2 or 20% of the number of Directors on the Board. Any nominee must meet the qualification standards set forth in the Corporate Governance Guidelines, as described below.

Any such notice and nomination materials must be received at the address above not less than 120 days and not more than 150 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2021 annual meeting, an eligible shareholder wishing to nominate a candidate for election to the Board at the 2022 annual meeting must provide such notice no earlier than May 15, 2022 and no later than June 14, 2022. Any such notice and accompanying nomination materials must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com.

84 The Procter & Gamble Company

OTHER MATTERS

Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees

The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board. The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates also includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks, and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel, and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2021, the Company engaged Egon Zehnder to help identify potential candidates for the Board. All nominees for election as Directors who currently serve on the Board are known to the Committee and were recommended by the Committee to the Board as Director nominees. Mr. Kempczinski was recommended to the Committee by the Company’s third-party search firm.

Pursuant to the Company’s Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders without being included in the Company’s proxy statement is required to give written notice to the Secretary of the Company of his or her intention to make such nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2021 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2022 annual meeting must provide such notice no earlier than February 14, 2022, and no later than May 25, 2022.

As set forth in the Company’s Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the G&PR Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 13, 2020, will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

If any matters other than those set forth in the notice should be properly presented for action at the annual meeting, the persons named in the proxy will use their discretion to take such action as they deem to be in harmony with the policies of the Company.

2021 Proxy Statement 85

EXHIBIT A

EXHIBIT A

Reconciliation of Non-GAAP Financial Measures

In accordance with the SEC’s Regulation G and item 10(e) of Regulation S-K, the following provides definitions of the non-GAAP measures used in this proxy statement and the reconciliation to the most closely related GAAP measure. We believe that the non-GAAP measures provide useful perspective of underlying business trends (i.e. trends excluding non-recurring or unusual items) and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors with a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.

The non-GAAP measures provided are as follows:

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of the July 1, 2018 adoption of new accounting standards for “Revenue from Contracts with Customers”, acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe that this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis.

Following are the adjustments that are used as applicable to reconcile the non-GAAP earnings and cash measures to the most closely related GAAP measure:

•

Incremental restructuring: The Company has historically had an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 to $500 million before tax. Beginning in fiscal 2012, the Company had a strategic productivity and cost savings initiative that resulted in incremental restructuring charges through fiscal 2020. The adjustment to Core earnings includes only the restructuring costs above the normal recurring level of restructuring costs. In fiscal 2021, the Company incurred restructuring costs within our historical ongoing level.

•

Early debt extinguishment charges: In fiscal 2021, 2018 and 2017, the Company recorded after-tax charges of $427 million, $243 million and $345 million, respectively, due to the early extinguishment of certain long-term debt. These charges represent the difference between the reacquisition price and the par value of the debt extinguished.

•

Shave Care Impairment: In fiscal 2019, the Company recognized a one-time, non-cash after-tax charge of $8.0 billion ($8.3 billion before tax) to adjust the carrying value of the Shave Care reporting unit. This was comprised of a before and after-tax impairment charge of $6.8 billion related to goodwill and an after-tax impairment charge of $1.2 billion ($1.6 billion before tax) to reduce the carrying value of the Gillette indefinite-lived intangible assets.

•

Anti-Dilutive Impacts: The Shave Care impairment charges caused preferred shares that are normally dilutive (and hence, normally assumed converted for purposes of determining diluted earnings per share) to be anti-dilutive. Accordingly, for U.S. GAAP, the preferred shares were not assumed to be converted into common shares for diluted earnings per share and the related dividends paid to the preferred shareholders were deducted from net income to calculate the earnings available to common shareholders. As a result of the non-GAAP Shave Care impairment adjustment, these instruments are dilutive for non-GAAP core earnings per share.

•	Gain on Dissolution of the PGT Healthcare Partnership: The Company dissolved our PGT Healthcare partnership, a venture between the Company and Teva Pharmaceuticals Industries, Ltd (Teva) in the OTC

2021 Proxy Statement A-1

EXHIBIT A

consumer healthcare business during the year ended June 30, 2019. The transaction was accounted for as a sale of the Teva portion of the PGT business; the Company recognized an after-tax gain on the dissolution of $353 million.

•

Transitional Impact of the U.S. Tax Act: In December 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Act”). This resulted in a net charge of $602 million for the fiscal year 2018. The adjustment to core earnings only includes this transitional impact. It does not include the ongoing impacts of the lower U.S. statutory rate on current year earnings.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Constant currency core before-tax operating profit and 3-year compound annual growth rate (CAGR): Constant currency core before-tax operating profit is a measure of the Company’s operating profit adjusted to exclude foreign exchange impact and other items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time. Constant currency core before-tax operating profit 3-year compound annual growth rate (CAGR) is the annualized average rate of growth between the specified years.

Core EPS and 3-year compound annual growth rate (CAGR): Core EPS is a measure of the Company’s diluted net earnings per share adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. The tables below provide a reconciliation of diluted net earnings per share to Core EPS. Core EPS 3-year compound annual growth rate (CAGR) is the annualized average rate of growth between the specified years.

Adjusted free cash flow and 3-year total adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding tax payments related to the Merck OTC Consumer Healthcare acquisition and the tax payments related to the transitional tax resulting from the U.S. Tax Act (the Company incurred a transitional tax liability of approximately $3.8 billion from the U.S. Tax Act, which is payable over a period of 8 years). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments. 3-year total adjusted free cash flow is the sum of the adjusted free cash flows over the specified period.

Adjusted free cash flow productivity and 3-year total adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the fiscal 2021 loss on early debt extinguishment, the fiscal 2019 Shave Care impairment and gain on dissolution of the PGT Healthcare partnership. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company’s long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent. 3-year total adjusted free cash flow productivity is the ratio of 3-year adjusted cash flow to 3-year net earnings excluding the specified adjustments.

Organic Sales Growth

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact /Other*	Organic Sales Growth
FY 2020-21	7.3%	(0.9%)	0.0%	6.4%
FY 2019-20	4.8%	1.7%	(0.5)%	6.0%
FY 2018-19	1.3%	3.6%	0.2%	5.1%
3 Year Compound Annual Growth Rate				5.8%

*Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures, the impact from the July 1, 2018 adoption of a new accounting standard for “Revenue from Contracts with Customers”, and rounding impacts necessary to reconcile net sales to organic sales.

A-2 The Procter & Gamble Company

EXHIBIT A

Adjusted Free Cash Flow

(Amounts in millions, unless otherwise noted)

	Operating Cash Flow	Capital Spending	Adjustments to Operating Cash Flow(1)	Adjusted Free Cash Flow
FY 2020-21	$18,371	($2,787)	$225	$15,809
FY 2019-20	17,403	(3,073)	543	14,873
FY 2018-19	15,242	(3,347)	235	12,130
Three Year Total	$51,016	($9,207)	$1,003	$42,812

(1) Adjustments to Operating Cash Flow relate to tax payments related to the Merck OTC Consumer Healthcare acquisition in fiscal 2020 and for the transitional tax payments resulting from the U.S. Tax Act in fiscal 2021, 2020, and 2019.

Adjusted Free Cash Flow Productivity

(Amounts in millions, unless otherwise noted)

	Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings(1)	Net Earnings Excluding Adjustments	Adjusted Free Cash Flow Productivity
FY 2020-21	$15,809	$14,352	$427	$14,779	107%
FY 2019-20	14,873	13,103	—	13,103
FY 2018-19	12,130	3,966	7,625	11,591
Three Year Total	$42,812	$31,421	$8,052	$39,473	108%

(1) Adjustments to Net Earnings relate to the loss on early extinguishment of debt in fiscal 2021 and the Shave Care impairment charges and the gain on the dissolution of the PGT Healthcare partnership in fiscal 2019.

Constant Currency Core Before-Tax Operating Profit 3 Year CAGR

(Amounts in millions, unless otherwise noted)

	FY 2020-21	FY 2019-20	FY 2018-19	FY 2017-18
Before-Tax Operating Profit	$17,986	$15,706	$5,487	$13,363
Incremental Restructuring	—	438	403	725
Shave Care Impairment	—	—	8,345	—
Rounding	—	(1)	1	—
Core Before-Tax Operating Profit	17,986	16,143	14,236	14,088
Currency impact	206	481	1,195
Constant Currency Core Before-Tax Operating Profit	18,192	16,624	15,431
Percentage change versus the prior period Core Before-Tax Operating Profit	12.7%	16.8%	9.5%
3 Year Compound Annual Growth Rate	13.0%

2021 Proxy Statement A-3

EXHIBIT A

Core EPS

	FY 2020-21	FY 2019-20
Diluted Net Earnings Per Share attributable to P&G	$5.50	$4.96
Incremental Restructuring	—	0.16
Early Debt Extinguishment Charges	0.16	—
Core EPS	$5.66	$5.12
Percentage change vs. prior period	11%

Note–All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Core EPS 3 Year CAGR

	FY 2020-21	FY 2019-20	FY 2018-19	FY 2017-18
Diluted Net Earnings Per Share attributable to P&G	$5.50	$4.96	$1.43	$3.67
Incremental Restructuring	—	0.16	0.13	0.23
Early Debt Extinguishment Charges	0.16	—	—	0.09
Transitional Impact of the U.S. Tax Act	—	—	—	0.23
Shave Care Impairment	—	—	3.03	—
Anti-Dilutive Impacts	—	—	0.06	—
Gain on Dissolution of PGT Healthcare Partnership	—	—	(0.13)	—
Core EPS	$5.66	$5.12	$4.52	$4.22
3 Year Compound Annual Growth Rate	10.3%

Note–All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

A-4 The Procter & Gamble Company

EXHIBIT B

EXHIBIT B

The Procter & Gamble Company Audit Committee Policies

I. Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee (the “Committee”) has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

A.

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the fourth quarter of each fiscal year outlining the scope of the audit services proposed to be performed during the coming fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee.

B.	The independent auditor will submit to the Committee for approval an audit services fee proposal with the engagement letter.

C.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

D.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

E.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Senior Vice President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

2021 Proxy Statement B-1

SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. Eastern Time on October 11, 2021. Have your proxy/voting instruction card in hand when you access the website and follow the instructions on the website.

During The Meeting - Go to www.virtualshareholdermeeting.com/PG2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. Eastern Time on October 11, 2021. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided, or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D58636-P60359	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE PROCTER & GAMBLE COMPANY
Vote on Directors
The Board of Directors recommends a vote FOR the following action:
1. ELECTION OF DIRECTORS	For	Against	Abstain
Nominees: 1a. B. Marc Allen	☐	☐	☐		For	Against	Abstain

1b. Angela F. Braly	☐	☐	☐	1k. Margaret C. Whitman	☐	☐	☐
1c. Amy L. Chang	☐	☐	☐	1l. Patricia A. Woertz	☐	☐	☐

1d. Joseph Jimenez	☐	☐	☐	Vote on Proposals

1e. Christopher Kempczinski	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposals:
1f. Debra L. Lee	☐	☐	☐	2. Ratify Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐
1g. Terry J. Lundgren	☐	☐	☐	3. Advisory Vote to Approve the Company’s Executive Compensation (the “Say on Pay” vote)	☐	☐	☐
1h. Christine M. McCarthy	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposals:
1i. Jon R. Moeller	☐	☐	☐	4. Shareholder Proposal - Inclusion of Non-Management Employees on Director Nominee Candidate Lists	☐	☐	☐
1j. David S. Taylor	☐	☐	☐
NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

This is notice of the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 12, 2021, at 12:00 p.m. at www.virtualshareholdermeeting.com/PG2021.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card, which is located on the reverse side of this notice.

How to Attend the Virtual Annual Meeting: To support the health and well-being of our employees and shareholders, particularly given the continuing uncertainty of the COVID-19 pandemic and significant variations in local transmission and vaccination rates, this year’s annual meeting of shareholders will be a virtual meeting, held exclusively via live audio webcast at www.virtualshareholdermeeting.com/PG2021. You will not be able to attend in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D58637-P60359

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders – Tuesday, October 12, 2021

With respect to any shares of Common Stock held by the undersigned directly or via the Company’s Direct Stock Purchase Plan, the undersigned hereby appoints Angela F. Braly, W. James McNerney, Jr., and David S. Taylor (the “Proxy Committee”), and each of them, as proxies to attend the annual meeting of shareholders of the Company to be held online on Tuesday, October 12, 2021, at 12:00 p.m. at www.virtualshareholdermeeting.com/PG2021 and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, and FOR the recommendations of the Board of Directors on items 2 and 3 and AGAINST the proposal listed as item 4.

With respect to any shares of Common Stock, Series A ESOP Convertible Class A Preferred Stock, and Series B ESOP Convertible Class A Preferred Stock that are allocated to an account for you as a participant in any of the following plans – The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan, and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”), the undersigned hereby instructs the respective plan fiduciaries to vote such shares as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. The shares of Stock will be voted as follows, unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended. The respective plan fiduciaries will vote the shares of Stock allocated to your accounts in the respective NA Plans as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and any shareholder proposals listed. If the Company’s proxy tabulator does not timely receive your votes or your votes are not properly signed and executed, the respective plan fiduciaries will vote the shares of Stock allocated to your accounts in the respective NA Plans in direct proportion to the voting of the shares of the same Class of Stock with respect to each plan for which the Company’s proxy tabulator timely received properly signed and executed voting instructions. For the Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, the plan fiduciaries also will vote shares of Stock that are not allocated to any accounts in the same manner as shares of Stock for which the Company’s proxy tabulator did not timely receive properly signed and executed voting instructions.

If other matters properly come before the meeting, the Proxy Committee in its discretion will vote all shares of Stock with respect to such matters.

This proxy/voting instruction card is solicited jointly by the Board of Directors of the Company and the respective plan fiduciaries identified above and pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. ET on Monday, October 11, 2021, for shares of Common Stock held directly by you or via the Company’s Direct Stock Purchase Plan to be voted by the Proxy Committee and by 4:00 p.m. ET on Thursday, October 7, 2021 for shares of Company Stock allocated to your accounts in the respective NA Plans to be voted by the respective plan fiduciaries. Broadridge will report separately to the Proxy Committee and to the respective plan fiduciaries as to proxies received and voting instructions provided, respectively. Individual proxy and voting instructions will be kept confidential by Broadridge and not provided to the Company.